Exhibit 10.1

Execution Version

REVOLVING CREDIT AGREEMENT

dated as of March 2, 2017, among

CHENIERE ENERGY, INC.,

as Borrower,

VARIOUS LENDERS AND ISSUING BANKS,

GOLDMAN SACHS BANK USA,

MORGAN STANLEY SENIOR FUNDING, INC.

and

SG AMERICAS SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners,

and

SOCIÉTÉ GÉNÉRALE,

as Administrative Agent

$750,000,000 Revolving Credit Facility

i

4.7	Financial Statements	75
4.8	No Material Adverse Effect	75
4.9	Adverse Proceedings	75
4.10	Payment of Taxes	76
4.11	Properties	76
4.12	Intellectual Property	76
4.13	Environmental Matters	76
4.14	No Defaults	76
4.15	Investment Company Act of 1940	77
4.16	Federal Reserve Regulations; Exchange Act	77
4.17	Employee Matters	77
4.18	Employee Benefit Plans	77
4.19	Certain Fees	78
4.20	Solvency	78
4.21	Compliance with Statutes, Etc.	78
4.22	Disclosure	78
4.23	Sanctions; Anti-Corruption Laws; PATRIOT Act	79
4.24	Security Documents	79
4.25	Insurance	80
4.26	Nature of Business	80
4.27	Ranking	80
4.28	Indebtedness; Investments	80
4.29	EEA Financial Institutions	80

SECTION 5.	AFFIRMATIVE COVENANTS	80
5.1	Financial Statements and Other Reports	80
5.2	Existence	83
5.3	Payment of Taxes and Claims	83
5.4	Maintenance of Properties	83
5.5	Insurance	83
5.6	Books and Records; Inspections	83
5.7	Compliance with Laws	84
5.8	Environmental	84
5.9	Subsidiaries	85
5.10	SPL Proceeds	86
5.11	Further Assurances	86
5.12	Use of Proceeds	86

SECTION 6.	NEGATIVE COVENANTS	86
6.1	Indebtedness	86
6.2	Liens	88
6.3	No Further Negative Pledge	91
6.4	Investments	91
6.5	Financial Covenant	92
6.6	Fundamental Changes	92
6.7	Transactions with Affiliates	92
6.8	Conduct of Business	93

ii

6.9	Speculative Transactions	93
6.10	Restricted Payments	93
6.11	Margin Regulations	94

SECTION 7.	EVENTS OF DEFAULT	94
7.1	Events of Default	94

SECTION 8.	AGENTS	97
8.1	Appointment of Agent	97
8.2	Powers and Duties	98
8.3	General Immunity	98
8.4	Agents Entitled to Act as Lender	99
8.5	Lenders’ Representations, Warranties and Acknowledgment	100
8.6	Right to Indemnity	100
8.7	Successor Administrative Agent	101
8.8	Security Documents	102
8.9	Withholding Taxes	103
8.10	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	104

SECTION 9.	MISCELLANEOUS	105
9.1	Notices	105
9.2	Expenses	107
9.3	Indemnity	108
9.4	Set Off	110
9.5	Amendments and Waivers	110
9.6	Successors and Assigns; Participations	113
9.7	Independence of Covenants	118
9.8	Survival of Representations, Warranties and Agreements	118
9.9	No Waiver; Remedies Cumulative	118
9.10	Marshalling; Payments Set Aside	119
9.11	Severability	119
9.12	Obligations Several; Independent Nature of Lenders’ Rights	119
9.13	Headings	119
9.14	APPLICABLE LAW	119
9.15	CONSENT TO JURISDICTION	120
9.16	WAIVER OF JURY TRIAL	120
9.17	Confidentiality	121
9.18	Usury Savings Clause	122
9.19	Effectiveness; Counterparts	123
9.20	Entire Agreement	123
9.21	PATRIOT Act	123
9.22	Electronic Execution of Assignments	123
9.23	No Fiduciary Duty	124
9.24	Authorization of Filing of Financing Statements	125

iii

APPENDICES:	A	Commitments
	B	Notice Addresses

SCHEDULES:	I	Knowledge Parties
	4.1	Jurisdictions of Organization
	4.2	Equity Interests and Ownership
	4.11	Real Estate Assets
	6.1	Existing Indebtedness
	6.2	Existing Liens
	6.3	Certain Negative Pledges
	6.7	Certain Affiliate Transactions

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	A-3	Issuance Notice
	B	Note
	C	Compliance Certificate
	D	Restricted Payment Certificate
	E	Assignment Agreement
	F	Reserved
	G	Closing Date Certificate
	H	Pledge and Security Agreement
	I	Intercompany Note
	J	Incumbency Certificate

REVOLVING CREDIT AGREEMENT

This REVOLVING CREDIT AGREEMENT, dated as of March 2, 2017, is entered into by and among CHENIERE ENERGY, INC., a corporation formed under the laws of the State of Delaware (the “Borrower”), the Lenders and Issuing Banks party hereto from time to time and SOCIÉTÉ GÉNÉRALE, as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”), with GOLDMAN SACHS BANK USA, MORGAN STANLEY SENIOR FUNDING, INC. and SG AMERICAS SECURITIES, LLC, as Joint Lead Arrangers and Joint Bookrunners (in such capacity, “Arrangers”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 (Definitions) hereof;

WHEREAS, the Lenders have agreed to extend to Borrower a credit facility consisting of up to $750,000,000 aggregate principal amount of revolving Commitments;

WHEREAS, the proceeds of the Commitments will be used, subject to Section 2.4 (Use of Proceeds), (a) for general corporate purposes of Borrower (including with respect to the issuance of Letters of Credit), and (b) to fund, directly or indirectly, equity capital contributions by Borrower to Cheniere CCH Holdco II, LLC (“CCH HoldCo II”) and its Subsidiaries, including related fees and expenses; and

WHEREAS, Borrower has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of the Secured Parties, a first-priority Lien (subject to Permitted Liens) on substantially all of its personal, real and mixed assets and property, including a pledge of all of the Equity Interests of each of the Pledged Entities.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.    DEFINITIONS AND INTERPRETATION

1.1    Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Adjusted LIBO Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a LIBO Rate Loan, the rate per annum obtained by dividing (i) (a) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average London interbank offered rate administered by ICE Benchmark Administration Limited (or any other Person which takes over the administration of that rate) (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the Interpolated Rate; or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average London interbank offered rate administered by ICE Benchmark Administration Limited (or any other Person which takes over the administration of that rate) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (d) in the event the rates referenced in the preceding clauses (a), (b) and (c) are not available, the rate per annum equal to the offered quotation rate to first-class banks in the London interbank market by Administrative Agent for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in immediately available funds comparable to the principal amount of the applicable Loan of Administrative Agent, in its capacity as a Lender, for which the Adjusted LIBO Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement; provided that, notwithstanding the foregoing, the Adjusted LIBO Rate shall at no time be less than zero.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, claim (including any Environmental Claims), proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the Knowledge of Borrower, threatened in writing against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries.

“Affected Lender” as defined in Section 2.15(b) (Illegality or Impracticability of LIBO Rate Loans).

“Affected Loans” as defined in Section 2.15(b) (Illegality or Impracticability of LIBO Rate Loans).

“Affiliate” means, with respect to any Person, another Person that directly or indirectly Controls, or is under common Control with, or is Controlled by, such Person and, if such Person is an individual, any member of the immediate family (including parents, spouse, children and siblings) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is Controlled by any such member or trust. Notwithstanding the foregoing, (a) the definition of “Affiliate” shall not encompass any individual solely by reason of his or her being a director, officer, manager or employee of any Person and (b) no Agent or Lender shall be deemed to be an Affiliate of the Borrower or any Subsidiary thereof solely as a result of its capacity as such.

“Agent Affiliates” as defined in Section 9.1(b)(iii) (Electric Communications).

“Agent(s)” means each of (a) Administrative Agent, (b) Collateral Agent, (c) Arrangers, and (d) any other Person appointed under the Financing Documents to serve in an agent or similar capacity.

“Aggregate Amounts Due” as defined in Section 2.14 (Ratable Sharing).

“Aggregate Availability” means, as of any date of determination, the positive difference (if any) between (i) the aggregate amount of Commitments as of such date and (ii) the Total Utilization of Commitments as of such date.

“Agreement” means this Revolving Credit Agreement, dated as of March 2, 2017.

“Anti-Corruption Laws” as defined in Section 4.23 (Sanctioned Persons; Anti-Corruption Laws; PATRIOT Act).

“Anti-Terrorism and Money Laundering Laws” means any of the following: (a) Section 1 of Executive Order 13224 of September 24, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (Title 12, Part 595 of the US Code of Federal Regulations), (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the US Code of Federal Regulations), (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the US Code of Federal Regulations), (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the US Code of Federal Regulations), (e) the USA Patriot Act of 2001 (Pub. L. No. 107-56), (f) the U.S. Money Laundering Control Act of 1986, (g) the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq., (h) Laundering of Monetary Instruments, 18 U.S.C. section 1956, (i) Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957, (j) the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations (Title 31 Part 103 of the US Code of Federal Regulations), (k) any other similar federal Government Rule having the force of law and relating to money laundering, terrorist acts or acts of war, and (l) any regulations promulgated under any of the foregoing.

“Applicable Aggregate Stated Amount” as defined in Section 2.2(b)(i) (Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit).

“Applicable Beneficiary” as defined in Section 2.2(b)(i) (Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit).

“Applicable Issuing Bank” as defined in Section 2.2(b)(i) (Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit).

“Applicable Margin” means (a) with respect to Loans that are LIBO Rate Loans and with respect to Letter of Credit Fees, 3.25% per annum and (b) with respect to Loans that are Base Rate Loans, 2.25% per annum.

“Applicable Reserve Requirement” means, at any time, for any LIBO Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the applicable Adjusted

LIBO Rate or any other interest rate of a Loan is to be determined, or (b) any category of extensions of credit or other assets which include LIBO Rate Loans. A LIBO Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on LIBO Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that Borrower provides to Administrative Agent pursuant to any Financing Document or the transactions contemplated therein which is distributed to Agents, Lenders or Issuing Banks by means of electronic communications pursuant to Section 9.1(b) (Electronic Communications).

“Arranger Fee Letter” means each fee letter, dated as of the date hereof, between an Arranger and Borrower.

“Arrangers” as defined in the preamble hereto.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of the businesses, assets or properties of any kind of Borrower (but not any of its Subsidiaries), whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, other than (a) sales or other dispositions of assets that are obsolete, worn-out, superfluous or no longer used or useful in the ordinary course of Borrower’s business and that could not reasonably be expected to result in a Material Adverse Effect, (b) sales or other dispositions of LNG, Gas or other commercial products or inventory or equipment in the ordinary course of Borrower’s business and the leasing or sub-leasing of real property in the ordinary course of the Borrower’s business, (c) issuances of Equity Interests by the Borrower, (d) Restricted Payments made in accordance with this Agreement, (e) dispositions of Cash or Cash Equivalents, (f) dispositions in compliance with any applicable Government Rule or Government Approval, (g) a grant of any Permitted Lien in accordance with Section 6.2 (Liens), (h) sales, discounting or forgiveness of accounts receivable in the ordinary course of the Borrower’s business or in connection with the collection or compromise thereof, (i) entry into or termination of any Interest Rate Agreement (or any guarantee thereof), any Currency Agreement (or any guarantee thereof) or any guarantee of any Commodity Hedge Agreement to the extent, in each case, permitted by Section 6.9 (Speculative Transactions), (j) any disposition of any Ingleside Marine Terminal Properties, (k) any disposition of Equity Interests in CQH for aggregate consideration, when taken together with any dispositions by CQH, CMI and CCH HoldCo II (or any of their respective Subsidiaries) and any disposition of any CQP IDRs or Equity Interests in CQP GP pursuant to clause (i) of the definition of “Subsidiary Asset Sale,” of less than $10,000,000 during any Fiscal Year or (l) any disposition of other assets for aggregate consideration of less than $75,000,000 during any Fiscal Year.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.

“Assignment Effective Date” as defined in Section 9.6(b) (Register).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer, chief accounting officer, treasurer, secretary, assistant secretary or other named officer of such Person (or, in the case of a limited partnership, of the general partner, acting on behalf of such limited partnership); provided that, the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to Administrative Agent as to the authority of such Authorized Officer.

“Auto-Extension Letter of Credit” as defined in Section 2.2(b)(iii) (Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit).

“Auto-Reinstatement Letter of Credit” as defined in Section 2.2(b)(iv) (Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit).

“Availability Period” means the period from the Closing Date to but excluding the Commitment Termination Date.

“Available Liquidity” means, as of any date of determination, an amount equal to the sum of (a) Borrower’s Unrestricted Cash as of such date and (b) the Aggregate Availability as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code as now and hereafter in effect, or any successor statute.

“Base GCP Amount” as defined in Section 2.4 (Use of Proceeds).

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (iii) the sum of (x) the Adjusted LIBO Rate that would be payable on such day for a LIBO Rate Loan with a one-month interest period plus (y) 1.00%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower” as defined in the preamble hereto.

“Business Day” means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (b) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBO Rate or any LIBO Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person; provided that, notwithstanding any changes adopted or required to be adopted by Borrower after the date of this Agreement as a result of any actual or proposed update to accounting standards, including, in particular, Accounting Standards Update (ASU) 2016-02 Leases (Topic 842), any successor proposal, any implementation thereof, any oral or public deliberations by the Financial Accounting Standards Board regarding the foregoing, or any other change in GAAP that would require the obligations of a Person in respect of an operating lease or a lease that would be treated as an operating lease on the date of this Agreement to be recharacterized as a Capital Lease, only leases that would be classified as capital leases under GAAP as in effect on the date of this Agreement (whether or not such leases were in effect) shall constitute Capital Leases for purposes of this definition.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Collateralize” means to pledge and deposit (as a first-priority perfected security interest) with or deliver to Administrative Agent, for the benefit of Administrative Agent, the applicable Issuing Bank and the Lenders, as collateral for L/C Obligations, Cash or, if the applicable Issuing Bank benefitting from such collateral shall agree in its sole discretion, other credit support. “Cash Collateral” and “Cash Collateralization” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as at any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within three months after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within three months after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (d) certificates of deposit, Dollar-denominated time deposits, overnight bank deposits or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $500,000,000; and (e) any money market mutual fund that (i) complies with the criteria set forth in Securities and Exchange Commission Rule 2a-7 (or any successor rule) under the Investment Company Act of 1940; (ii) is rated either BBB+ by S&P and Baa1 by Moody’s or at least 95% of the assets of which constitute Cash Equivalents described in clauses (a) through (d) of this definition and/or Dollars; and (iii) has net assets of not less than $500,000,000.

“Cash Flow Available for Debt Service” means, in respect of any period, the Net Income of Borrower for such period plus, (i) without duplication and to the extent not reflected in such Net Income, (A) dividends and distributions actually paid in Cash to Borrower by its Subsidiaries during such period and (B) payments received in Cash by Borrower in repayment of good-faith loans made by Borrower to any of its Subsidiaries, plus, (ii) without duplication and to the extent reflected as a charge in the statement of such Net Income for such period, the sum of (A) income tax expense, (B) interest expense of Borrower, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (C) depreciation and amortization expense, (D) amortization of intangibles (including goodwill) and organization costs, (E) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Net Income for such period, losses on sales of assets outside of the ordinary course of business), and (F) any other non-cash charges, losses or expenses, and minus, (iii) to the extent included in the statement of such Net Income for such period, the sum of (A) interest income (except to the extent deducted in determining such Net Income), (B) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (C) any other non-cash income, (D) any cash payments made during such period in respect of items described in clause (ii)(E) above subsequent to the Fiscal Quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Net Income, and (E) income tax gains, all as determined on an unconsolidated basis.

“CCH” means Cheniere Corpus Christi Holdings, LLC.

“CCH Change of Control” means Borrower at any time shall fail to own, directly or indirectly in the aggregate, more than 50% of the economic interests in CCH, or control, directly or indirectly, more than 50% of the aggregate ordinary voting power of CCH.

“CCH Common Terms Agreement” means the Common Terms Agreement, dated as of May 13, 2015, by and among CCH, the guarantors party thereto, Société Générale, as term loan facility agent, each other facility agent from time to time party thereto, and Société Générale, as intercreditor agent.

“CCH ECA” means the Equity Contribution Agreement, dated as of May 13, 2015, by and between Borrower and CCH.

“CCH Equity Contributions” means equity contributions made to CCH Holdco II or any of its Subsidiaries or otherwise to the CCH Project, including equity contributions made pursuant to the CCH ECA.

“CCH Financing Documents” means (i) the CCH Common Terms Agreement, (ii) the “Common Security and Account Agreement” (as defined in the CCH Common Terms Agreement), (iii) the “Term Loan Facility Agreement” (as defined in the CCH Common Terms Agreement) and (iv) any “Indenture” (as defined in the CCH Common Terms Agreement).

“CCH HoldCo II” as defined in the recitals.

“CCH Project” means, collectively, the Corpus Christi Pipeline and the Corpus Christi Terminal Facility.

“CCH Working Capital Facility” means the Working Capital Facility Agreement, dated as of December 14, 2016, by and among CCH, as Borrower, Corpus Christi Liquefaction, LLC, Cheniere Corpus Christi Pipeline, L.P. and Corpus Christi Pipeline GP, LLC, as Guarantors, the lenders party thereto from time to time as Working Capital Lenders, the Bank of Nova Scotia and Sumitomo Mitsui Banking Corporation, as Issuing Banks, Mizuho Bank, Ltd., as Swing Line Lender, and the Bank of Nova Scotia, as Working Capital Facility Agent.

“Change in Law” means (A) the issuance or enactment of any treaty, Government Rule or guideline, or any change therein or in the interpretation, administration or application thereof (regardless of whether the underlying treaty, Government Rule or guideline was issued or enacted prior to the date hereof), including the introduction of any new treaty, Government Rule or guideline but excluding solely proposals thereof, or any determination of a Governmental Authority, in each case that becomes effective after the date hereof, or (B) the issuance or making of any guideline, request or directive by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law) or any implementation rules or interpretations of previously issued guidelines, requests or directives, in each case that is issued or made after the date hereof; provided that, for all purposes of the Financing Documents, all requests, rules, guidelines or directives issued or promulgated by (i) any United States or foreign regulatory authority under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) the Bank for International Settlements, the United States regulatory authorities or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) pursuant to Basel III, shall be deemed to be a “Change in Law” regardless of the date adopted, issued, promulgated or implemented.

“Change of Control” means, the occurrence of any of the following:

(a)    any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act), other than Borrower or its Subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Borrower’s Common Equity representing more than 50% of the voting power of Borrower’s Common Equity; or

(b)    consummation of (i) any recapitalization, reclassification or change of Borrower’s Common Equity (other than changes resulting from a subdivision or combination) pursuant to which Borrower’s Common Equity would be converted into, or exchanged for, or represent solely the right to receive, shares, stock or other securities of a Person other than Borrower, or other property or assets (including Cash or any combination thereof) or (ii) any share exchange, consolidation, merger or similar event involving Borrower pursuant to which Borrower’s Common Equity will be converted into, or exchanged for, or represent solely the right to receive, shares, stock or other securities of a Person other than Borrower, or other property or assets (including Cash or any combination thereof) (any such share exchange, consolidation, merger, similar event, transaction or series of transactions being referred to in this clause (b) as an “event”); provided that any such event described in clause (i) or (ii) above (A) where the Persons that “beneficially owned,” directly or indirectly, the voting shares of Borrower immediately prior to such event “beneficially own,” directly or indirectly, more than 50% of the total voting power of all outstanding classes of voting shares or stock of the continuing or surviving Person or transferee or the parent thereof immediately after such event and such holders’ proportional voting power immediately after such transaction vis-à-vis each other with respect to the securities they receive in such transaction will be in substantially the same proportions as their respective voting power vis-à-vis each other immediately prior to such transaction, or (B) effected solely to change Borrower’s jurisdiction of incorporation or to form a holding company for Borrower and that results in a share exchange or reclassification or similar exchange of the outstanding Common Equity solely into shares of common stock or other Common Equity interests of the surviving entity (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ rights) will not constitute a Change of Control.

Notwithstanding the foregoing, a transaction or series of transaction described in clause (a) or clause (b) above (whether or not giving effect to the proviso in clause (b)) shall not constitute a Change of Control if at least 80% of the consideration received or to be received by holders of the Borrower’s Common Equity (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in connection with such transaction or transactions consists of common shares that are traded on NYSE MKT, The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors), or will be so traded immediately following such transaction. For the avoidance of doubt, a transaction or a series of transactions that is not considered a “Change of Control” pursuant to this paragraph shall not be a “Change of Control” solely because such event could also be described by clause (a) or clause (b) above.

“Closing Date” means the date on which all the conditions set forth in Section 3.1 (Closing Date) have been satisfied (or waived in accordance with the terms of this Agreement).

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G.

“CMI” means Cheniere Marketing, LLC.

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations.

“Collateral Agency Appointment Agreement” means the Collateral Agency Appointment Agreement, dated as of the date hereof, by and among Borrower, Administrative Agent and Collateral Agent.

“Collateral Agent” means Société Générale or any successor to it appointed pursuant to the terms of the Collateral Agency Appointment Agreement.

“Commitment” means the commitment of each Lender or Issuing Bank (in such capacity and its capacity as Lender) to make or otherwise fund Loans or to issue Letters of Credit, as applicable, hereunder, and “Commitments” means such commitments of all Lenders and Issuing Banks in the aggregate. The Dollar amount of each Lender’s and Issuing Bank’s Commitment is set forth in Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Commitments as of the Closing Date is $750,000,000.

“Commitment Fees” as defined in Section 2.9(a) (Fees).

“Commitment Termination Date” means the earliest to occur of (i) the Final Maturity Date; (ii) the date the Commitments are permanently reduced to zero pursuant to Section 2.10(b) (Voluntary Commitment Reductions) or Section 2.11 (Mandatory Prepayments) and (iii) the date of the termination of the Commitments pursuant to Section 7.1 (Events of Default).

“Commodity Hedge Agreement” means (a) any agreement (including each confirmation entered into pursuant to any master agreement) providing for any swap, cap, collar, put, call, floor, future, option, spot, forward, power purchase and sale agreement (including, but not limited to, option and heat rate options), fuel purchase and sale agreement, tolling agreement and capacity purchase agreement, and (b) any emissions credit purchase or sale agreement, power transmission agreement, fuel transmission agreement, fuel storage agreement, netting agreement or similar agreement, in each case entered into in respect of any commodity, including any energy management agreements having any such characteristics, and any agreement providing for credit support for any of the foregoing, in all cases whether settled financially or physically.

“Common Equity” of any Person means the Equity Interests of such Person that are generally entitled (a) to vote in the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” (including, with its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Control Agreements” means each control agreement to be executed and delivered by Collateral Agent for the benefit of the Secured Parties, a securities intermediary or depositary bank and Borrower on or following the Closing Date pursuant to the terms of the Pledge and Security Agreement with such modifications as Collateral Agent may reasonably request or approve.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Corpus Christi Pipeline” means the gas pipeline originating at the Corpus Christi Terminal Facility and terminating north of the City of Sinton, Texas, and related facilities.

“Corpus Christi Terminal Facility” means the liquefaction facilities in San Patricio County and Nueces County in the vicinity of Portland, Texas, on the La Quinta Channel in the Corpus Christi Bay, comprising liquefaction trains, LNG storage tanks, and one or more marine berths and supporting facilities.

“Corresponding Amount” as defined in Section 2.3(b) (Availability of Funds).

“CQH” means Cheniere Energy Partners LP Holdings, LLC.

“CQH Change of Control” means the occurrence of any of the following: (a) Borrower shall cease to, directly or indirectly, own and control legally and beneficially on a fully diluted basis more than 50% of the voting rights associated with ownership of all outstanding Equity Interests of all classes of Equity Interests of CQH, (b) Borrower shall cease to hold, directly or indirectly, and control legally and beneficially on a fully diluted basis at least 80% of the economic rights associated with ownership of all outstanding Equity Interests of all classes of Equity Interests of CQH or (c) CQH disposes of any of the limited partnership interests of CQP held by CQH as of the Closing Date.

“CQP” means Cheniere Energy Partners, L.P.

“CQP Change of Control” means the occurrence of any of the following: (a) Borrower shall cease to, directly or indirectly, own and control legally and beneficially on a fully diluted basis more than 50% of the voting rights associated with ownership of all outstanding Equity Interests of all classes of Equity Interests of CQP GP, (b) CQP GP shall cease to be the general partner of CQP, (c) CQP shall cease to hold, directly or indirectly, and control legally and beneficially on a fully diluted basis all of the economic and voting rights associated with ownership of all outstanding Equity Interests of all classes of Equity Interests of each of Cheniere Creole Trail Pipeline, L.P. and Sabine Pass LNG, L.P. or (d) CQP shall cease to hold, directly or indirectly, and control legally and beneficially on a fully diluted basis more than 50% of the economic and voting rights associated with ownership of all outstanding Equity Interests of all classes of Equity Interests of SPL.

“CQP GP” means Cheniere Energy Partners GP, LLC.

“CQP IDRs” means the Incentive Distribution Rights, as that term is defined in that certain Third Amended and Restated Agreement of Limited Partnership of CQP, dated as of August 9, 2012 (as in effect on the Closing Date without giving effect to any amendment thereto).

“Credit Date” means the date of a Credit Extension.

“Credit Extension” means the making of a Loan or the issuing, amending or extending of a Letter of Credit.

“Cross-Acceleration Parties” means, collectively, SPL, CQP, CCH HoldCo II, CCH and CMI.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or any other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means subject to Section 2.19(b) (Defaulting Lender Cure), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent, applicable Issuing Bank or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified Borrower, Administrative Agent or the applicable Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Administrative Agent, Borrower or the applicable Issuing Bank, to confirm in writing to Administrative Agent, or such Issuing Bank, and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent, the applicable Issuing Bank and Borrower), (d) Administrative Agent has received notification that such Lender has, or has a direct or indirect parent company that is (x) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (y) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (e) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Derivative Counterparties” as defined in Section 9.23 (No Fiduciary Duty).

“Derivatives” as defined in Section 9.23 (No Fiduciary Duty).

“Discharge of Obligations” means:

(a)    payment in full in cash of (i) the outstanding principal amount of Loans under this Agreement, (ii) Unreimbursed Amounts and (iii) interest accrued and owing at or prior to the time such amounts are paid (including interest and fees accruing (or which would, absent the commencement of any case or proceeding under any Debtor Relief Laws of Borrower, accrue) on or after the commencement of any case or proceeding under any Debtor Relief Laws of Borrower, whether or not such interest would be allowed in such case or proceeding), on all Indebtedness outstanding under this Agreement and the other Financing Documents;

(b)    the termination or expiration of all Commitments, if any, to extend credit (including the issuance of any Letter of Credit) that would constitute Obligations;

(c)    cancellation, termination or Cash Collateralization (including pursuant to a letter of credit issued by a financial institution for the benefit of each Issuing Bank satisfactory to such Issuing Bank in its sole discretion) at 103% of the aggregate maximum amount available to be drawn (in a manner reasonably satisfactory to Administrative Agent, and the applicable Issuing Bank and to the extent not already funded in such amount) under all Letters of Credit issued and outstanding under the Financing Documents; and

(d)    payment in full in cash of all other Obligations that are then due and payable or otherwise accrued and owing at or prior to the time such amounts are paid, including all obligations outstanding under this Agreement which constitute Obligations (in each case, other than contingent indemnification obligations with respect to which no claim is outstanding).

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part or (iii) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Final Maturity Date, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations, the cancellation or expiration (without any pending drawings) of all Letters of Credit and the termination of the Commitments.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person other than a natural Person that is (a) a Lender, an Issuing Bank, an Arranger, an Affiliate of any Lender or Arranger or Issuing Bank or a Related Fund (any two (2) or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), or (b) a commercial bank, insurance company or mutual fund; provided that no Defaulting Lender, Borrower or Affiliate of Borrower shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is, or was within the six-year period immediately preceding the date hereof, sponsored, maintained or contributed to by, or required to be contributed to by, Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any written notice of noncompliance or violation, investigation, claim, administrative, regulatory, or judicial action, suit, judgment, written demand with respect to or arising in connection with Borrower or any Subsidiary of Borrower, by any other Person alleging or asserting liability under any Environmental Law, including for investigatory costs, costs of response, removal, remediation or cleanup, governmental response costs, attorneys’ fees, damages to the environment, natural resources, fines, or penalties arising out of, based on or resulting from (a) the presence, use, or Release into the environment of any Hazardous Substances or (b) any fact, circumstance, condition, or occurrence forming the basis of any violation, or alleged violation, of or liability under any Environmental Laws or Government Approvals issued pursuant to Environmental Law.

“Environmental Laws” means any applicable laws, statutes, regulations, rules, ordinances, orders, decrees, rulings, judgments, writs, decisions, injunctions, or binding directives of a Governmental Authority having jurisdiction over or imposing legal requirements on Borrower or any Subsidiary of Borrower concerning human health or safety as related to any Hazardous Substance, natural resources, plant and animal species or the use or Release into the environment of any Hazardous Substances, including the Clean Air Act (42 U.S.C. §7401 et seq.), the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (42 U.S.C.§9601 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), the Safe Drinking Water Act (42 U.S.C. §300f et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Section 10 of the Rivers and Harbors Act of 1899 (33 U.S.C. § 403), the Endangered Species Act (16 U.S.C. §1531 et seq.), the Bald and Golden Eagle Protection Act (16 U.S.C. §668 et seq.), the Migratory Bird Treaty Act (16 U.S.C. §703 et seq.), the National Environmental Policy Act (42 U.S.C. § 4321 et seq.), the National Historic Preservation Act (16 U.S.C. § 468-468d), the Emergency Planning and Community Right to Know Act (42 U.S.C. § 11001 et seq.), the Pollution Prevention Act (42 U.S.C. § 13101 et seq.), the Oil Pollution Act (42 U.S.C. 11001 et seq.), the Louisiana Solid Waste Management and Resource Recovery Law (La. R.S. 30:2151 et seq.), the Louisiana Hazardous Waste Control Law (La. R.S. 30:2171 et seq.), the Louisiana Inactive and Abandoned Hazardous Waste Site Law (La. R.S. 30:2221 et seq.), the Louisiana Hazardous Substance Remedial Act (La. R.S. 30:2271 et seq.), and the regulations promulgated pursuant to any of the foregoing and similar federal, state and local statutes, all as may be amended from time to time.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty (30) day notice to PBGC has been waived by regulation in effect on the date hereof under subclause .23, .27, .28 or .31 of such regulation); (b) the failure to meet the minimum funding standard of Sections 412 and 430 of the Internal Revenue Code and Sections 302 and 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code and Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two (2) or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might reasonably constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization, or is in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, against Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (i) receipt from the IRS of notice of the failure of any Pension Plan of Borrower or any of its Subsidiaries (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any such Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (j) the imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means each of the conditions or events set forth in Section 7.1 (Events of Default).

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” means “Excluded Assets” as defined in the Pledge and Security Agreement.

“Excluded Subsidiary” means CCH HoldCo II and any other Subsidiary of Borrower, the Equity Interests in which are not required to be pledged pursuant to the Pledge and Security Agreement.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 2.20 (Removal or Replacement of a Lender)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17 (Taxes; Withholding, Etc.), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) any amount of Tax arising solely because of the failure of such Recipient to comply with Section 2.17(c) (Status of Lenders) and (d) any Taxes imposed under FATCA.

“Fair Labor Standards Act” means the Fair Labor Standards Act of 1938.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement between a non-U.S. jurisdiction and the United States of America with respect to the foregoing and any law, regulation or practice adopted pursuant to any such intergovernmental agreement.

“Federal Funds Effective Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the

Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that, (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day; (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent and (c) notwithstanding the foregoing, the Federal Funds Effective Rate shall at no time be less than zero.

“Fee Letters” means collectively (a) the fee letter, dated as of the date hereof, between Administrative Agent and Borrower, (b) the fee letter, dated as of the date hereof, between Collateral Agent and Borrower and (c) each Arranger Fee Letter.

“FERC” means the Federal Energy Regulatory Commission and any successor thereto.

“Final Maturity Date” means the earlier of (a) the fourth (4th) anniversary of the Closing Date and (b) the date all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer, treasurer, chief accounting officer or vice president, finance of Borrower that such financial statements fairly present, in all material respects, the consolidated or unconsolidated, as applicable, financial condition of Borrower as at the dates indicated and the results of its operations and its cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financing Document” means any of this Agreement, the Notes, if any, the Security Documents, any Issuer Documents, the Fee Letters, the Collateral Agency Appointment Agreement and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of Borrower for the benefit of any Agent, any Issuing Bank or any Lender in connection herewith on or after the date hereof.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower ending on December 31st of each calendar year.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession.

“Gas” means any hydrocarbon or mixture of hydrocarbons consisting predominantly of methane which is in a gaseous state.

“GCP Material Adverse Effect” means a material adverse change in or effect on:

(a)     the business, financial condition or results of operations of Borrower and its Subsidiaries, taken as a whole,

(b)    Borrower’s ability to perform its material obligations under the Financing Documents;

(c)    the security interests created by or under the relevant Security Documents, taken as a whole, including the material impairment of the rights of or benefits or remedies, taken as a whole, available to the Secured Parties; or

(d)    the validity or enforceability of this Agreement or any of the other Financing Documents.

“Governmental Authority” means any foreign, federal, state, regional, tribal or local government or political subdivision thereof or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and having jurisdiction over the Person or matters in question.

“Government Approval” means (a) any authorization, consent, approval, license, lease, ruling, permit, tariff, rate, certification, waiver, exemption, filing, variance, order, judgment, or decree of, by, from or with, (b) any declaration of or with or (c) any registration by or with, any Governmental Authority.

“Government Rule” means any statute, law, regulation, ordinance, rule, judgment, order, decree, directive, requirement of, or other governmental restriction or any similar binding form of decision of or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, which is applicable to any Person, whether now or hereafter in effect.

“Hazardous Substances” means any hazardous substances, pollutants, contaminants, wastes, or materials (including petroleum (including crude oil or any fraction thereof), petroleum wastes, radioactive material, hazardous wastes, toxic substances, urea formaldehyde insulation, lead-based paint, radon gas, or asbestos or any materials containing asbestos) designated, regulated, or defined under or with respect to which any requirement or liability may be imposed pursuant to any Environmental Law.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Honor Date” as defined in Section 2.2(c)(i) (Drawings and Reimbursements).

“Increased Cost Lender” as defined in Section 2.20 (Removal or Replacement of a Lender).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person in respect of the deferred purchase price of property (excluding any earn-out, purchase price adjustment or similar obligations, except to the extent required to be reported as a liability on the balance sheet of such Person) or services (excluding current accounts payable incurred in the ordinary course of business and any obligation that Borrower has discretion to satisfy with equity of the Borrower), (d) all direct or indirect guarantees by such Person of Indebtedness of others, (e) the capitalized portions of all Capital Lease obligations that appear on the balance sheet of such Person, (f) all reimbursement obligations of such Person as an account party in respect of payments under letters of credit and letters of guaranty, (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) Disqualified Equity Interests, and (i) net obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including under any Interest Rate Agreement, in each case, whether entered into for hedging or speculative purposes or otherwise, in each case, valued on any date at the net hedging termination value thereof.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

i.    contingent obligations incurred in the ordinary course of business;

ii.    in connection with the purchase by Borrower of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided that at the time of closing the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter; or

iii.    any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, preparation, study, sampling, monitoring, maintenance, testing, abatement, cleanup, removal, remediation or other response action required pursuant to Environmental Law to remove, remediate, clean up or abate any Hazardous Substance), expenses and disbursements arising out of the foregoing (including the reasonable fees and disbursements of counsel for Indemnitees in connection with or as a result of any action, claim, litigation, proceeding, investigation or hearing commenced or threatened by any Person, whether or not brought by Borrower, its equity holders or creditors or an Indemnitee, against any Person, and whether or not any such Indemnitee shall be otherwise designated as a party or a potential party thereto, and without regard to the exclusive or contributory negligence of such Indemnitee, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, including shareholders, partners, members or other equity holders of Borrower (or its Affiliates), in any manner relating to or arising out of (a) this Agreement or the other Financing Documents or Letters of Credit or the transactions contemplated hereby or thereby or any matter referred to herein and therein (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Financing Documents or Letters of Credit, or any enforcement of any of the Financing Documents (including any sale of, collection from, or other realization upon any of the Collateral)); or (b) any liability arising under Environmental Law or with respect to the actual or alleged presence or release of Hazardous Substances at any location, or exposure of any person to Hazardous Substances, including, but not limited to, any Environmental Claim, related to Borrower or any of its Subsidiaries, including with respect to any past or present activity, operation, land ownership or practice of Borrower or any of its Subsidiaries.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Financing Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” as defined in Section 9.3(a) (Indemnity).

“Information” as defined in Section 4.22 (Disclosure).

“Ingleside Marine Terminal Properties” means all or any part of the deepwater terminal consisting of the 552 acre marine industrial site and the 158 acre hub/aggregation site, each located in San Patricio County, Texas, and related rights, privileges, appurtenances, licenses, permits and rights-of-way.

“Intellectual Property” means “Intellectual Property” as defined in the Pledge and Security Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit I evidencing Indebtedness owed among Borrower and its Subsidiaries.

“Interest Coverage Ratio” means, for any period, the ratio of (a) Cash Flow Available for Debt Service for such period to (b) Interest Expense for such period.

“Interest Expense” means, for any period, total cash interest expense (including that attributable to Capital Lease obligations) of Borrower (on an unconsolidated basis) for such period with respect to all outstanding Indebtedness of Borrower (including all commissions, discounts and other fees and charges owed by Borrower with respect to letters of credit and bankers’ acceptance financing).

“Interest Payment Date” means with respect to (a) any Loan that is a Base Rate Loan, the last Business Day of each March, June, September and December of each year, commencing on the first such date to occur after the Closing Date; and (b) any Loan that is a LIBO Rate Loan, the last day of each Interest Period applicable to such Loan; provided that, in the case of each Interest Period of longer than three (3) months, “Interest Payment Date” shall also include each date that is three (3) months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a LIBO Rate Loan, an interest period of one (1), two (2), three (3) or six (6) months or, if agreed to by all relevant Lenders, twelve (12) months, as selected by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided that, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c), of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period shall extend beyond the Commitment Termination Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two (2) Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986.

“Interpolated Rate” means, in relation to the Adjusted LIBO Rate, the rate which results from interpolating on a linear basis between (a) the applicable Adjusted LIBO Rate for the longest period (for which that Adjusted LIBO Rate is available) which is less than the Interest Period of the applicable Loan; and (b) the applicable Adjusted LIBO Rate for the shortest period (for which that Adjusted LIBO Rate is available) which exceeds the Interest Period of the applicable Loan, each as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to the commencement of such Interest Period of that Loan.

“Investment” means (a) any direct purchase or other acquisition by Borrower of, or of a beneficial interest in, any of the Equity Interests of any other Person; (b) any direct redemption, retirement, purchase or other acquisition for value, by Borrower from any Person, of any Equity Interests of such Person; (c) any direct loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Borrower to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; and (d) all investments consisting of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement, whether entered into for hedging or speculative purposes or otherwise. The amount of any Investment of the type described in clauses (a), (b) and (c) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment, but after giving effect to any repayment of principal in the case of Investments in the form of loans and any return of capital or return on Investment in the case of equity Investments (whether as a distribution, dividend, redemption or sale).

“IRS” means the U.S. Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit A-3.

“Issuer Documents” means with respect to any Letter of Credit, any Issuance Notice, any Letter of Credit application required by the applicable Issuing Bank to be completed and any other document, agreement and instrument entered into by any Issuing Bank and Borrower or in favor of the Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means, as of the Closing Date, Bank of America, N.A.; Credit Suisse AG, Cayman Islands Branch; Goldman Sachs Bank USA; HSBC Bank USA, National Association; Mizuho Bank, Ltd.; Morgan Stanley Senior Funding, Inc.; Royal Bank of Canada; Société Générale and Sumitomo Mitsui Banking Corporation (together with their permitted successors and assigns in such capacity), or any Person that becomes an Issuing Bank in accordance with the provisions hereof, including Section 2.2(l) (Resignation as Issuing Bank), Section 2.2(m) (Replacement of Issuing Bank), Section 9.6(c) (Right To Assign), as applicable, together with its permitted successors and assigns in such capacity. Notwithstanding anything herein to the contrary, at no point will any Issuing Bank be expected to issue a commercial letter of credit or direct pay Letters of Credit (i.e., Letters of Credit that at the time of issuance thereof Borrower expects will be drawn upon in the ordinary course). Any reference to “Issuing Bank” herein shall be to the applicable Issuing Bank, as appropriate.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Knowledge” means, with respect to Borrower, the actual knowledge of any Person holding any of the positions (or successor position to any such position) set forth in Schedule I; provided that each such Person shall be deemed to have knowledge of all events, conditions and circumstances described in any notice delivered to Borrower pursuant to the terms of this Agreement or any other Financing Document.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Obligations” means, as at any date of determination, the aggregate maximum amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts not refinanced by a Loan. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4 (Letter of Credit Amounts). For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” means each bank, financial institution or institutional lender listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Letter of Credit” means any letter of credit issued hereunder pursuant to Section 2.2(a) (Letter of Credit Commitment) and shall be a standby letter of credit.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the Commitment Termination Date.

“Letter of Credit Fee” as defined in Section 2.2(h) (Letter of Credit Fees).

“Letter of Credit Issuance Commitment” means an Issuing Bank’s Commitment less any outstanding Loans made by such Issuing Bank, as the case may be.

“LIBO Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Lien” means (a) any lien, mortgage, pledge, assignment, security interest, hypothecation, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“LNG” means Gas in a liquid state at or below its boiling point at a pressure of approximately one atmosphere.

“Loan” means a loan made by a Lender to Borrower pursuant to Section 2.1 (Revolving Commitments) or deemed made by an Issuing Bank to Borrower pursuant to Section 2.2(c) (Drawings and Reimbursements).

“Margin Stock” as defined in Regulation U.

“Material Adverse Effect” means a material adverse change in or effect on:

(a)    the business, financial condition or results of operations of Borrower and its Subsidiaries, taken as a whole, that has a material adverse effect on Borrower’s ability to perform its material payment obligations under the Financing Documents;

(b)    the security interests created by or under the relevant Security Documents, taken as a whole, including the material impairment of the rights of or benefits or remedies, taken as a whole, available to the Secured Parties; or

(c)    the validity or enforceability of this Agreement or any of the other Financing Documents.

“Mechanics’ Liens” means carriers’, warehousemen’s, laborers’, mechanics’, workmen’s, materialmen’s, repairmen’s, construction or other like statutory Liens.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of Cash an amount equal to 103% of the outstanding L/C Obligations of the applicable Issuing Bank with respect to Letters of Credit issued and outstanding at such time, and (b) otherwise, an amount determined by Administrative Agent and the applicable Issuing Bank, as applicable, in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 3(37) of ERISA which is, or was within the six-year period immediately preceding the date hereof, contributed to by, or required to be contributed by, Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Net Asset Sale Proceeds” means, an amount equal to, (a) with respect to any Asset Sale: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Borrower from such Asset Sale, minus (ii) any bona fide direct costs incurred by Borrower in connection with such Asset Sale, including (A) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (B) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (C) any transfer or similar taxes payable by the seller and (D) a reasonable reserve for any post-closing adjustments and indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Borrower in connection with such Asset Sale; provided that, upon release of any such reserve to Borrower, the amount released shall be considered Net Asset Sale Proceeds; and (b) with respect to any Subsidiary Asset Sale: Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by the applicable Subsidiary of Borrower from such Subsidiary Asset Sale, but only to the extent (and in the amount) of such Cash payments actually received by Borrower from such Subsidiary (by way of a distribution, dividend or otherwise).

“Net Debt Proceeds” means, an amount equal to, with respect to the incurrence of any Indebtedness by Borrower, other than Indebtedness permitted to be incurred under Section 6.1 (Indebtedness), the Cash proceeds received from such incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net Income” means, for any period, the net income (or loss) of Borrower for such period, determined on a unconsolidated basis in accordance with GAAP.

“Non-Consenting Lender” as defined in Section 2.20 (Removal or Replacement of a Lender).

“Non-Extension Notice Date” as defined in Section 2.2(b)(iii) (Procedures for Issuance and Amendments of Letters of Credit; Auto-Extension Letters of Credit).

“Non-Public Information” means material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to Borrower or its Affiliates or their Securities.

“Non-Ratable Letter of Credit” as defined in Section 2.2(b)(i) (Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit).

“Non-Reinstatement Deadline” as defined in Section 2.2(b)(iv) (Procedures for Issuance and Amendments of Letters of Credit; Auto-Extension Letters of Credit).

“Note” means a promissory note in the form of Exhibit B, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Notice” means a Funding Notice, Issuance Notice, or a Conversion/Continuation Notice.

“Obligations” means all obligations of every nature of Borrower, including obligations from time to time owed to Agents (including former Agents), Lenders or Issuing Banks under any Financing Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to Borrower, would have accrued on any Obligation, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

“Organizational Documents” means (a) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association, as amended, and its bylaws, as amended, (b) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its certificate of formation, as amended, and its operating agreement or limited liability company agreement, as amended. In the event any term or condition of this Agreement or any other Financing Document requires any Organizational Document to be certified by a secretary of state or similar governmental official including an official of a non-United States government, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official in such official’s relevant jurisdiction.

“Other Connection Taxes” means, with respect to a Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Financing Document, or sold or assigned an interest in any Loan or any Financing Document).

“Other Taxes” means any and all present or future stamp, court, intangible, recording, filing or documentary Taxes or any other similar Taxes arising from any payment made under or from the execution, delivery, enforcement, performance or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Financing Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20 (Removal or Replacement of a Lender).

“Outstanding Amount” means (a) with respect to Loans on any date, the amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date and (b) with respect to any L/C Obligations, the aggregate outstanding amount of such L/C Obligations after giving effect to any L/C Credit Extension relating to any Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts relating to any Letters of Credit.

“Outstanding CCH ECA Obligation” means the aggregate amount of any remaining obligations of Borrower to provide “Cash Equity Funding” (as defined in the CCH ECA) to CCH during the term of the CCH ECA.

“Participant Register” as defined in Section 9.6(g)(i) (Participations).

“PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) of 2001, and the rules and regulations promulgated thereunder from time to time in effect.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, other than a Multiemployer Plan, which is, or was within the six-year period immediately preceding the date hereof, sponsored, maintained or contributed to by, or required to be contributed to by, Borrower or any of its ERISA Affiliates and which is subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Business” means (a) the businesses engaged in by Borrower on the Closing Date and (b) any business or development opportunity incidental, ancillary, complimentary or reasonably related to the businesses conducted by Borrower on the Closing Date.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2 (Liens).

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” as defined in Section 5.1 (Financial Statements and Other Reports).

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by Borrower and Collateral Agent, substantially in the form of Exhibit H, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Pledged Entities” means CMI, CQH, Corpus Christi Liquefaction Stage III, LLC, Cheniere Corpus Christi Pipeline Stage III, LLC, Corpus Christi Tug Services, LLC, Cheniere Midstream Holdings, Inc., Cheniere Energy Shared Services, Inc., Cheniere Land Holdings, LLC, Cheniere LNG Terminals, LLC and any other direct Subsidiary of Borrower, the Equity Interests in which are required to be pledged pursuant to the Pledge and Security Agreement.

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Agents or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means, for each of Administrative Agent and Issuing Banks, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrower, Administrative Agent and each Lender.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed, and whether corporeal or incorporeal and whether tangible or intangible.

“Pro Rata Share” means, with respect to any Lender or any Issuing Bank (in such capacity and in its capacity as Lender), the percentage obtained by dividing (a) the Revolving Exposure of such Lender or Issuing Bank (in such capacity and its capacity as Lender) by (b) the aggregate Revolving Exposure of all Lenders and Issuing Banks (in such capacity and their capacity as Lenders).

“Public Lenders” means Lenders that do not wish to receive Non-Public Information with respect to Borrower, its Affiliates or their securities.

“Quarterly Payment Date” means the last Business Day of each Fiscal Quarter.

“Real Estate Asset” means, at any time of determination, any interest (whether fee, leasehold or otherwise) then owned or held by Borrower in any real property.

“Recipient” means (a) Administrative Agent, (b) any Lender or (c) any Issuing Bank, as applicable.

“Register” as defined in Section 2.5(b) (Register).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the shareholders, partners, members, directors, officers, employees, agents, sub-agents, trustees, advisors and attorneys of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, or leaching of any Hazardous Substances into or through the environment.

“Replacement Lender” as defined in Section 2.20 (Removal or Replacement of a Lender).

“Required Ratings” means, with respect to any Issuing Bank (or any Person that guarantees the obligations of such Issuing Bank to the beneficiary of the applicable Letter of Credit), a long term unsecured non-credit enhanced senior debt rating of Baa2 or better from Moody’s and BBB or better from S&P.

“Requisite Lenders” means one or more Lenders or Issuing Banks, as applicable, having or holding Revolving Exposure amounting to more than fifty percent (50%) of the sum of the aggregate Revolving Exposure of all Lenders and Issuing Banks; provided that, for purposes of determining the Requisite Lenders, the Revolving Exposure of any Defaulting Lender shall be disregarded from both the numerator and denominator of the ratio.

“Restricted Payment” means any dividend or other distribution by Borrower (in cash, Property of Borrower, securities, obligations, or other property) on, or other dividends or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by Borrower of, any portion of any Equity Interest in Borrower. Notwithstanding the foregoing, none of the following shall constitute Restricted Payments for purposes of this Agreement: (a) dividends or distributions in the form of Equity Interests in the Borrower and Cash payments by Borrower to holders of Common Equity of Borrower in lieu of the issuance of fractional shares of such Common

Equity; (b) purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Equity Interests of Borrower deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof; (c) any dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; and (d) any Restricted Payment required by the terms of an agreement in effect on the Closing Date.

“Restricted Payment Certificate” means a Restricted Payment Certificate substantially in the form attached hereto as Exhibit D.

“Revolving Exposure” means, with respect to each Issuing Bank (in such capacity and its capacity as Lender) or Lender as of any date of determination, (a) prior to the termination of the Commitments, the Commitments of such Issuing Bank or Lender, as the case may be; and (b) after the termination of the Commitments, the sum of the aggregate L/C Obligations in respect of all Letters of Credit issued by such Issuing Bank, if applicable, and the aggregate amount of all Loans made by such Issuing Bank or Lender, as the case may be, that have not been repaid at such time.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc.

“Sanctions” as defined in Section 4.23 (Sanctioned Persons; Anti-Corruption; PATRIOT Act).

“Sanctions Laws” as defined in Section 4.23 (Sanctioned Persons; Anti-Corruption; Patriot Act).

“Secured Parties” means the Agents, the Issuing Banks and the Lenders and shall include all former Agents, Issuing Banks and Lenders to the extent that any Obligations owing to such Persons were incurred while such Persons were Agents, Issuing Banks or Lenders and such Obligations have not been paid or satisfied in full.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933.

“Security Documents” means the Pledge and Security Agreement, the Collateral Agency Appointment Agreement, the Control Agreements, if any, and all other instruments, documents and agreements delivered by or on behalf of Borrower pursuant to this Agreement or any of the other Financing Documents in order to grant to, or perfect in favor of, Collateral Agent, for the benefit of the Secured Parties, a Lien on any real, personal or mixed property of Borrower as security for the Obligations.

“Solvent” means, with respect to any Person, that as of the date of determination, (i) both the then-present fair saleable value of the Person’s then-present assets is (a) greater than the total liabilities (including contingent liabilities) of such Person and (b) greater than the amount that will be required to pay the probable liabilities of such Person’s then-existing indebtedness as they become absolute and matured; (ii) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date or with respect to any transaction contemplated to be undertaken after the Closing Date; (iii) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (iv) such Person is “solvent” within the meaning given that term under the Bankruptcy Code and other applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“SPL” means Sabine Pass Liquefaction, LLC.

“SPL 2021 Notes Indenture” means that certain Indenture, dated as of February 1, 2013, by and between SPL and each guarantor that may become party thereto and The Bank of New York Mellon, as Trustee (as in effect on the Closing Date without giving effect to any amendment thereto).

“SPL Change of Control” means the occurrence of any of the following: (a) a majority of the seats (other than vacant seats) on the Board of Directors of CQP GP shall at any time be occupied by Persons who were not appointed by any of Borrower, Blackstone CQP Holdco LP or any of their respective Affiliates, (b) Borrower, Blackstone CQP Holdco LP and their respective Affiliates shall fail to collectively own beneficially directly or indirectly, in the aggregate Equity Interests representing more than 50% of (i) the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of CQP GP or (ii) the economic interest represented by the issued and outstanding Equity Interests of CQP GP, (c) Borrower, Blackstone CQP Holdco LP and their respective Affiliates shall cease to collectively directly or indirectly own and control, beneficially in the aggregate more than 50% of the issued and outstanding limited liability company interests in CQP GP, or (d) CQP shall own, directly or indirectly, less than 50% of the voting and economic interests in SPL.

“SPL Common Terms Agreement” means the Second Amended and Restated Common Terms Agreement, dated as of June 30, 2015, by and among SPL, the Secured Debt Holder Group Representatives party thereto from time to time, the Secured Hedge Representatives party thereto from time to time, the Secured Gas Hedge Representatives party thereto from time to time and Société Générale as Common Security Trustee and Intercreditor Agent (as in effect on the Closing Date without giving effect to any amendment thereto).

“SPL Proceeds” means, in connection with any disposition or issuance of Equity Interests in SPL, an amount equal to: (a) Cash payments (including, in the case of a disposition, any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Affiliates of Borrower in connection with such disposition or issuance, minus (b) any bona fide direct costs incurred by Borrower in connection with such disposition or issuance.

“SPL Project” means the Sabine Pass Liquefaction Project, the subject of FERC Docket Nos. CP11-72-000 and CP13-552-000, located on the Sabine Pass River in Cameron Parish, Louisiana.

“Stated Amount” has the meaning specified for such term or similar term in any Letter of Credit, as such amount may be reduced from time to time pursuant to the terms of such Letter of Credit.

“Subordinated Indebtedness” means any unsecured Indebtedness of Borrower which is subordinated to the Obligations pursuant to an instrument in writing reasonably satisfactory in form and substance to Administrative Agent; provided that such instrument shall include that: (a) the maturity of such subordinated debt shall be no shorter than the maturity of the Indebtedness evidenced hereby; (b) such subordinated debt shall not be amortized; and (c) no interest payments shall be made under such subordinated debt except from monies that are permitted to be distributed pursuant Section 6.10 (Restricted Payments).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, Joint Venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other Persons performing similar functions having the power to direct or cause the direction of the management and policies of such business entity is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof; provided that, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding; provided further that, notwithstanding anything to the contrary contained in this definition, SPL shall be a Subsidiary of Borrower for all purposes hereunder unless an SPL Change of Control shall have occurred. Unless otherwise specified, all references herein to “Subsidiaries” shall refer to Subsidiaries of Borrower.

“Subsidiary Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition (including through the issuance or sale of Equity Interests) to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of the businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, in each case, of any Subsidiary of Borrower, other than (a) sales or other dispositions of assets that are obsolete, worn-out, superfluous or no longer used or useful in the ordinary course of such Subsidiary’s business and that could not reasonably be expected to result in a Material Adverse Effect, (b) sales or other dispositions of LNG, Gas or other commercial products or inventory or equipment in the ordinary course of such Subsidiary’s business and the leasing or sub-leasing of real property in the ordinary course of the such Subsidiary’s business, (c) issuances of Equity

Interests by such Subsidiary, (d) dispositions of Cash or Cash Equivalents, (e) dispositions in compliance with any applicable Government Rule or Government Approval, (f) sales, discounting or forgiveness of accounts receivable in the ordinary course of the such Subsidiary’s business or in connection with the collection or compromise thereof, (g) entry into or termination of any Interest Rate Agreement, Currency Agreement or Commodity Hedge Agreement (or any guarantees thereof), (h) any disposition of any Ingleside Marine Terminal Properties or (i) any disposition of (x) assets by CQH, CMI or CCH HoldCo II (or any of their respective Subsidiaries) or (y) any CQP IDRs or Equity Interests in CQP GP for aggregate consideration, when taken together with any disposition by Borrower of Equity Interests in CQH pursuant to clause (k) of the definition of “Asset Sale,” of less than $10,000,000 during any Fiscal Year and (j) any disposition of assets by any Subsidiary of Borrower other than CQH, CMI, CCH HoldCo II or any of their respective Subsidiaries for consideration of less than $75,000,000 in the aggregate during any Fiscal Year.

“SWIFT” as defined in Section 2.2(f) (Role of an Issuing Bank).

“Tax” means any and all present or future taxes, levies, imposts, duties, assessments, charges, fees, deductions or withholdings, of any nature imposed by any Governmental Authority, including any interest, penalties or other additions thereto.

“Terminated Lender” as defined in Section 2.20 (Removal or Replacement of a Lender).

“Total Utilization of Commitments” means, as at any date of determination, the sum of (a) the amount of the aggregate principal amount of all outstanding Loans, and (b) the amount of the aggregate L/C Obligations.

“Train 4 Completion” means that “Ready for Start Up” and “Substantial Completion” (as defined in the SPL Common Terms Agreement) have occurred for the fourth liquefaction train of the SPL Project, and Borrower has either (i) provided to Administrative Agent a copy of any certification delivered pursuant to an “EPC Contract” (as defined in the SPL Common Terms Agreement) as to such matters or (ii) provided notice to Administrative Agent that the “Common Security Trustee” (as defined in the SPL 2021 Notes Indenture) has consented to SPL accepting a certificate that “Ready for Start Up” has occurred.

“Type of Loan” means, with respect to any Loan, a Base Rate Loan or a LIBO Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“Unreimbursed Amount” as defined in Section 2.2(c)(i) (Drawings and Reimbursements).

“Unrestricted Cash” means Borrower’s unrestricted cash, calculated on a consolidated basis in accordance with GAAP (and including, for the avoidance of doubt, any cash held in any account subject to a Control Agreement or otherwise pledged to the Lenders in connection with the Financing Documents).

“U.S. Person” means a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” as defined in Section 2.17(c)(ii) (Status of Lenders).

“Withholding Agent” means Borrower and Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2    Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Borrower to Lenders pursuant to Section 5.1(a) (Quarterly Financial Statements) and 5.1(b) (Annual Financial Statements) shall be prepared in accordance with GAAP as in effect at the time of such preparation. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Financing Document, and Borrower shall so request, Administrative Agent and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in conformity with those accounting principles and policies as in effect immediately prior to such change.

1.3    Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable. A reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, revises, restates, supplements or supersedes any such statute or any such regulation. In this Agreement, where the terms “continuing”, “continuance” or words to similar effect are used in relation to a Default or an Event of Default, the terms shall mean only, in the case of a Default, that the applicable event or circumstance has not been waived or, if capable of being cured, cured, prior to the event becoming or resulting in an Event of Default, and in the case of an Event of Default, that such event or circumstance has not been waived. Unless the context requires otherwise any definition of or reference to any agreement, instrument or other document herein or in any Financing Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein).

1.4    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount or available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

SECTION 2.    LOANS AND LETTERS OF CREDIT

2.1    Loans.

(a)    Loans. During the Availability Period, subject to the terms and conditions hereof, each Lender agrees to make Loans to Borrower in an aggregate amount up to but not exceeding its Commitment; provided that, after giving effect to the making of any Loans pursuant to this Section 2.1(a), the Total Utilization of Commitments shall in no event exceed the Commitments then in effect; and provided further that, no Lender shall be required to make a Loan to Borrower in an amount that exceeds its Pro Rata Share of the aggregate Commitments at such time. Amounts borrowed pursuant to this Section 2.1 may be repaid and reborrowed during the Availability Period, in accordance with the terms of this Agreement. The Commitments shall expire on the Commitment Termination Date and Borrower hereby unconditionally promises to pay in full to Administrative Agent for the account of each Lender all Loans and all other amounts owed to such Lender hereunder with respect to the Loans and the Commitments no later than such date.

(b)    Borrowing Mechanics.

(i)    Loans shall be made in an aggregate minimum amount of $2,000,000 and integral multiples of $1,000,000 in excess of that amount, or, if the remaining total Commitments are less than $2,000,000 or $1,000,000, as applicable, such remaining amount.

(ii)    Subject to Section 3.3 (Notices), whenever Borrower desires that a Loan be extended to Borrower, Borrower shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than (A) 12:00 p.m. (New York City time) at least three (3) Business Days in advance of the proposed Credit Date in the case of a LIBO Rate Loan, and (B) 10:00 am (New York City time) on the proposed Credit Date in the case of a Base Rate Loan. Except as otherwise provided herein, a Funding Notice for a LIBO Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to make a borrowing in accordance therewith.

(iii)    Notice of receipt of each Funding Notice in respect of a Loan, together with the applicable interest rate, shall be provided by Administrative Agent to each

Lender in accordance with Section 9.1(b)(i) (Electronic Communications) with reasonable promptness, but (provided that Administrative Agent shall have received such notice by 10:00 a.m. (New York City time)) not later than 12:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Notice from Borrower.

(iv)    Each Lender shall make its share of the amount of the Loan available to Administrative Agent not later than 1:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of immediately available funds at the Principal Office of Administrative Agent. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Loans available to Borrower on the applicable Credit Date by causing an amount of immediately available funds equal to the proceeds of all such Loans received by Administrative Agent from the Lenders to be (x) paid to Borrower’s account specified in the Funding Notice or (y) paid directly to the applicable payee’s account as specified by Borrower in the Funding Notice.

(v)    Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement; and provided further that, for the avoidance of doubt, each Lender exercising such option shall continue to be required to comply with its obligations under Section 2.18 (Obligation To Mitigate).

2.2    Letters of Credit.

(a)    Letter of Credit Commitment.

(i)    Subject to the terms and conditions set forth herein, each Issuing Bank agrees, in reliance upon the agreements of Borrower set forth in this Section 2.2, (A) from time to time on any Business Day during the Availability Period, to issue Letters of Credit for the account of Borrower, and to amend or extend Letters of Credit previously issued by it in accordance with Section 2.2(b), and (B) to honor complying presentations under the Letters of Credit; provided that (1) no Letter of Credit shall be issued or extended during the last thirty (30) days of the Availability Period and (2) after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the sum of L/C Obligations, Loans and unpaid Letter of Credit Fees owing to such Issuing Bank shall not exceed such Issuing Bank’s Commitment and (y) the Total Utilization of Commitments shall not exceed the Commitments then in effect. Each request by Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and fully reimbursed (including the repayment in full of all Unreimbursed Amounts and all Loans made, in each case, with respect to such Letter of Credit).

(ii)    No Issuing Bank shall issue any particular Letter of Credit, if:

(A)    subject to Section 2.2(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless such Issuing Bank has approved such expiry date; or

(B)    the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless such Issuing Bank has approved such expiry date.

(iii)    No Issuing Bank shall be under any obligation to issue any particular Letter of Credit if:

(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which is material to such Issuing Bank;

(B)    the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally;

(C)    except as otherwise agreed by Administrative Agent and the applicable Issuing Bank, the requested Letter of Credit is in an initial Stated Amount less than $100,000;

(D)    the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder;

(E)    the proposed use of the Letter of Credit is not in accordance with Section 2.4 (Use of Proceeds);

(F)    the requested form of such Letter of Credit is not acceptable to the Issuing Bank, in its reasonable discretion; or

(G)    such Letter of Credit is a Non-Ratable Letter of Credit.

(iv)    No Issuing Bank shall amend any Letter of Credit if such Issuing Bank would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v)    An Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi)    Each Issuing Bank shall have all of the benefits and immunities (A) provided to Administrative Agent in Section 8 (Agents) with respect to any acts taken or omissions suffered by any Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Section 8 (Agents) included such Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to each Issuing Bank.

(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)    Subject to Section 3 (Conditions Precedent), each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to each applicable Issuing Bank during the period specified in Section 2.2(a) (with a copy to Administrative Agent) in the form of an Issuance Notice, appropriately completed and signed by an Authorized Officer of Borrower. Such Issuance Notice must be received by each applicable Issuing Bank and by Administrative Agent not later than 12:00 p.m. (New York City time) at least two (2) Business Days (or such later date and time as Administrative Agent and the applicable Issuing Bank(s) may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Issuance Notice shall specify in form and detail satisfactory to the applicable Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof (including a final expiration date in the case of an Auto-Extension Letter of Credit); (D) the name and address of the beneficiary thereof; (E) the form of such letter of credit (which shall be in compliance with the requirements of this Section 2.2) and the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit, which shall be in accordance with Section 2.4 (Use of Proceeds), as certified by Borrower in such Issuance Notice; and (H) such other matters as the applicable Issuing Bank may reasonably require and shall be accompanied by such Letter of Credit application as the applicable Issuing Bank may specify to Borrower for use in connection with such requested Letter of Credit and such other information as shall demonstrate compliance of such Letter of Credit with the requirements specified in this Agreement and such Letter of Credit application. In the case of a request for an amendment of any outstanding Letter of Credit, such Issuance Notice shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank (w) the Letter of Credit to be amended; (x) the proposed date of amendment thereof (which shall be a Business Day); (y) the nature of the proposed amendment; and (z) such other matters as the applicable Issuing Bank may reasonably require and shall be accompanied by such Letter of Credit application as the applicable Issuing Bank may specify to Borrower for use in connection with such requested Letter of Credit and such other information as shall demonstrate compliance of such Letter of Credit with the requirements specified in this Agreement and such Letter of Credit application. Additionally, Borrower shall furnish to the applicable Issuing Bank and Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable Issuing Bank or Administrative Agent may reasonably require.

Notwithstanding the foregoing provisions of this Section 2.2(b)(i), in the event that, on any date, Borrower wishes to request the issuance of a Letter of Credit hereunder (the beneficiary of such Letter of Credit being referred to herein as the “Applicable Beneficiary” and the aggregate Stated Amount of such Letter of Credit being referred to herein as the “Applicable Aggregate Stated Amount”), Borrower shall request that each Issuing Bank issue a Letter of Credit in favor of the Applicable Beneficiary in a Stated Amount equal to its Pro Rata Share of the Applicable Aggregate Stated Amount, and no Issuing Bank shall be required to issue any such Letter of Credit in a Stated Amount in excess of its Pro Rata Share of the Applicable Stated Amount; provided that, in the event that one or more Issuing Banks (each such Issuing Bank, an “Applicable Issuing Bank”) agrees, in such Applicable Issuing Bank’s sole discretion, to issue a Letter of Credit in an amount other than its Pro Rata Share of the Applicable Aggregate Stated Amount (any such Letter of Credit, a “Non-Ratable Letter of Credit”), Borrower may request that such Applicable Issuing Bank issue such Non-Ratable Letter of Credit, in which case any Letter of Credit issued on such applicable date in favor of such Applicable Beneficiary shall be issued by an Applicable Issuing Bank. In the event Borrower wishes to request an amendment to increase the Stated Amount of any Letter of Credit (other than a Non-Ratable Letter of Credit, in which case only the consent of the Applicable Issuing Bank that has issued such Non-Ratable Letter of Credit will be required), Borrower shall only be permitted to request any such increase by requesting that each Letter of Credit issued in favor of the Applicable Beneficiary be increased by an amount equal to the applicable Issuing Bank’s Pro Rata Share of the aggregate increase to all Letters of Credit issued in favor of the Applicable Beneficiary for the same purpose.

(ii)     Unless the applicable Issuing Bank has received written notice from Administrative Agent or Borrower, in any case, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 3 (Conditions Precedent) shall not then be satisfied, then, subject to the terms and conditions hereof, the applicable Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices and, with respect to any amendment of a Letter of Credit, so long as the amendment is satisfactory to the Issuing Bank.

(iii)    If Borrower so requests in any applicable Issuance Notice, the applicable Issuing Bank shall issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a date to be agreed in each such twelve-month period at the time such Letter of Credit is issued (the “Non-Extension Notice Date”). Once an Auto-Extension Letter of Credit has been issued, unless otherwise directed by the applicable Issuing Bank, Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the applicable Issuing Bank shall permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the applicable Issuing Bank shall not permit any such extension if (A) such Issuing Bank has determined that it would not be permitted, or would have no obligation (without any obligation to make any inquiry to make a determination that it is not so permitted or obligated), at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of Section 2.2(a)(ii) or Section 2.2(a)(iii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from Administrative Agent or Borrower that one or more of the applicable conditions specified in Section 3 (Conditions Precedent) is not then satisfied (or a Default or an Event of Default has occurred and is continuing), and in each such case directing such Issuing Bank not to permit such extension.

(iv)    Subject to Section 2.2(a)(iii)(D) (Letter of Credit Commitment), if Borrower so requests in any applicable Issuance Notice and/or Letter of Credit application, as applicable, the applicable Issuing Bank may issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Once an Auto-Reinstatement Letter of Credit has been issued, unless otherwise directed by the applicable Issuing Bank in its sole discretion, Borrower shall not be required to make a specific request to such Issuing Bank to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the applicable Issuing Bank shall permit the reinstatement of all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits such Issuing Bank to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), such Issuing Bank shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Reinstatement Deadline from Administrative Agent or Borrower that one or more of the applicable conditions specified in Section 3 (Conditions Precedent) is not then satisfied (or a Default or Event of Default has occurred and is continuing) (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing such Issuing Bank not to permit such reinstatement.

(v)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Bank will also deliver to Borrower and Administrative Agent (A) a true and complete copy of such Letter of Credit or amendment or (B) the following information in respect of such Letter of Credit or amendment: Stated Amount, expiry date, evergreen notification period and name of beneficiary.

(vi)    Anything herein to the contrary notwithstanding, in the event of any conflict between the terms of any Issuance Notice, any application for a Letter of Credit and those of this Agreement, the terms of this Agreement shall be controlling.

(c)    Drawings and Reimbursements.

(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall notify

Borrower and Administrative Agent. Not later than 1:00 p.m. (New York City time) on the date such notice of a drawing has been honored by the applicable Issuing Bank under a Letter of Credit in accordance with normal banking procedures in the place of payment (each such date, an “Honor Date”), Borrower shall reimburse such Issuing Bank in an amount equal to the amount of such drawing. If Borrower fails to so reimburse such Issuing Bank by such time, such Issuing Bank shall notify Administrative Agent of the Honor Date and the amount of the unreimbursed drawing (the “Unreimbursed Amount”). In such event, Borrower shall be deemed to have requested a Base Rate Loan from such Issuing Bank to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount (in which event the unreimbursed drawing shall no longer be considered an Unreimbursed Amount for all purposes hereunder), without regard to the minimum and multiples specified in Section 2.1 (Loans) for the principal amount of Base Rate Loans or the conditions set forth in Section 3 (Conditions Precedent). Any notice given by an Issuing Bank or Administrative Agent pursuant to this Section 2.2(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)    Upon providing any notice pursuant to Section 2.2(c)(i), the applicable Issuing Bank shall be deemed to have made a Base Rate Loan to Borrower in such Unreimbursed Amount. For the avoidance of doubt, such deemed loans shall not be deemed to be made pro rata across all Issuing Banks, but shall be deemed made solely by the Issuing Bank issuing the Letter of Credit under which such draw was made.

(iii)    Each applicable Issuing Bank’s obligation to make Loans as contemplated by this Section 2.2(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Issuing Bank may have against Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default; (C) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (D) failure of the beneficiary to comply fully with the conditions required in order to demand payment under a Letter of Credit; or (E) any other occurrence, event or condition, whether or not similar to any of the foregoing, including any of the events specified in Section 2.2(e) (Obligations Absolute). No such making of a Loan shall relieve or otherwise impair the obligation of Borrower to reimburse the applicable Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit, together with interest as provided herein.

(iv)    In the event that more than one Letter of Credit is issued and outstanding in favor of the same beneficiary and for the same purpose, Borrower shall instruct such beneficiary of such Letters of Credit to draw on each such Letter of Credit on a ratable basis.

(d)    Cash Collateral.

(i)    Unreimbursed Amounts; Letter of Credit Expiration Date. Upon the request of Administrative Agent and any Issuing Bank, as applicable, (1) if such Issuing

Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an Unreimbursed Amount, or (2) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, Borrower shall, in each case, immediately Cash Collateralize 103% of the amount of then Outstanding Amount of all L/C Obligations.

(ii)    Cash Collateralization Upon Event of Default. Without limiting Issuing Banks’ or Administrative Agent’s rights under applicable law or pursuant to Section 2.2(d)(i) or the applicable Issuer Documents, upon the occurrence and during the continuation of an Event of Default under Section 7 (Events of Default), Administrative Agent may, and at the direction of the Requisite Lenders shall, require Borrower to Cash Collateralize the outstanding Letters of Credit.

(iii)    Grant of Security Interest. All Cash Collateral provided by or on behalf of Borrower (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts located in the United States, at one or more institutions selected by Administrative Agent. Borrower hereby grants to Administrative Agent, for the benefit of Administrative Agent and each Issuing Bank, and agrees to maintain, a first-priority security interest in all such Cash Collateral. If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent and the applicable Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrower will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(iv)    Termination of Requirement. Cash Collateral furnished by or on behalf of Borrower shall not be released during the existence of a Default or Event of Default.

(e)    Obligations Absolute. The obligation of Borrower to reimburse the applicable Issuing Bank for each drawing under each Letter of Credit and to repay each Loan deemed made pursuant to Section 2.2(c) (Drawings and Reimbursements) shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Financing Document;

(ii)    the existence of any claim, counterclaim, setoff, defense or other right that Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)    waiver by the applicable Issuing Bank of any requirement that exists for such Issuing Bank’s protection and not the protection of Borrower or any waiver by such Issuing Bank which does not in fact materially prejudice Borrower;

(v)    honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)    any payment made by the applicable Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable;

(vii)    any payment by the applicable Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii)    any amendment or waiver of or any consent or departure from all or any of the provisions of the Financing Documents or Letter of Credit;

(ix)    any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower; or

(x)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify the applicable Issuing Bank. Borrower shall be conclusively deemed to have waived any such claim against such Issuing Bank and its correspondents unless such notice is given as aforesaid.

(f)    Role of an Issuing Bank. Borrower agrees that, in paying any drawing under a Letter of Credit, the applicable Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Banks, Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Bank shall be liable or responsible for any of the matters described in Sections 2.2(e)(i) through 2.2(e)(ix) (Obligations Absolute); provided that, anything in such Sections to the contrary notwithstanding, Borrower may have a claim against any Issuing Bank, and such Issuing Bank may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence or such Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of all the documents specified in such Letter of Credit strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, any Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The Issuing Bank may send a Letter of Credit or conduct any communication to or from the beneficiary via a Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)    Applicability of ISP. Unless otherwise expressly agreed by the applicable Issuing Bank and Borrower when a Letter of Credit is issued or when it is amended with the consent of the beneficiary thereof, the rules of the ISP shall apply to each Letter of Credit and as to all matters not governed thereby, the law of the State of New York. Notwithstanding the foregoing, no Issuing Bank shall be responsible to Borrower for, and each Issuing Bank’s rights and remedies against Borrower shall not be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)    Letter of Credit Fees. Borrower shall pay to Administrative Agent for the account of each Issuing Bank, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit applicable to such Issuing Bank equal to the Applicable Margin for LIBO Rate Loans times the daily maximum aggregate amount available to be drawn under such Letter of Credit. For purposes of computing the daily maximum aggregate amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4 (Letter of Credit Amounts). Letter of Credit Fees shall be (i) due and payable on each Quarterly Payment Date (commencing with the first such date to occur after the issuance of such Letter of Credit), on the Letter of Credit Expiration Date and thereafter on demand (to the extent remaining unpaid) and (ii) computed on a quarterly basis in arrears.

(i)    Documentary and Processing Charges Payable to Applicable Issuing Bank. Borrower shall pay directly to the applicable Issuing Bank, for its own account, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Bank in connection with Letters of Credit issued by such Issuing Bank as from time to time in effect. Such customary fees and standard costs and charges, if any, are due and payable on demand and are nonrefundable.

(j)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of a Subsidiary, Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. Borrower hereby acknowledges that the issuance of Letters of Credit in support of any obligations of Subsidiaries inures to the benefit of Borrower and such Subsidiaries, and that Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(l)    Resignation as Issuing Bank. Any Issuing Bank may, upon sixty (60) days’ notice to Borrower and Administrative Agent, resign as Issuing Bank. In the event of any such resignation as Issuing Bank, Borrower (or, if Borrower fails to make such appointment in thirty (30) days, Administrative Agent) shall be entitled to appoint a Person who is an Eligible Assignee with the Required Ratings (or whose guarantor, as contemplated by the definition of “Required Ratings,” has the Required Ratings) and reasonably satisfactory to Administrative Agent as a successor Issuing Bank hereunder. If any Issuing Bank resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit that it issued, including Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all L/C Obligations with respect thereto. Upon the appointment of a successor Issuing Bank, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the successor Issuing Bank shall issue letters of credit in substitution for the applicable Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the applicable Issuing Bank to effectively assume the obligations of such Issuing Bank with respect to such Letters of Credit and (iii) the resigning Issuing Bank shall assign its Letter of Credit Issuance Commitment to issue Letters of Credit and Loans, as applicable, to such successor Issuing Bank.

(m)    Replacement of Issuing Banks.

(i)    If at any time an Issuing Bank (or its guarantor, as contemplated by the definition of “Required Ratings”) ceases to have the Required Ratings, then such Issuing

Bank shall promptly, and in any event within two (2) Business Days after such cessation, notify Borrower thereof and Borrower may, upon thirty (30) days’ prior written notice, in each case, to such Issuing Bank and Administrative Agent, (A) (x) elect to replace such Issuing Bank in its capacity as an Issuing Bank with a Person selected by Borrower and with the Required Ratings (or whose guarantor, as contemplated by the definition of “Required Ratings,” has the Required Ratings) so long as such Person is an Eligible Assignee and is reasonably satisfactory to Administrative Agent and (y) cause such Issuing Bank to assign its Letter of Credit Issuance Commitment to issue Letters of Credit and its Loans to the successor Issuing Bank or (B) cause such Issuing Bank to assign its Letter of Credit Issuance Commitment to issue Letters of Credit and its Loans, as applicable, to another or additional Issuing Bank selected by Borrower and with the Required Ratings (or whose guarantor, as contemplated by the definition of “Required Ratings,” has the Required Ratings), so long as such Person is an Eligible Assignee and is reasonably satisfactory to Administrative Agent; and

(ii)    Borrower shall notify Administrative Agent of any such replacement of an Issuing Bank pursuant to Section 2.2(m)(i) above. At the time any such replacement shall become effective, Borrower shall have (A) paid all unpaid fees and Unreimbursed Amounts accrued for the account of the replaced Issuing Bank pursuant to Section 2.9 (Fees) and (B) effected the cancellation and return to the replaced Issuing Bank of its Letters of Credit outstanding at such time. From and after the effective date of any such replacement, (1) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (2) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights, powers, privileges and duties of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(n)    No Fronting.    For certainty, Borrower’s ability to cause the issuance of Letters of Credit is intended hereunder to be done on a non-fronted basis.

2.3    Pro Rata Shares; Availability of Funds.

(a)    Pro Rata Shares.

(i)    Subject to Section 2.3(a)(ii), (A) Loans made pursuant to Section 2.1 (Loans) shall be made by Lenders simultaneously and proportionately such that after giving effect to such Loans, the Outstanding Amount of each Lender’s Loans and L/C Obligations shall equal their Pro Rata Shares of the aggregate Commitments and (B) all Letters of Credit shall be issued on a ratable basis to the extent provided in the final paragraph of Section 2.2(b)(i).

(ii)    If, as a result of an Issuing Bank having issued Letters of Credit on a non-pro-rata basis pursuant to Section 2.2 (Letters of Credit), the Outstanding Amount of a Lender’s Loans and L/C Obligations is in excess of its Pro Rata Share of the aggregate Outstanding Amounts of all Lenders’ Loans and L/C Obligations, then (A) any subsequent Loans made pursuant to Section 2.1 (Loans) shall be made by any Lenders whose Outstanding

Amounts of Loans and L/C Obligations are less than their respective Pro Rata Share of the aggregate Commitments until such time as the Outstanding Amount of Loans and L/C Obligations of all Lenders equals their respective Pro Rata Share of the aggregate Commitments; (B) subject to the proviso to the first sentence of the last paragraph of Section 2.2(b)(i), any subsequent Letter of Credit issued pursuant to Section 2.2 (Letters of Credit) shall be issued by any Issuing Banks whose Outstanding Amount of Loans and L/C Obligations is less than their Pro Rata Share of the aggregate Commitments until such time as the Outstanding Amount of Loans and L/C Obligations of all Issuing Banks equals their respective Pro Rata Share of the aggregate Commitments and (C) any Letter of Credit subsequently amended to increase the Stated Amount thereof shall be amended by any Issuing Banks whose Outstanding Amount of Loans and L/C Obligations is less than their Pro Rata Share of the aggregate Commitments until such time as the Outstanding Amount of Loans and L/C Obligations of all Issuing Banks equals their respective Pro Rata Share of the aggregate Commitments.

(iii)    No Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan in respect of which such other Lender has a Commitment requested hereunder nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan in respect of which such other Lender has a Commitment requested hereunder.

(b)    Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date (any such amount made available by Administrative Agent to Borrower, the “Corresponding Amount”). If such Corresponding Amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such Corresponding Amount on demand from such Lender, together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Base Rate. In the event that Administrative Agent does not make available to Borrower a requested amount on the applicable Credit Date until such time as all applicable Lenders have made payment to Administrative Agent, Administrative Agent shall deem any payment by or on behalf of a Lender hereunder that is not made in immediately available funds prior to the time period specified herein and such delay causes Administrative Agent’s failure to fund to Borrower in accordance with its Funding Notice, a non-conforming payment and such Lender shall not receive interest hereunder with respect to the requested amount of such Lender’s Loans for the period commencing with the time specified in this Agreement for receipt of payment by Borrower through and including the time of Borrower’s receipt of the requested amount. If such Lender does not pay such Corresponding Amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such Corresponding Amount to Administrative Agent together with interest thereon, for each day from such

Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Loans. Nothing in this Section 2.3(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.4    Use of Proceeds. Letters of Credit and the proceeds of Loans shall be available and applied, respectively, as follows: (a) Letters of Credit (measured based on the L/C Obligations in respect thereof) and such Loan proceeds (including Loans made to refinance Unreimbursed Amounts in respect of such Letters of Credit), collectively in the aggregate, of up to twenty percent (20%) of the Commitments (the “Base GCP Amount”) may be used for general corporate purposes of Borrower (excluding the making of Restricted Payments); provided that no Letters of Credit shall be available and no proceeds of Loans may be used for general corporate purposes unless (i) Train 4 Completion has occurred, (ii) the (A) Aggregate Availability plus (B) Borrower’s Unrestricted Cash is no less than the amount of Borrower’s Outstanding CCH ECA Obligation as of the date of proposed Credit Extension and (iii) no event, circumstance or change has occurred that would constitute a GCP Material Adverse Effect; and (b) Letters of Credit (measured based on the L/C Obligations in respect thereof) and such Loan proceeds (including Loans made to refinance Unreimbursed Amounts in respect of such Letters of Credit) in an aggregate amount equal to the balance of the Commitments may be used by Borrower to fund, directly or indirectly, CCH Equity Contributions to CCH HoldCo II and its Subsidiaries, as well as related fees and expenses; provided that at any time (and only during the time period) when the Outstanding CCH ECA Obligation is less than the Aggregate Availability, the amount of Commitments that may be used for general corporate purposes of Borrower and its Subsidiaries (excluding the making of Restricted Payments) pursuant to this Section 2.4 shall be increased (at such time and during such time period) above the Base GCP Amount by the amount that the Aggregate Availability exceeds the Outstanding CCH ECA Obligation.

2.5    Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)    Lenders’ Evidence of Debt. Each Lender and Issuing Bank shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender or Issuing Bank, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s or Issuing Banks’ Commitment or Borrower’s Obligations in respect of any applicable Loans; and provided further that, in the event of any inconsistency between the Register and any Lender’s or Issuing Bank’s records, the recordations in the Register shall govern.

(b)    Register. Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of all Lenders and Issuing Banks; the Commitments and Loans of each Lender and Issuing Bank; and principal amounts (and stated interest) of the Loans owing to each Lender or Issuing Bank pursuant to the terms hereof from time to time (the “Register”). The Register shall be available for inspection by Borrower or any Lender or Issuing Bank (with respect to (i) any entry relating to such Lender’s or Issuing Bank’s

Loans or L/C Obligations or (ii) the identity of the other Lenders and Issuing Banks (but not any information with respect to such other Lenders’ or Issuing Bank’s Loans or L/C Obligations)) at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Commitments and the Loans in accordance with the provisions of Section 9.6 (Successors and Assigns; Participations), and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Borrower, each Lender and each Issuing Bank, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s or Issuing Bank’s Commitment or Borrower’s Obligations in respect of any Loan. Borrower hereby designates Administrative Agent to serve as Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.5(b), and Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(c)    Notes. If so requested by any Lender or Issuing Bank by written notice to Borrower (with a copy to Administrative Agent) at least two (2) Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender or Issuing Bank (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender or Issuing Bank pursuant to Section 9.6 (Successors and Assigns; Participations)) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after receipt by Borrower of such notice) a Note or Notes to evidence such Lender’s or such or Issuing Bank’s Loan, as the case may be.

2.6    Interest on Loans.

(a)    Except as otherwise set forth herein (without duplication of amounts payable in connection with Section 2.6(f) (Interest on Loans)), each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise), and thereof as follows:

(i)    if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(ii)    if a LIBO Rate Loan, at the Adjusted LIBO Rate plus the Applicable Margin.

(b)    The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any LIBO Rate Loan, shall be selected by Borrower and notified to Administrative Agent and the Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be.

(c)    In connection with LIBO Rate Loans there shall be no more than six (6) Interest Periods outstanding at any time. In the event Borrower fails to specify between a Base Rate Loan or a LIBO Rate Loan in the applicable Funding Notice or

Conversion/Continuation Notice, such Loan (if not then outstanding) will be made as (or if outstanding as a Base Rate Loan will remain as) a Base Rate Loan, or if outstanding as a LIBO Rate Loan, will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan. In the event Borrower fails to specify an Interest Period for any LIBO Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Borrower shall be deemed to have selected an Interest Period of one (1) month. As soon as practicable after 12:00 p.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBO Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

(d)    Interest payable pursuant to this Section 2.6 shall be computed (i) in the case of Base Rate Loans on the basis of a 365 or 366 day year, as the case may be, and (ii) in the case of LIBO Rate Loans, on the basis of a 360 day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBO Rate Loan, the date of conversion of such LIBO Rate Loan to such Base Rate Loan shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBO Rate Loan, the date of conversion of such Base Rate Loan to such LIBO Rate Loan, shall be excluded; provided that, if a Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Loan.

(e)    Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided, however, that with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

(f)    Without duplication of any amounts payable under Section 2.6(a) (Interest on Loans), Borrower agrees to pay to each Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by such Issuing Bank in respect of each such honored drawing from the date such drawing is honored to (but excluding) the date such amount is reimbursed by or on behalf of Borrower at a rate equal to (i) for the period from the date such drawing is honored to (but excluding) the date that is one (1) Business Day immediately following the date on which such drawing is honored, the rate of interest otherwise payable hereunder with respect to Base Rate Loans, and (ii) thereafter, a rate which is two percent (2%) per annum in excess of the rate of interest otherwise payable hereunder with respect to Base Rate Loans.

(g)    Interest payable pursuant to Section 2.6(f) (Interest on Loans) shall be computed on the basis of a 365/366 day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

2.7    Conversion/Continuation.

(a)    Subject to Section 2.15 (Making or Maintaining LIBO Rate Loans) and so long as no Default or Event of Default shall have occurred and then be continuing:

(i)    Borrower shall have the option to convert at any time all or any part of any Loans, equal to $2,000,000 and integral multiples of $1,000,000 in excess of that amount, from one Type of Loan to another Type of Loan; provided that a LIBO Rate Loan may only be converted on the expiration of the Interest Period applicable to such LIBO Rate Loan if Borrower shall pay all amounts due under Section 2.15 (Making or Maintaining LIBO Loans) in connection with any such conversion; or

(ii)    in the case of LIBO Rate Loans, Borrower shall have the option upon the expiration of any Interest Period applicable to any LIBO Rate Loan, to continue all or any portion of such Loan equal to $2,000,000 and integral multiples of $1,000,000 in excess of that amount as a LIBO Rate Loan.

(b)    Subject to Section 3.3 (Notices), Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 12:00 p.m. (New York City time) at least one (1) Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three (3) Business Days in advance of the proposed Conversion/Continuation Date (in the case of a conversion to, or a continuation of, a LIBO Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any LIBO Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

2.8    Default Interest. If the principal amount of, any interest on or any fees in respect of the Loans or the Letters of Credit shall not be paid when due, such overdue amount shall bear interest (including post-petition interest in any proceeding under Debtor Relief Laws) payable on demand at a rate that is two percent (2%) per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is two percent (2%) per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided that, in the case of LIBO Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such LIBO Rate Loans shall thereupon become Base Rate Loans and such overdue amounts shall thereafter bear interest payable upon demand at a rate which is two percent (2%)

per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.8 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent, any Lender or any Issuing Bank.

2.9    Fees. In addition to certain fees described in Sections 2.2(h) and 2.2(i) (Letters of Credit):

(a)    Borrower agrees to pay to Lenders or Issuing Banks, as applicable, commitment fees equal to 0.75% per annum multiplied by the average of the daily Aggregate Availability (collectively, “Commitment Fees”).

(b)    All Commitment Fees shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each applicable Lender or Issuing Bank its Pro Rata Share thereof.

(c)    All Commitment Fees shall be calculated on the basis of a 360 day year and the actual number of days elapsed and shall be payable quarterly in arrears on the last Business Day of March, June, September and December of each year during the Availability Period, commencing on the first such date to occur after the Closing Date, and on the Commitment Termination Date.

(d)    In addition to any of the foregoing fees, Borrower agrees to pay to Agents and Administrative Agent for the account of Lenders and Issuing Banks such other fees in the amounts and at the times separately agreed upon (including pursuant to the Fee Letters).

2.10    Voluntary Prepayments/Commitment Reductions.

(a)    Voluntary Prepayments.

(i)    Any time and from time to time Borrower may prepay Loans on any Business Day in whole or in part, in an aggregate minimum amount of $2,000,000 and integral multiples of $1,000,000 in excess of that amount (provided that, in any such case, such minimum amounts shall not apply to a prepayment of all outstanding Loans);

(ii)    All such prepayments shall be made:

(A)    upon not less than one (1) Business Day’s prior written or telephonic notice in the case of Base Rate Loans; and

(B)    upon not less than three (3) Business Days’ prior written or telephonic notice in the case of LIBO Rate Loans;

in each case given to Administrative Agent by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed by delivery of written notice thereof to Administrative Agent (and Administrative Agent will promptly transmit such original notice by facsimile or telephone to each applicable Lender or Issuing Bank). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that such prepayment obligation may be conditioned on the occurrence of any subsequent event (including a refinancing transaction) specified in such notice. Any such voluntary prepayment shall be applied as specified in Section 2.12(a) (Application of Voluntary Prepayments).

(b)    Voluntary Commitment Reductions.

(i)    Borrower may, upon not less than three (3) Business Days’ prior written or telephonic notice promptly confirmed by delivery of written notice thereof to Administrative Agent (which original written notice Administrative Agent will promptly transmit by facsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Commitments in an amount up to the Aggregate Availability at the time of such proposed termination or reduction; provided that any such partial reduction of the Commitments shall be in an aggregate minimum amount of $2,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii)    Borrower’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Commitments shall be effective on the date specified in Borrower’s notice and shall reduce the Commitments of each Lender and/or Issuing Bank proportionately to its Pro Rata Share thereof; provided that such termination or reduction may be conditioned on the occurrence of any subsequent event (including a refinancing transaction).

2.11    Mandatory Prepayments.

(a)    Asset Sales. No later than the third (3rd) Business Day following the date of receipt by Borrower of any Net Asset Sale Proceeds, Borrower shall prepay Unreimbursed Amounts and Loans (and, as applicable, Cash Collateralize Letters of Credit) as set forth in Section 2.12(b) (Application of Mandatory Prepayments) in an aggregate amount equal to such Net Asset Sale Proceeds; provided that, so long as no Event of Default shall have occurred and be continuing, Borrower may use such Net Asset Sale Proceeds within three hundred sixty-five (365) days of receipt thereof by Borrower to purchase replacement assets or other assets useful to the business of Borrower and its Subsidiaries (including purchases of Equity Interests or lines of business) or otherwise reinvest such Net Asset Sale Proceeds in a Permitted Business, which 365-day period may be extended by an additional one hundred and eighty (180) days if Borrower shall have provided to Administrative Agent a binding commitment to make any such purchase or re-investment.

(b)    Net Debt Proceeds. No later than the third (3rd) Business Day following the date of receipt by Borrower of any Net Debt Proceeds, Borrower shall prepay Unreimbursed Amounts and Loans (and, as applicable, Cash Collateralize Letters of Credit) as set forth in Section 2.12(b) (Application of Mandatory Prepayments) in an aggregate amount equal to such Net Debt Proceeds.

(c)    Changes of Control. No later than the third (3rd) Business Day following (i) the occurrence of an SPL Change of Control, a CCH Change of Control, a CQP Change of Control or a CQH Change of Control, or (ii) any date on which Borrower shall no longer hold at least 50% of the CQP IDRs, Borrower shall prepay all Unreimbursed Amounts and Loans (and, as applicable, Cash Collateralize Letters of Credit) as set forth in Section 2.12(b) (Application of Mandatory Prepayments). Upon any prepayment pursuant to this Section 2.11(c), the Commitments shall be terminated and permanently reduced to zero.

(d)    Prepayment Certificate. Concurrently with any prepayment of the Loans and/or reduction of the Commitments pursuant to this Section 2.12, Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds. In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Loans and/or permanent reduction of the Commitments in an amount equal to such excess, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

2.12    Application of Prepayments.

(a)    Application of Voluntary Prepayments. With respect to each prepayment made pursuant to Section 2.10(a) (Voluntary Prepayments), on the date specified in the notice of prepayment delivered pursuant to Section 2.10(a)(ii) (Voluntary Prepayments), such prepayment of the Loans shall be applied pro rata to:

(i)    the principal of, and accrued but unpaid interest on, the Loans to be prepaid;

(ii)    any additional amounts required to be paid pursuant to Section 2.15(c) (Compensation for Breakage or Non-Commencement of Interest Periods); and

(iii)    any other Obligations due in connection with any prepayment under the Financing Documents.

(b)    Application of Mandatory Prepayments. Any amount required to be paid pursuant to Section 2.11 (Mandatory Prepayments) shall be applied first, to prepay the Unreimbursed Amounts and Loans and second, to Cash Collateralize such L/C Obligations in an amount equal to the Minimum Collateral Amount. Any such prepayment of Unreimbursed Amounts and Loans shall be applied pro rata to:

(i)    the principal of, and accrued but unpaid interest on, such Unreimbursed Amounts and Loans;

(ii)    any additional amounts required to be paid Section 2.15(c) (Compensation for Breakage or Non-Commencement of Interest Periods); and

(iii)    any other Obligations due in connection with any prepayment under the Financing Documents.

(c)    Application of Prepayments of Loans to Base Rate Loans and LIBO Rate Loans. Any prepayment of the Loans shall be applied first to Base Rate Loans to the full extent thereof, before application to LIBO Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.15(c) (Compensation for Breakage or Non-Commencement of Interest Periods).

2.13    General Provisions Regarding Payments.

(a)    All payments by Borrower of principal, interest, fees and other Obligations shall be made in immediately available funds, without reduction, defense, recoupment, setoff or counterclaim, free of any restriction or condition, and, except as otherwise required herein, delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Principal Office of Administrative Agent for the account of Lenders.

(b)    All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c)    Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s or Issuing Bank’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d)    Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans, in lieu of its Pro Rata Share of any LIBO Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e)    Subject to the provisos set forth in the definition of “Interest Period,” whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, with respect to such Loans only, such extension of time shall be included in the computation of the payment of interest hereunder or of the Commitment Fees hereunder.

(f)    Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in immediately available funds prior to 3:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 7.1(a) (Failure To Make Payments When Due). Interest and fees shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.8 (Default Interest) from the date such amount was due and payable until the date such amount is paid in full.

(g)    If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 7.1 (Events of Default) or pursuant to any sale of, any collection from, or other realization upon all or any part of the Collateral, all payments or proceeds received by Administrative Agent or Collateral Agent in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 4.1 (Recoveries) of the Collateral Agency Appointment Agreement.

2.14    Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided in the Security Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary or mandatory prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Financing Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Financing Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.14 shall not be construed to apply to (i) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (ii) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

2.15    Making or Maintaining LIBO Rate Loans.

(a)    Inability To Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBO Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted LIBO Rate, Administrative Agent shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBO Rate Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(b)    Illegality or Impracticability of LIBO Rate Loans. In the event that on any date (i) any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its LIBO Rate Loans has become unlawful as a result of compliance by such Lenders in good faith with any treaty, Government Rule or guideline (or would conflict with any such treaty, Government Rule or guideline not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) Administrative Agent is advised by the Requisite Lenders (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of LIBO Rate Loans has become impracticable or unavailable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of the Lenders in that market, then, and in any such event, any Lender requesting compensation under this Section 2.15 shall be an “Affected Lender” and such Affected Lender shall on that day give notice (by e-mail or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). If Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) a notice from Lenders constituting Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Loans as, or to convert Loans to, LIBO Rate Loans shall be suspended until such notice shall be withdrawn by each Affected Lender, (2) to the extent such determination by the Affected Lender relates to a LIBO Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding LIBO Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBO Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 2.15(c) (Compensation for Breakage or Non-Commencement of Interest Periods), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written or telephonic notice (promptly confirmed by delivery of written notice thereof) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender).

(c)    Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate each Lender, within thirty (30) days of written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to lenders of funds borrowed by it to make or carry its LIBO Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any LIBO Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any LIBO Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its LIBO Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its LIBO Rate Loans is not made on any date specified in a notice of prepayment given by Borrower. With respect to any Lender’s claim for compensation under this Section 2.15, Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) calendar days prior to the date that such Lender notifies Borrower of the event that gives rise to such claim.

(d)    Booking of LIBO Rate Loans. Any Lender may make, carry or transfer LIBO Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e)    Assumptions Concerning Funding of LIBO Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.15 and under Section 2.16 (Increased Costs; Capital Adequacy) shall be made as though such Lender had actually funded each of its relevant LIBO Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted LIBO Rate in an amount equal to the amount of such LIBO Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided that each Lender may fund each of its LIBO Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.15 and under Section 2.16 (Increased Costs; Capital Adequacy).

2.16    Increased Costs; Capital Adequacy.

(a)    Compensation for Increased Costs and Taxes. Subject to the provisions of Section 2.17 (Taxes; Withholding, Etc.) (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (which term shall include each Agent and Issuing Bank for purposes of this Section 2.16(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law has occurred that: (i) subjects such Lender (or its applicable lending office or Affiliate) or any company controlling such Lender to any additional Tax (other than any Indemnified Taxes or Other Taxes covered by Section 2.17 (Taxes; Withholding, Etc.) and Excluded Taxes) with respect to this Agreement or any of the other Financing Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBO Rate Loans that are reflected in the definition of Adjusted LIBO Rate) or any company controlling such Lender; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or any company controlling such Lender or such Lender’s obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost or decrease the yield to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) hereunder or to increase the cost to such Lender of issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit); then, in any such case, Borrower shall pay to such Lender, within thirty (30) days following receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or in a lump sum or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in yield or amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.16(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error. Notwithstanding any of the foregoing, a Lender shall be entitled to request compensation for increased costs or expenses described in this Section 2.16(a) only to the extent it is the general practice or policy of such Lender to request such compensation from other borrowers under comparable facilities under similar circumstances.

(b)    Capital Adequacy Adjustment. In the event that any Lender (which term shall include each Issuing Bank for purposes of this Section 2.16(b)) shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) the introduction, adoption, effectiveness, phase in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (B) compliance by any Lender (or its applicable lending office) or any company controlling such Lender with any guideline, request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in each case after the date hereof, has or would have the effect of reducing the rate of return on the capital of such Lender or any company controlling such Lender as a consequence of, or with reference to, such Lender’s Loans, Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or Letters of Credit to a level below that which such Lender or such controlling company could have achieved but for such introduction, adoption, effectiveness, phase in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling company with regard to capital adequacy), then from time to time, within five (5) Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling company on an after-tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.16(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error. Notwithstanding any other provision herein, no Lender or Issuing Bank shall demand compensation pursuant to Section 2.16(a) or 2.16(b) if it shall not at the time be the general policy or practice of such Lender or Issuing Bank to demand such compensation from similarly situated borrowers.

(c)    Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.16 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

2.17    Taxes; Withholding, Etc.

(a)    Payments To Be Free and Clear. All sums payable by or on behalf of Borrower hereunder and under the other Financing Documents shall be paid free and clear of, and without any deduction or withholding on account of, any Tax, except to the extent required by law.

(b)    Withholding of Taxes. If any applicable law (as determined in the good-faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall (i) be entitled to make such deduction or withholding; (ii) pay, or cause to be paid, the full amount deducted or withheld to the appropriate Governmental Authority before the date on which penalties attach thereto; and (iii) if the Tax is an Indemnified Tax, and unless otherwise provided in this Section 2.17, then the sum payable by Borrower in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of the deduction, withholding or payment for Indemnified Taxes (including such deductions and withholdings applicable to additional sums payable under this Section 2.17(b)), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction, withholding or payment for Indemnified Taxes been made.

(c)    Status of Lenders.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Financing Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.17(c)(ii)(A), 2.17(c)(ii)(B), and 2.17(c)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing,

(A)    any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(1)    in the case of a Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Financing Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Financing Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    executed copies of IRS Form W-8ECI;

(3)    in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4)    to the extent a Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C)    any Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D)    If a payment made to a Lender under any Financing Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(c), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered under this Section 2.17(c) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(d)    Payment of Other Taxes. Without limiting the provisions of Section 2.17(b) (Withholding of Taxes), Borrower shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for the payment of any Other Taxes. Borrower shall deliver to Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to Administrative Agent in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.

(e)    Evidence of Payments. Within thirty (30) days after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.17, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(f)    Indemnification by Borrower. Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of Indemnified Taxes (including any such Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund, from the Governmental

Authority imposing the Tax, of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.17(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.17(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)    For purposes of this Section 2.17, the term “Lender” shall include any Issuing Bank.

(i)    Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Financing Document.

2.18    Obligation To Mitigate. Each Lender (which term shall include each Issuing Bank for purposes of this Section 2.18) agrees that, as promptly as practicable after the officer of such Lender that is directly or indirectly responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Sections 2.15 (Making or Maintaining LIBO Rate Loans), 2.16 (Increased Costs; Capital Adequacy) or 2.17 (Taxes; Withholding, Etc.), it will (at the request of Borrower), to the extent not inconsistent with any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Sections 2.15 (Making or Maintaining LIBO Rate Loans), 2.16 (Increased Costs; Capital Adequacy) or 2.17 (Taxes; Withholding, Etc.) would be eliminated or materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect the Commitments, Loans or Letters of Credit or the interests of such Lender; provided that such Lender will not be obligated to utilize such other office pursuant to this Section 2.18 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.18 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.19    Defaulting Lenders.

(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7 (Events of Default) or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 9.4 (Set Off) shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, as Borrower may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fourth, if so determined by Administrative Agent and Borrower, to be held in a Deposit Account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders or any Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or such Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default shall have occurred and be continuing, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.19(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(ii)    Certain Fees. No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.9(a) (Fees) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)    Defaulting Lender Cure. If Borrower and Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the applicable Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

2.20    Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased Cost Lender”) shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.15 (Making or Maintaining LIBO Rate Loans), 2.16 (Increased Costs; Capital Adequacy) or 2.17 (Taxes; Withholding, Etc.), and (ii) such Lender shall fail to withdraw such notice within five (5) Business Days after Borrower’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender and continues to be a Defaulting Lender, and (ii) such Defaulting Lender shall fail to cure the default pursuant to Section 2.19(b) (Defaulting Lender Cure) within five (5) Business Days after Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 9.5(b) (Affected Lenders’ Consent), the consent of the Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 9.6 (Successors and Assigns; Participations) and Borrower shall pay the fees, if any, payable thereunder and any other expenses incurred by Borrower or the Secured Parties in connection with any such assignment from an Increased Cost Lender, a Non-Consenting Lender or a Defaulting Lender; provided that (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.9 (Fees) (but, in the case of any Defaulting Lender, subject to Section 2.19(a)(ii) (Certain Fees)); (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.15(c) (Compensation for Breakage or Non-Commencement of Interest Periods), 2.16 (Increased Costs; Capital Adequacy)

or 2.17 (Taxes; Withholding, Etc.) or otherwise, as if it were a prepayment (without regard to any pro rata payment obligation in respect of any other Loans); (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; and (4) in the case of any such assignment resulting from a claim for payment under Section 2.16 (Increased Costs; Capital Adequacy) or 2.17 (Taxes; Withholding, Etc.), or payments required to be made pursuant to Section 2.17 (Taxes; Withholding, Etc.), such assignment will result in a reduction of such payments; provided that Borrower may not make such election with respect to any Terminated Lender that is also an Issuing Bank, unless, prior to the effectiveness of such election, Borrower shall have caused the outstanding Letters of Credit issued thereby to be cancelled. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided further that any rights of a Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if Borrower exercises its option hereunder to cause an assignment by such Lender as a Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 9.6 (Successors and Assigns; Participations). In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one (1) Business Day after receipt of such notice, each Lender hereby authorizes and directs Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 9.6 (Successors and Assigns; Participations) on behalf of a Terminated Lender and any such documentation so executed by Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 9.6 (Successors and Assigns; Participations).

2.21    Reserved.

2.22    Currency Matters. All Obligations of Borrower under the Financing Documents shall be payable in Dollars. All calculations, comparisons, measurements or determinations under the Financing Documents shall be made in Dollars.

2.23    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Financing Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Financing Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Financing Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

SECTION 3.    CONDITIONS PRECEDENT

3.1    Closing Date. The occurrence of the Closing Date is subject to the satisfaction or waiver of the conditions precedent set forth in this Section 3.1, in each case to the satisfaction of each of the Lenders, unless, in each case, waived by each of the Lenders:

(a)    Financing Documents. Administrative Agent shall have received true, correct and complete copies of the following documents, each of which shall have been duly authorized, executed and delivered by the parties thereto:

(i)    this Agreement;

(ii)    the Pledge and Security Agreement;

(iii)    each Control Agreement required to be in place as of the Closing Date in accordance with the Pledge and Security Agreement;

(iv)    the Collateral Agency Appointment Agreement; and

(v)    the Fee Letters.

(b)    Organizational Documents; Incumbency. Administrative Agent shall have received (i) each Organizational Document of Borrower certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency certificates of certain officers of Borrower, including each officer who is authorized to execute Funding Notices and Issuance Notices delivered under this Agreement, in substantially the form of Exhibit J hereto (with such amendments or modifications as may be approved by Administrative Agent); (iii) resolutions of the board of directors of Borrower, approving and authorizing the execution, delivery and performance of this Agreement and the other Financing Documents, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of Borrower’s jurisdiction of incorporation dated the Closing Date or a recent date prior thereto.

(c)    CCH Documents. Administrative Agent shall have received a true, correct and complete copy of each of the:

(i)    CCH ECA (including any amendments, supplements or restatements thereto executed prior to the date hereof), which shall have been duly authorized, executed and delivered by the parties thereto; and

(ii)    CCH Financing Documents as in effect on the date hereof (including any amendments, supplements or restatements thereto executed prior to the date hereof), each of which shall have been duly authorized, executed and delivered by the parties thereto.

(d)    CCH Construction Reports. Administrative Agent shall have received a copy of the most recent reports delivered to the intercreditor agent pursuant to Section 10.4 of the CCH Common Terms Agreement.

(e)    Financial Statements. Administrative Agent shall have received, to the extent available, certified copies of the most recent quarterly and annual financial statements of Borrower, which financial statements (other than the annual financial statements) need not be audited.

(f)    Opinions from Counsel. Administrative Agent shall have received the legal opinion(s) of Sullivan & Cromwell LLP, as New York and special Delaware counsel to Borrower, in form and substance reasonably satisfactory to Administrative Agent, each Lender and each Issuing Bank.

(g)    Bank Regulatory Requirements. Each Lender shall have received, or had access to, at least three (3) Business Days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know your customer” and Anti-Terrorism and Money Laundering Laws.

(h)    Fees; Expenses. Administrative Agent shall have received for its own account, or for the account of the relevant Lender entitled thereto, all fees due and payable pursuant to the Financing Documents, and all costs and expenses (including costs, fees and expenses of legal counsel and consultants) payable thereunder for which invoices have been presented at least three (3) days prior to the Closing Date.

(i)    Absence of Default. As of the Closing Date, no Default or Event of Default has occurred and is continuing.

(j)    Closing Date Certificate. Borrower shall have delivered to Administrative Agent an executed Closing Date Certificate, together with all attachments thereto, which shall include a certification of an Authorized Officer of Borrower:

(i)    that Borrower is not aware of any fact or circumstance that would reasonably be expected to delay the occurrence of Train 4 Completion beyond the “Guaranteed Substantial Completion Date” (as that term is defined in the SPL 2021 Notes Indenture) thereof;

(ii)    that each of Borrower and each of its applicable Subsidiaries is in compliance all material respects with all of its respective obligations under the CCH ECA;

(iii)    that no “default” or “event of default” (as defined in the CCH Financing Documents) has occurred and is continuing under the CCH Financing Documents as in effect on the date hereof;

(iv)    as to the amount, as of the Closing Date, of the Outstanding CCH ECA Obligation;

(v)    that (A) the copies of the CCH ECA and each CCH Financing Document delivered pursuant to clause (c) (CCH Documents) above are true, correct and complete copies of such documents as in effect on the date hereof and (B) no term or condition of any such agreement has been amended from the form thereof delivered to Administrative Agent; and

(vi)    that each of the conditions precedent to the Closing Date, as set forth in this Section 3.1, has been satisfied (except that no certification shall be made or required from Borrower as to the satisfaction or reasonable satisfaction of an Agent or Lender with respect to any such condition precedent).

(k)    Representations and Warranties. Each of the representations and warranties in the Financing Documents is true and correct in all material respects, on and as of the Closing Date except for those representations and warranties that are qualified by materiality, which shall be true and correct in all respects.

(l)    Perfection of Security. Administrative Agent shall have received satisfactory evidence of the completion of all actions, recordings and filings of or with respect to the Security Documents that Administrative Agent may deem necessary or reasonably desirable in order to perfect the first-priority Liens (subject only to Permitted Liens) created thereunder, including the delivery of the original certificates representing all Equity Interests in the Pledged Entities (in each case, together with a duly executed transfer power and irrevocable proxy in substantially the form attached to the Pledge and Security Agreement) to Collateral Agent and the filing of UCC-l financing statements.

(m)    Lien Searches. Administrative Agent shall have received the results of recent lien, judgment and litigation searches for Borrower in each jurisdiction applicable (in Administrative Agent’s reasonable opinion) to Borrower and such searches shall reveal no Liens on any of the assets of Borrower except for Permitted Liens and Liens discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to Administrative Agent.

(n)    Evidence of Insurance. Administrative Agent and Collateral Agent shall have received customary insurance certificates from Borrower’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 (Insurance) is in full force and effect, and providing for Collateral Agent, for the benefit of Secured Parties, to be an additional insured thereunder to the extent required under Section 5.5 (Insurance).

(o)    Solvency Certificate. Administrative Agent shall have received an executed solvency certificate in form, scope and substance reasonably satisfactory to Administrative Agent and demonstrating that Borrower is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be, Solvent.

(p)    Notes. Administrative Agent shall have received true, correct and complete copies of the Notes requested by the Lenders pursuant to Section 2.5 (Evidence of Debt; Register; Lenders’ Books and Records; Notes), each of which shall have been duly authorized, executed and delivered by Borrower.

3.2    Conditions to Each Credit Extension.

The several obligation of each Lender to make, or cause one of its Affiliates to make, a Loan or of each Issuing Bank to issue, amend or extend, or cause one of its Affiliates to issue, amend or extend a Letter of Credit is subject to the satisfaction of the following conditions precedent, unless, in each case, waived by the Requisite Lenders or by such Issuing Bank:

(a)    Funding/Issuance Notice. Administrative Agent shall have received a duly executed Funding Notice (or, in the case of the issuance, amendment or extension of a Letter of Credit, Administrative Agent and the applicable Issuing Bank shall have received a duly executed Issuance Notice), as required by and in accordance with, and meeting the requirements of, Section 2.1(b)(ii) (Borrowing Mechanics) or Section 2.2(b)(i) (Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit), as applicable.

(b)    Representations and Warranties. As of the applicable Credit Date, each of the representations and warranties of Borrower in the Financing Documents is true and correct in all material respects, except for (A) those representations and warranties that are qualified by materiality, which shall be true and correct in all respects, on and as of the date of the applicable Credit Extension as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date) and (B) the representations and warranties that are not deemed repeated.

(c)    Absence of Default. As of such Credit Date, (i) no Default or Event of Default has occurred and is continuing or will result from the consummation of the transactions contemplated by the Financing Documents; (ii) no “default” or “event of default” has occurred and is continuing under the CCH Financing Documents and (iii) Borrower is in compliance in all material respects with all of its obligations under the CCH ECA; provided that, Borrower will be deemed to satisfy the conditions set forth in clauses (ii) and (iii) hereof if (A) all such “defaults,” “events of default” or non-compliance, as applicable, may be fully cured by application of the proceeds of the requested Credit Extension; (B) the proceeds of the requested Credit Extension will be promptly applied to cure all such “defaults,” “events of default” or non-compliance, as applicable; (C) no “default” or “event of default” will exist under the CCH Financing Documents and no such non-compliance will exist under the CCH ECA immediately after the application of such proceeds; and (D) Borrower delivers to Administrative Agent a certificate signed by an Authorized Officer of Borrower attesting to items (A) through (C) hereof.

(d)    Credit Date Certifications. The Funding Notice or Issuance Notice, as applicable, to be delivered in accordance with Section 3.2(a) (Funding/Issuance Notice) shall include a certification, dated as of such Credit Date, of an Authorized Officer (including, for purposes of Sections 3.2(d)(iii), 3.2(d)(iv) and 3.2(d)(v) below, the chief financial officer, vice president, finance, chief accounting officer or treasurer of Borrower):

(i)    that each of the conditions precedent to the Credit Extension, as set forth in this Section 3.2 has been satisfied as of the Credit Date (except that no certification shall be made or required from Borrower as to the satisfaction or reasonable satisfaction of an Agent or Lender with respect to any such condition precedent);

(ii)    that the proceeds of the Credit Extension will be applied in accordance with Sections 2.4 (Use of Proceeds);

(iii)    either (A) Train 4 Completion has occurred or (B) as of the applicable Credit Date, Borrower’s Unrestricted Cash is less than $500,000,000;

(iv)    in the event that the proceeds of such Credit Extension will be used for general corporate purposes (and not to fund, directly or indirectly, CCH Equity Contributions to CCH HoldCo II and its Subsidiaries and related fees and expenses), (A) the sum of (x) the Aggregate Availability and (y) Borrower’s Unrestricted Cash is not less than the amount of Borrower’s Outstanding CCH ECA Obligation, and (B) no event, circumstance or change has occurred that would constitute a GCP Material Adverse Effect; and

(v)    as to the amount, as of the Credit Date, of the Outstanding CCH ECA Obligation.

3.3    Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Notice, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit as the case may be; provided that each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the close of business on the date that the telephonic notice is given. In the event of a discrepancy between the telephonic notice and the written Notice, the written Notice shall govern. In the case of any Notice that is irrevocable once given, if Borrower provides telephonic notice in lieu thereof, such telephonic notice shall also be irrevocable once given. None of Administrative Agent, any Lender nor any Issuing Bank shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other Person authorized on behalf of Borrower or for otherwise acting in good faith.

SECTION 4.    REPRESENTATIONS AND WARRANTIES

In order to induce Agents, Lenders and Issuing Banks to enter into this Agreement and to make each Credit Extension to be made thereby, Borrower represents and warrants to each Agent, Lender and Issuing Bank on each of the Closing Date and each Credit Date, that the following statements are true and correct:

4.1    Organization; Requisite Power and Authority; Qualification. Each of Borrower and each of the Pledged Entities (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted in all material respects, and, in the case of Borrower, to enter into the Financing Documents and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not be reasonably expected to have, a Material Adverse Effect.

4.2    Equity Interests and Ownership.

(a)    The Equity Interests of each of Borrower and each of the Pledged Entities have been duly authorized and validly issued. Set forth on Part I of Schedule 4.2 is a true, correct, and complete list of all Equity Interests in all Pledged Entities. As of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which any of the Pledged Entities is a party requiring, and there is no membership interest or other Equity Interests of any of the Pledged Entities outstanding which upon conversion or exchange would require, the issuance by any of the Pledged Entities of any additional membership interests or other Equity Interests of any of the Pledged Entities or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of any of the Pledged Entities.

(b)    Except as set forth in Part II of Schedule 4.2, 100% of the Equity Interests in each Pledged Entity is owned directly by Borrower, and all such Equity Interests are owned free and clear of all Liens (other than Permitted Liens).

(c)    Borrower does not own any Equity Interests in any Person except for the Equity Interests set forth on Schedule 4.2 and Equity Interests in any Excluded Subsidiary.

4.3    Due Authorization. The execution, delivery and performance of the Financing Documents have been duly authorized by all necessary action on the part of Borrower.

4.4    No Conflict. The execution, delivery and performance by Borrower of each of the Financing Documents and the consummation of the transactions contemplated by the Financing Documents do not and will not (a) violate (i) any provision of any Government Rule or any Government Approval applicable to Borrower except to the extent such violation would not reasonably be expected to have a Material Adverse Effect or (ii) any of the Organizational Documents of Borrower; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Borrower except to the extent such conflict, breach or default would not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets now owned or hereafter acquired by Borrower (other than any Permitted Lien); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Borrower, except for such approvals or consents (i) that have been obtained or are reasonably expected to be received at the time required and all such consents and approvals that have been obtained remain in full force and effect or (ii) the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect.

4.5    Government Approvals. The execution, delivery and performance by Borrower of the Financing Documents and the consummation of the transactions contemplated by the Financing Documents do not and will not require any Government Approval, except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date.

4.6    Binding Obligation. Each Financing Document has been duly executed and delivered by Borrower and each Financing Document that contains Contractual Obligations is the legally valid and binding obligation of Borrower, enforceable against Borrower in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by general equitable principles.

4.7    Financial Statements. The financial statements of Borrower furnished to Administrative Agent pursuant to Section 5.1 (Financial Statements and Other Reports) (or pursuant to Section 3.1 (Closing Date) or otherwise) were prepared in conformity with GAAP, and fairly present, in all material respects, the financial position, on a consolidated basis, of Borrower and its Subsidiaries as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of Borrower and its Subsidiaries for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, Borrower has no contingent liability or liability for Taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the financial statements or the notes thereto and which in any such case is material in relation to the business, operations and financial condition of Borrower and its Subsidiaries, taken as a whole.

4.8    No Material Adverse Effect. (i) As of the Closing Date, since December 31, 2016, and (ii) at any time this representation and warranty is made thereafter, since the Closing Date, no event, circumstance or change has occurred, and there are no facts known (or which upon the reasonable exercise of diligence should be known) to Borrower (other than matters of a general economic nature), that have caused or evidence, or that would reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect.

4.9    Adverse Proceedings. There are no Adverse Proceedings, individually or in the aggregate, that would reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries is (i) in violation of any Government Rule (including Environmental Laws) in any jurisdiction that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (ii) subject to or in default with respect to any Government Rule, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

4.10    Payment of Taxes. All federal income Tax returns and all other material Tax returns and reports of Borrower required to be filed have been timely filed, and all Taxes shown on such Tax returns to be due and payable and any other material Taxes required to be paid by Borrower have been paid when due and payable or remitted on a timely basis, as applicable, or are being contested in good faith by appropriate proceedings with reserves, or other appropriate provisions, as shall be required in conformity with GAAP, maintained therefor.

4.11    Properties.

(a)    Title. Borrower has (i) good and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property) and (iv) good title to (in the case of all other personal property), all of its properties and assets reflected in its financial statements referred to in Section 4.7 (Financial Statements). Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b)    Real Estate. As of the Closing Date, Schedule 4.11 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) in respect of each Real Estate Asset.

4.12    Intellectual Property. As of the Closing Date, Borrower has no material Intellectual Property.

4.13    Environmental Matters. (a) Neither Borrower nor any of its Subsidiaries is subject to any outstanding written Adverse Proceeding, order, consent decree or settlement agreement with any Person relating to any Environmental Law that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; (b) neither Borrower nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or letter or written request for information under any comparable foreign, state, provincial or territorial law the subject of which would reasonably be expected to result in a Material Adverse Effect; (c) to Borrower’s Knowledge, there are, and have been, no facts, circumstances, conditions or occurrences which would reasonably be expected to form the basis of an Environmental Claim against Borrower or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and (d) Borrower and its Subsidiaries are and have been in compliance with all current Environmental Laws and the requirements of any Government Approvals issued pursuant to Environmental Laws, except to the extent that no Material Adverse Effect individually or in the aggregate would reasonably be expected to result.

4.14    No Defaults. Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, would reasonably be expected to constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not reasonably be expected to have a Material Adverse Effect.

4.15    Investment Company Act of 1940. Borrower is not an “investment company” as defined in the Investment Company Act of 1940.

4.16    Federal Reserve Regulations; Exchange Act.

(a)    Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)    No portion of the proceeds of any Credit Extension shall be used in any manner, whether directly or indirectly, that causes or would reasonably be expected to cause, such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

4.17    Employee Matters. There is (a) no material strike or work stoppage in existence or threatened involving Borrower and (b) to the Knowledge of Borrower, (i) no union representation question existing with respect to the employees of Borrower and (ii) no union organization activity with respect to the employees of Borrower is taking place. The hours worked by and payments made to employees of Borrower have not been in violation of the Fair Labor Standards Act of 1938, or any other applicable federal, state, provincial, territorial, local or foreign law dealing with such matters in any manner which would reasonably be expected to result in a Material Adverse Effect. All payments due from Borrower, or for which any claim may be made against any Borrower, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Borrower, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

4.18    Employee Benefit Plans.

(a)    Borrower and each of its Subsidiaries are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan in all material respects;

(b)    each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status;

(c)    no liability to the PBGC (other than required premium payments), the IRS, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Borrower;

(d)    no ERISA Event has occurred or is reasonably expected to occur;

(e)    except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrower or any of its respective Subsidiaries; and

(f)    Borrower and each of its Subsidiaries have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan;

in each of subclause (a) through (f), except as would not reasonably be expected to result, in the aggregate, in a Material Adverse Effect.

4.19    Certain Fees. No broker’s or finder’s fee or commission with respect to the Financing Documents will be payable except as payable to Agents, Arrangers, Lenders and Issuing Banks.

4.20    Solvency. As of the Closing Date, Borrower is and, upon the incurrence of any Obligation by Borrower on the Closing Date, Borrower will be, Solvent.

4.21    Compliance with Statutes, Etc. Borrower is in compliance with all Government Approvals and Government Rules, in respect of the conduct of its business and the ownership of its property, except such non-compliance that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

4.22    Disclosure. No representation or warranty of Borrower contained in any Financing Document, and no information, documentation or other materials (other than projections and other forward-looking information and information of a general economic or industry-specific nature, “Information”) in any other documents, certificates or written statements furnished directly or indirectly to any Agent, Arrangers, Lender or Issuing Bank by or on behalf of Borrower or its Affiliates in connection with the transactions contemplated hereby is or will be, when taken as a whole, not complete and correct in all material respects and the Information does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made and furnished, it being recognized by each other party hereto and the Agents, the Arrangers, the Lenders and the Issuing Banks that such projections as to future events are not a guarantee of financial performance and that actual results during the period or periods covered by such projections may differ from the projected results and such differences may be material. The inclusion of any item in any Schedule, as an exception to any representation or warranty or otherwise, is not intended, and shall not be deemed, to imply that any such item is in any way material to Borrower’s business or to establish any standard of materiality. Matters disclosed in any Schedule (except in Schedules I, 4.1 and 4.2) are not necessarily limited to matters that are required by the Agreement to be disclosed therein. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature or impose any duty or obligation to disclose any information beyond what is required by the Agreement, and disclosure of such additional matters shall not affect, directly or indirectly, the interpretation of the Agreement or the scope of the disclosure obligations hereunder.

4.23    Sanctions; Anti-Corruption Laws; PATRIOT Act. To the extent applicable, neither Borrower nor any of its Subsidiaries nor, to the Knowledge of Borrower, any of their respective directors, officers, employees, agents or Affiliates is (i) the subject of any sanctions or economic embargoes administered or enforced by the U.S. Department of State or the U.S. Department of Treasury (including the Office of Foreign Assets Control), or any other applicable U.S. sanctions authority, the United Nations, the European Union or Her Majesty’s Treasury (collectively, “Sanctions”, and the associated laws, rules, regulations and orders promulgated or issued thereunder, collectively, “Sanctions Laws”), (ii) an organization owned or controlled by a Person, entity, or country, territory or region that is the target of Sanctions, or (iii) a Person located, organized or resident in a country, territory or region that is, or whose government is, the target of Sanctions, including, without limitation, as of the Closing Date the Crimea region, Cuba, Iran, North Korea, Sudan and Syria. To the Knowledge of Borrower, each of Borrower, each of its Subsidiaries and each of their respective directors, officers, employees, agents and Affiliates is in compliance, in all material respects, with (i) all Sanctions Laws, (ii) the United States Foreign Corrupt Practices Act of 1977 and any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders promulgated or issued thereunder (collectively, “Anti-Corruption Laws”) and (iii) the Anti-Terrorism and Money Laundering Laws, and Borrower and its Subsidiaries and Affiliates have instituted and maintained and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with such laws and with the representations and warranties contained herein. No part of the proceeds of the Loans or Letters of Credit will be used, directly or, to the Knowledge of Borrower, indirectly, (A) for the purpose of financing any activities or business of or with any Person or in any country or territory that is, to the Knowledge of Borrower, at such time the subject of any Sanctions or (B) in any other manner that would result in a violation of Anti-Corruption Laws, Anti-Terrorism and Money Laundering Laws, or Sanctions Laws by any Person (including any Person participating in the Loans or Letters of Credit, whether as Agent, Lender or otherwise). There are no pending or, to the Knowledge of Borrower, threatened, legal proceedings, or, to the Knowledge of Borrower, any investigations by any governmental entity, with respect to violation of any Anti-Corruption Laws, Anti-Terrorism and Money Laundering Laws, or Sanctions Laws relating to the business of Borrower or any of its Subsidiaries or Affiliates.

4.24    Security Documents. As of the Closing Date and thereafter, the Security Documents that have been delivered on or prior to the date this representation is made are effective to create, in favor of Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable Lien on and security interest in all of the Collateral purported to be covered thereby, and all necessary recordings and filings have been made in all necessary public offices, and all other necessary and appropriate action has been taken, so that the security interest created by each Security Document is a perfected Lien on and security interest in all right, title and interest of Borrower in the Collateral purported to be covered thereby (including delivery to Collateral Agent of the certificates evidencing all of the Equity Interests in each Pledged Entity, to the extent required pursuant to the Pledge and Security Agreement), prior and superior to all other Liens other than Permitted Liens. As of the Closing Date and thereafter, the descriptions of the Collateral set forth in each Security Document are true, complete, and correct in all material respects and are adequate for the purpose of creating, attaching and perfecting the Liens in the Collateral granted or purported to be granted in favor of Collateral Agent for the benefit of the Secured Parties under the Security Documents.

4.25    Insurance. All insurance required to be obtained by Borrower pursuant to Section 5.5 (Insurance) has been obtained and is in full force and effect, and all premiums then due and payable on all such insurance have been paid.

4.26    Nature of Business. Borrower has not and is not engaged in any business other than as permitted by this Agreement.

4.27    Ranking. The Financing Documents and the obligations evidenced thereby are, and will at all times be, direct and unconditional general obligations of Borrower and rank, and will at all times rank, in right of payment and otherwise at least pari passu with all other senior Indebtedness of the Borrower, and senior in respect of Collateral recovery to all unsecured Indebtedness of Borrower and senior in right of Payment to Subordinated Indebtedness of Borrower, in each case whether now existing or hereafter outstanding.

4.28    Indebtedness; Investments. As of the Closing Date, Borrower has no (a) Indebtedness other than Indebtedness permitted pursuant to Section 6.1 (Indebtedness) and (b) Investments other than the Investments permitted pursuant to Section 6.4 (Investments).

4.29    EEA Financial Institutions. Borrower is not an EEA Financial Institution.

SECTION 5.    AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, so long as the Commitments have not been terminated and until the Discharge of Obligations (other than contingent indemnification obligations with respect to which no claim is outstanding), Borrower shall perform all covenants in this Section 5.

5.1    Financial Statements and Other Reports. Borrower will deliver to Administrative Agent:

(a)    Quarterly Financial Statements. As soon as available, and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending March 31, 2017, the consolidated unaudited balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, in each case, setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification (it being understood that the delivery by Borrower of a Quarterly Report on Form 10-Q shall satisfy the requirements of this Section 5.1(a));

(b)    Annual Financial Statements. As soon as available, and in any event within 120 days after the end of each Fiscal Year, commencing with the Fiscal Year ended December 31, 2016, (i) a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statement of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification; and (ii) with respect to such consolidated financial statements a report thereon of an independent certified public accountant of recognized national standing (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrower and its Subsidiaries, in each case, as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP, applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) (it being understood that the delivery by Borrower of an Annual Report on Form 10-K shall satisfy the requirements of this Section 5.1(b));

(c)    Compliance Certificate. Together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to Sections 5.1(a) (Quarterly Financial Statements) and 5.1(b) (Annual Financial Statements), a duly executed and completed Compliance Certificate, certified as complete and correct by an Authorized Officer of Borrower;

(d)    Notice of Default, Etc. As soon as practicable and in any event within five (5) Business Days after Borrower obtains Knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Borrower by Administrative Agent or the Requisite Lenders with respect thereto; (ii) that any Person has given any notice to Borrower or taken any other action with respect to any event or condition set forth in Section 7.1(b) (Default in Other Agreements or Instruments); (iii) of any condition or event that constitutes an “event of default” with respect to indebtedness in an aggregate amount of at least $250 million under any CCH Financing Document or (iv) of the occurrence of any Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

(e)    Notice of Litigation. As soon as practicable and in any event within five (5) Business Days after any Authorized Officer of Borrower obtains Knowledge of (i) the institution of any Adverse Proceeding not previously disclosed in writing by Borrower to Administrative Agent, Lenders and Issuing Banks, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), if adversely determined would be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably requested by the Lenders and Issuing Banks to evaluate such matters;

(f)    ERISA. As soon as practicable and in any event no later than five (5) Business Days after becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Borrower or any of its ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto;

(g)    Insurance. On an annual basis promptly following the renewal of Borrower’s insurance policies, a customary certificate from Borrower’s insurance broker(s) outlining all material insurance coverage maintained as of the date of such certificate by Borrower;

(h)    Public Filings. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with any national securities exchange or regulator, including the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions, in each case, that is not otherwise required to be delivered to Administrative Agent pursuant hereto;

(i)    Information Regarding Collateral.

(i)    Borrower will furnish to Collateral Agent prompt written notice of any change (A) in Borrower’s corporate name, (B) in Borrower’s identity or corporate structure, (C) in Borrower’s jurisdiction of organization or (D) in Borrower’s Federal Taxpayer Identification Number or state organizational identification number.

(ii)    Borrower also agrees promptly to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed.

(j)    Other Information. Such other information and data with respect to Borrower and its Subsidiaries as from time to time may be reasonably requested by Administrative Agent (including any Lender or any Issuing Bank, through Administrative Agent).

Borrower acknowledges that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders. Borrower agrees to clearly designate all information provided to Administrative Agent and the Lenders by or on behalf of Borrower or any of its Affiliates that is suitable to make available to Public Lenders. If Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Non-Public Information, Administrative

Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive Non-Public Information with respect to Borrower, its Affiliates and their respective Securities.

The information required to be delivered pursuant to Section 5.1(a) (Quarterly Financial Statements), Section 5.1(b) (Annual Financial Statements) or Section 5.1(h) (Public Filings) may be delivered electronically and shall be deemed to have been so delivered on the date (i) on which Borrower posts such information, or provides a link thereto, on Borrower’s website on the Internet or at http://www.sec.gov; or (ii) on which such information is posted on Borrower’s behalf on an Internet or intranet website, if any, to which the Lenders and Administrative Agent have been granted access (whether a commercial, third party website or whether sponsored by Administrative Agent).

5.2    Existence. Borrower will at all times preserve and keep in full force and effect its existence and all rights and franchises, and Government Approvals it deems material to its business, except as otherwise permitted by this Agreement.

5.3    Payment of Taxes and Claims. Borrower will timely file all federal income Tax returns and all other material Tax returns, and remit or pay all material Taxes required to be remitted by it and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings, as long as adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor.

5.4    Maintenance of Properties. Except as would not reasonably be expected to cause a Material Adverse Effect, Borrower will maintain or cause to be maintained in working order ordinary wear and tear excepted, all properties used or useful in the business of Borrower.

5.5    Insurance. Borrower will maintain or cause to be maintained, with insurers believed to be financially sound and reputable, such insurance as may customarily be carried or maintained under similar circumstances by Persons engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Each such policy of insurance shall name Collateral Agent, for the benefit of the Secured Parties, as an additional insured thereunder as its interests may appear.

5.6    Books and Records; Inspections. Borrower will keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities. Borrower will permit any authorized representatives designated by any Lender to visit and inspect any of the properties of Borrower, to inspect, copy and take extracts from its financial and accounting records, and to discuss its affairs, finances and accounts with its officers, engineers and independent public accountants, all upon reasonable prior written notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that, unless an Event of Default shall have occurred and be continuing, such visits and inspections shall be limited to once in each calendar year and shall be at the sole cost and expense of Administrative Agent or the applicable Lender(s) (except that Administrative Agent may make one such visit to Borrower’s Principal Office in each calendar year, the reasonable cost and expense thereof shall be borne by Borrower).

5.7    Compliance with Laws.

(a)    Borrower will comply with the requirements of all applicable Government Rules (including all Environmental Laws), noncompliance with which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)    Borrower and its Subsidiaries shall comply in all material respects with Anti-Terrorism and Money Laundering Laws and Sanctions Laws.

(c)    Borrower will not, and will procure that its Affiliates, directors and officers do not, directly or, to Borrower’s Knowledge, indirectly, use the proceeds of the Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Joint Venture partner or other Person:

(i)    in violation of any Anti-Terrorism and Money Laundering Laws, Anti-Corruption Laws or Sanctions Laws, to the extent applicable;

(ii)    to fund any activities or business of or with any Person, or in any country, territory or region, that, at the time of such funding, is, or whose government is, the target of Sanctions; or

(iii)    in any other manner that would result in a violation of any Anti- Terrorism and Money Laundering Laws, Anti-Corruption Laws or Sanctions, by any Person (including any Person participating in the Loans, whether as Lender, Administrative Agent, Collateral Agent or otherwise).

5.8    Environmental.

(a)    Environmental Disclosure. Borrower will deliver to Administrative Agent (and Administrative Agent shall deliver to the Lenders and, if so requested, the Issuing Banks):

(i)    as soon as reasonably practicable following receipt thereof, copies of all written environmental audits, assessments, investigations, analyses and reports prepared by any independent consultants (excluding, for clarity, legal counsel) with respect to any (A) significant environmental matters at or related to any property owned or occupied by Borrower or any of its Subsidiaries that, in any such case, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (B) Environmental Claims against Borrower that, in any such case, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

(ii)    as soon as reasonably practicable following the occurrence thereof, written notice describing in reasonable detail (1) any Release that would reasonably be expected to have a Material Adverse Effect, (2) any violation of applicable Environmental Laws that would reasonably be expected to have a Material Adverse Effect and (3) any remedial action relating to any of the foregoing that would reasonably be expected to have a Material Adverse Effect;

(iii)    as soon as reasonably practicable following the sending or receipt thereof by Borrower, a copy of any and all material written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect and (2) any Release by Borrower that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, in each case that are from or to any Governmental Authority or third party bringing such Environmental Claim or alleging such Release;

(iv)    reasonably prompt written notice describing in reasonable detail any proposed acquisition of stock, assets or property by Borrower that would reasonably be expected to expose Borrower to, or result in, Environmental Claims that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and

(v)    with reasonable promptness, such other material documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.8(a).

(b)    Obligation to Cure, Etc. Borrower shall promptly take any and all actions reasonably necessary to (i) cure any violation of applicable Environmental Laws by Borrower that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, (ii) address any Release that if not investigated and/or remediated would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (iii) make any appropriate response to any Environmental Claim against it where the failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9    Subsidiaries. In the event that any Person becomes a direct Subsidiary of Borrower (other than any Excluded Subsidiary) after the Closing Date, Borrower shall take, or shall cause such Subsidiary to take, all of the actions referred to in Section 3.1(l) (Perfection of Security) necessary to grant and to perfect a first priority Lien (subject to Permitted Liens) in favor of Collateral Agent, for the benefit of the Secured Parties, under the Pledge and Security Agreement in 100% of the Equity Interests of such Subsidiary to the extent such Equity Interests are required to be so pledged pursuant to the Pledge and Security Agreement, and such Subsidiary shall become a Pledged Entity. With respect to each such direct Subsidiary that is required to become a Pledged Entity, Borrower shall as soon as practicable and in any event no later than ten (10) Business Days after such Person becomes a Subsidiary send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Borrower and (ii) all of the data required to be set forth in Schedule 4.1 and Schedule 4.2 with respect to all Pledged Entities, and such written notice shall be deemed to supplement Schedule 4.1 and Schedule 4.2 for all purposes hereof.

5.10    SPL Proceeds. Without limitation of the provisions of Section 2.11(c), in the event of a disposition or issuance of Equity Interests that results in CQP ceasing to own, directly or indirectly, 100% of the voting and economic interests in SPL, Borrower shall cause its applicable Subsidiaries to invest all SPL Proceeds of any such disposition or issuance of Equity Interests in assets to be owned by SPL and that are useful in the business of SPL.

5.11    Further Assurances. At any time or from time to time upon the request of Administrative Agent or Collateral Agent, without duplication of Section 5.1(i) (Information Regarding Collateral) and 5.1(j) (Other Information), Borrower will, at its expense, promptly execute, acknowledge and deliver such further documents (including UCC financing statements and UCC continuation statements) and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Financing Documents and to ensure the validity, enforceability and legality of this Agreement or any other Financing Document and the rights of the Secured Parties and Collateral Agent hereunder or thereunder. In furtherance and not in limitation of the foregoing, Borrower shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations (other than contingent indemnification obligations with respect to which no claim has been made) are secured by substantially all of the assets of Borrower (other than the Excluded Assets) and that the Liens on the Collateral are duly perfected in accordance with all applicable Government Rules for the purposes of perfecting the first priority Lien (subject only to Permitted Liens) created, or purported to be created, in favor of Collateral Agent or the Secured Parties under this Agreement or any other Financing Documents.

5.12    Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely for purposes permitted in this Agreement.

SECTION 6.    NEGATIVE COVENANTS

Borrower covenants and agrees that, so long as the Commitments have not been terminated and until the Discharge of Obligations (other than contingent indemnification obligations with respect to which no claim is outstanding), Borrower shall perform all covenants in this Section 6.

6.1    Indebtedness. Borrower shall not directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)    the Loans and all other Obligations under this Agreement and the other Financing Documents;

(b)    purchase money Indebtedness or Capital Lease obligations to the extent incurred in the ordinary course of business, Indebtedness with respect to acquired Real Estate Assets and licensing of intellectual property; provided that, (i) if such obligations are secured, they are secured only by Liens upon the equipment, Real Estate Asset or intellectual property being financed and (ii) the aggregate principal amount and the capitalized portion of such obligations does not at any time exceed $30,000,000 outstanding in the aggregate;

(c)    Indebtedness that is mandatorily convertible into Common Equity of Borrower; provided that (i) after giving effect to the incurrence of such Indebtedness, no Event of Default shall exist and be continuing, and (ii) the projected Interest Coverage Ratio for the four Fiscal Quarter period commencing on the first day of the Fiscal Quarter in which such Indebtedness is incurred (calculated on a pro forma basis after giving effect to the incurrence of such Indebtedness as if such Indebtedness was incurred on the first day of such four Fiscal Quarter period) is not less than 2.00:1.00;

(d)    Indebtedness that is unsecured not to exceed $500,000,000 in the aggregate at any time outstanding; provided that the proceeds of any such Indebtedness may be used solely to (i) repay the Loans (with a corresponding permanent reduction of the Commitments) and to permanently reduce the Commitments or (ii) to fund, directly or indirectly, CCH Equity Contributions;

(e)    trade or other similar Indebtedness incurred in the ordinary course of business, which is (i) not more than ninety (90) days past due, or (ii) being contested in good faith and by appropriate proceedings;

(f)    Indebtedness outstanding on the date hereof, including Indebtedness listed in Schedule 6.1, and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, other than by an amount not to exceed unpaid accrued or capitalized interest and premiums thereon (including tender premiums), underwriting discounts, original issue discount, defeasance costs, fees (including upfront fees), commissions and expenses;

(g)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course or other cash management services in the ordinary course of business;

(h)    to the extent constituting Indebtedness, obligations in respect of performance bonds, bid bonds, performance guarantees and completion guarantees and similar obligations in an aggregate amount not to exceed $50,000,000;

(i)    to the extent constituting Indebtedness, obligations in respect of appeal bonds, surety bonds, indemnification obligations, obligations to pay insurance premiums and similar obligations;

(j)    Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(k)    unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(l)    Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with operations and business of Borrower in the ordinary course of business;

(m)    Subordinated Indebtedness between Borrower and any of its Subsidiaries; provided that all such Indebtedness shall be evidenced by an Intercompany Note;

(n)    Indebtedness in respect of Interest Rate Agreements and Currency Agreements, in each case, subject to Section 6.9 (Speculative Transactions);

(o)    guarantees by Borrower of the obligations of its Subsidiaries under Interest Rate Agreements, Currency Agreements and Commodity Hedge Agreements, in each case, subject to Section 6.9 (Speculative Transactions); and

(p)    any other Indebtedness of Borrower not to exceed $50,000,000 in the aggregate at any time outstanding.

With respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any increase in the amount of such Indebtedness in connection with the accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness or in the form of Equity Interests and the accretion of original issue discount or liquidation preference shall also be permitted hereunder after the date of such incurrence.

6.2    Liens. Borrower shall not, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind of Borrower, whether now owned or hereafter acquired or licensed, except:

(a)    Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Financing Document;

(b)    Liens securing (i) Indebtedness with respect to Interest Rate Agreements and Currency Agreements (and guarantees of Interest Rate Agreements, Currency Agreements and Commodity Hedge Agreements) permitted to be entered into pursuant to Section 6.9 (Speculative Transactions), (ii) Capital Leases and purchase money liens on property purchased securing Indebtedness described in Section 6.1(b) (Indebtedness); provided that, in the case of this clause (ii), any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness and (iii) liens securing Indebtedness with respect to Real Estate Assets acquired as permitted under this Agreement; provided that, in the case of this clause (iii), any such Lien shall encumber only the Real Estate Asset acquired with the proceeds of such Indebtedness;

(c)    Liens in existence on the date hereof, including those listed in Schedule 6.2;

(d)    statutory Liens or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than ninety (90) days or if more than ninety (90) days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP to the extent required by GAAP;

(e)    pledges or deposits of cash or letters of credit to secure the performance of bids, trade contracts (other than for borrowed money), government contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and return of money bonds, letters of credit and other obligations of a like nature incurred in the ordinary course of business;

(f)    easements, rights of way, encroachments and other similar encumbrances affecting real property which are incurred in the ordinary course of business and encumbrances consisting of zoning or other rights reserved to or vested in any governmental office or agency, licenses, restrictions on the use of property or encumbrances, defects or imperfections in title which do not materially impair such property for the purpose for which Borrower’s interest therein was acquired or materially interfere with the operation of Borrower’s business;

(g)    possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of investments; provided that such Liens (i) attach only to such investments and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such investments and not any obligation in connection with margin financing or otherwise;

(h)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i)    Liens created in the ordinary course of business on deposits to secure liability for premiums to insurance carriers or securing insurance premium financing arrangements, arising in connection with conditional sale, title retention, consignment or similar arrangements for the sale of goods or securing letters of credit issued in the ordinary course of business;

(j)    Mechanics’ Liens, Liens of lessors and sublessors, other common law Liens and similar Liens incurred in the ordinary course of business for sums which secure amounts not overdue for a period of more than ninety (90) days or if more than ninety (90) days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP to the extent required by GAAP;

(k)    legal or equitable encumbrances (other than any attachment prior to judgment, judgment lien or attachment in aid of execution on a judgment) deemed to exist by reason of the existence of any pending litigation or other legal proceeding if the same is effectively stayed or the claims secured thereby are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP to the extent required by GAAP;

(l)    Liens arising out of judgments or awards not constituting an Event of Default so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate cash reserves, bonds or other cash equivalent security have been provided or are fully covered by insurance (other than any customary deductible);

(m)    Liens for workers’ compensation awards and similar obligations not then delinquent and any such Liens, whether or not delinquent, whose validity is at the time being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP to the extent required by GAAP;

(n)    the replacement, extension or renewal of any Lien permitted by this Section 6.2; provided that such Lien is on the same assets originally subject thereto and arises out of the extension, renewal, refinancing or replacement of the Indebtedness secured thereby (without any increase in the amount thereof except to the extent permitted herein);

(o)    Liens solely on any cash earnest money deposits made by Borrower in connection with any letter of intent or purchase agreement permitted hereunder;

(p)    Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP to the extent required by GAAP;

(q)    non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by Borrower in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of Borrower;

(r)    non-consensual statutory Liens and rights of setoff of financial institutions over deposit accounts held at such financial institutions to the extent such Liens or rights of setoff secure or allow setoff against amounts owing for fees and expenses relating to the applicable deposit account; and

(s)    Liens not otherwise permitted by this Section 6.2 securing Indebtedness in an aggregate amount not to exceed $50,000,000 at any time outstanding;

provided that no reference herein to Liens permitted hereunder (including Permitted Liens), including any statement or provision as to the acceptability of any Liens (including Permitted Liens), shall in any way constitute or be construed as to provide for a subordination of any rights of the Agents, the Lenders, the Issuing Banks or other Secured Parties hereunder or arising under any of the other Financing Documents in favor of such Liens.

With respect to any Lien securing Indebtedness that was permitted to secure Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any increase in the amount of such Indebtedness in connection with the accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness or in the form of Equity Interests and the accretion of original issue discount or liquidation preference.

6.3    No Further Negative Pledge. Borrower shall not enter into any agreement that, by its terms, prohibits the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations, except with respect to: (a) specific property encumbered to secure payment of particular Indebtedness, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, Joint Venture agreements and similar agreements to the extent permitted hereunder (provided that, such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses, Joint Venture agreements or similar agreements, as the case may be), (c) any restrictions imposed by any agreement relating to Liens securing Indebtedness permitted by this Agreement, to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (d) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under this Agreement pending the consummation of such sale, transfer lease or other dispositions, (e) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (f) restrictions identified on Schedule 6.3 and (h) restrictions imposed by Government Rule.

6.4    Investments. Borrower shall not, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(a)    Investments in Cash and Cash Equivalents;

(b)    equity Investments owned as of the Closing Date in any Subsidiary or any other Person;

(c)    intercompany loans made by Borrower in compliance with Section 6.8 (Conduct of Business); provided that, all such intercompany loans shall be evidenced by an Intercompany Note;

(d)    the making of CCH Equity Contributions;

(e)    subject to Section 6.9 (Speculative Transactions), Interest Rate Agreements (and guarantees thereof), Currency Agreements (and guarantees thereof) and guarantees of Commodity Hedge Agreements, in each case, that constitute Investments; and

(f)    to the extent not otherwise permitted by clauses (a) through (e) above, any Investment in any Permitted Business.

6.5    Financial Covenant. Borrower shall not, at any time, permit Available Liquidity to equal an amount that is less than the lesser of (a) twenty percent (20%) of the Commitments in effect at such time and (b) $100,000,000.

6.6    Fundamental Changes. Borrower shall not consolidate or merge with or into any other Person or sell, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of Borrower and its Subsidiaries, taken as a whole, to any other Person unless:

(a)    either: (i) Borrower is the surviving Person; or (ii) the Person formed by or surviving any such consolidation, amalgamation or merger or resulting from such conversion (if other than Borrower) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any State thereof or the District of Columbia;

(b)    the Person formed by or surviving any such conversion, consolidation, amalgamation or merger (if other than Borrower) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes the due and punctual payment of all the Obligations (including principal, interest and fees) and the performance of every covenant of this Agreement, the other Financing Documents and the CCH ECA on the part of Borrower to be performed or observed; and

(c)    immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

6.7    Transactions with Affiliates. Borrower shall not, directly or indirectly, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower on terms that are less favorable in the aggregate to Borrower than Borrower would obtain in a comparable agreement with independent parties acting at arm’s length; provided that, the foregoing restriction shall not apply to (a) any indemnity provided to and any reasonable and customary fees paid to members of the board of directors of Borrower; (b) (i) compensation, benefits and indemnification arrangements for officers and other employees of Borrower entered into in the ordinary course of business, and (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options, stock ownership plans, including restricted stock plans, stock grants, directed share programs and other equity-based plans and the granting and stockholder rights of registration rights approved by the board of directors of Borrower; (c) transactions described in Schedule 6.7 (as in effect on the Closing Date without giving effect to any amendment thereto), including the transactions contemplated by the CCH ECA (as in effect on the Closing Date without giving effect to any amendment thereto); (d) Subordinated Indebtedness permitted by Section 6.1(m) (Indebtedness); (f) the entering into of any tax sharing agreement or similar arrangement; or (g) any transaction between Borrower and a wholly owned Subsidiary of Borrower, so long as Borrower has determined in good faith that such transaction is in its commercial interest.

For purposes of this Section 6.7, for so long as (i) Borrower retains, directly or indirectly, ownership of 100% of the CQP IDRs, (ii) Borrower, directly or indirectly, holds and controls legally and beneficially on a fully diluted basis at least 80% of the economic and voting rights associated with ownership of all outstanding Equity Interests of all classes of Equity Interests of CQH, (iii) Borrower, directly or indirectly, owns and controls legally and beneficially on a fully diluted basis 100% of the voting rights associated with ownership of all outstanding Equity Interests of all classes of Equity Interests of CQP GP (and CQP remains the general partner of CQP), and (iv) CQH does not dispose of any of the limited partnership interests of CQP held by CQH on the Closing Date, CQP and CQH shall be considered wholly owned Subsidiaries of Borrower.

6.8    Conduct of Business. From and after the Closing Date, Borrower shall not engage in any business other than Permitted Businesses.

6.9    Speculative Transactions. Borrower shall not engage in any transaction, or enter into any guarantee in respect of any transaction, involving any Interest Rate Agreement or any transaction involving commodity swaps, options or futures contracts or any similar transactions or currency hedging other than (a) Currency Agreements to hedge general and administrative expenses and other direct expenses of the Borrower and Interest Rate Agreements, in each case, that are entered into by Borrower for bona fide interest rate or exchange rate (as applicable) hedging purposes and not for speculative purposes and (b) guarantees of any Interest Rate Agreement, Currency Agreement or Commodity Hedge Agreement entered into by any Subsidiaries, in each case, that (i) are entered into for bona fide hedging purposes and not for speculative purposes and (ii) are in an aggregate amount not to exceed $50,000,000.

6.10    Restricted Payments. Borrower shall not make or agree to make, directly or indirectly, any Restricted Payments unless each of the following conditions set forth below have been satisfied:

(a)    no Default or Event of Default has occurred and is continuing or would occur as a result of such Restricted Payment;

(b)    at the time of such Restricted Payment, (i) the aggregate principal amount of the Loans does not exceed 10% of the Commitments and (ii) the sum of (A) the Aggregate Availability plus (B) Borrower’s Unrestricted Cash is no less than the Outstanding CCH ECA Obligation determined at such time; provided that the Outstanding CCH ECA Obligation shall be reduced by the Stated Amount of any Letter of Credit issued to fund CCH Equity Contributions (provided further that, for the avoidance of doubt, the Aggregate Availability shall with respect to each such Letter of Credit be reduced by the amount of L/C Obligations with respect to such Letter of Credit);

(c)    at or prior to the time of such Restricted Payment, Train 4 Completion has occurred; and

(d)    Administrative Agent shall have received a Restricted Payment Certificate, duly executed by the chief financial officer, vice president, finance, chief accounting officer or treasurer of Borrower, confirming that each of the conditions set forth in Sections 6.10(a), 6.10(b) and 6.10(c) has been satisfied.

6.11    Margin Regulations. Borrower shall not use any portion of the proceeds of any Credit Extension to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Borrower shall use the proceeds of Credit Extension in a manner that would reasonably be expected to violate or be inconsistent with the provisions of Regulation T, Regulation U or Regulation X.

SECTION 7.    EVENTS OF DEFAULT

7.1    Events of Default. If any one or more of the following conditions or events shall occur:

(a)    Failure To Make Payments When Due. Failure by Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; unless (x) such failure is caused by an administrative or technical error and (y) payment is made within three (3) Business Days of its due date; or (ii) when due any amount payable to any Issuing Bank in reimbursement of any drawing under a Letter of Credit or any Cash Collateralization of a Letter of Credit as required pursuant to Section 2.2 (Letters of Credit) or Section 2.2(d) (Cash Collateral); or (iii) any interest on any Loan or any fee or any other amount due hereunder within three (3) Business Days after the date due; or

(b)    Default in Other Agreements or Instruments. (i) A failure of Borrower to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more other items of Indebtedness (other than Indebtedness referred to in Section 7.1(a) (Failure to Make Payments When Due)) in the individual or aggregate principal amounts in excess of $50,000,000 beyond the grace period, if any, provided therefor; (ii) a breach or default by Borrower with respect to any other term of one or more items of Indebtedness of Borrower or any agreement relating thereto in the individual or aggregate principal amounts in excess of $50,000,000 beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redemption) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or (iii) (A) a failure of any Cross-Acceleration Party to pay when due (x) any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of Indebtedness of such Cross-Acceleration Party in the individual or aggregate principal amounts in excess of $250,000,000, or (B) a breach or default by any Cross-Acceleration Party with respect to any other term of one or more items of Indebtedness of such Cross-Acceleration Party or any agreement relating thereto in the individual or aggregate principal amounts in excess of $250,000,000, in the case of each of subclauses (A) and (B), if the effect of such default is to cause that applicable Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity; or

(c)    Breach of Certain Covenants. Failure of Borrower to perform or comply with any term or condition contained applicable to it in Section 2.4 (Use of Proceeds), Section 5.2 (Existence), Section 5.12 (Use of Proceeds) or Section 6 (Negative Covenants); or

(d)    Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by Borrower in any Financing Document or in any statement or certificate at any time given by Borrower in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made, unless, if such misstatement (and the effect thereof) is capable of being cured, Borrower cures such misstatement (and any effect thereof) within thirty (30) days of becoming aware thereof (or if such incorrect representation or warranty is not susceptible to cure within thirty (30) days, and Borrower is proceeding with diligence and in good faith to cure such default, and such default is susceptible to cure, such thirty (30) day period shall be extended as may be necessary to cure such default, with such extended period not to exceed sixty (60) days in the aggregate (inclusive of the original thirty (30) day period)); or

(e)    Other Defaults Under Financing Documents. Borrower shall default in the performance of or compliance with any term contained herein or any of the other Financing Documents other than any such term referred to in any other clause of this Section 7.1, and such default shall not have been remedied, cured or waived within thirty (30) days after the earlier of (i) an officer of Borrower becoming aware of such default or (ii) receipt by Borrower of notice from Administrative Agent or any Lender of such default provided, that if such failure is not capable of remedy within such thirty (30) day period, such thirty (30) day period shall be extended to a total period of ninety (90) days so long as (A) such default is subject to cure, (B) Borrower is diligently pursuing a cure and (C) such additional cure period could not reasonably be expected to result in a Material Adverse Effect; or

(f)    Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Borrower in an involuntary case or proceeding under any Debtor Relief Laws, or any receiver, sequestrator, trustee, conservator, liquidator or other custodian or other officer having similar powers over Borrower or over all or a substantial part of its property shall be appointed, or a warrant of attachment, execution or similar process shall have been issued against any substantial party of the property of Borrower and any such event described in this clause (i) shall remain undismissed or unstayed for sixty (60) days; or (ii) a case or proceeding shall be commenced against Borrower without the consent or acquiescence of such party seeking relief under any Debtor Relief Laws or seeking the appointment of a receiver, sequestrator, trustee, conservator, liquidator or other custodian or other officer having similar powers over Borrower or over all or a substantial part of its property, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or (iii) any analogous step or procedure is taken under the laws of any jurisdiction in respect of Borrower; or

(g)    Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) Borrower shall have an order for relief entered with respect to it or shall commence a voluntary case or proceeding under any Debtor Relief Laws, or shall consent to the entry of an order for relief in an involuntary case or proceeding, or to the conversion of an involuntary case to a voluntary case or proceeding, under any such law, or shall seek or consent to or acquiesce in the appointment of or taking possession by a receiver, trustee, conservator, liquidator or other custodian for all or a substantial part of its property; or Borrower shall make any assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors; or (ii) Borrower shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or (iii) the board of directors (or similar governing body) of Borrower (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 7.1(f) (Involuntary Bankruptcy; Appointment of Receiver, Etc.); or (iv) any analogous step or procedure is taken under the laws of any jurisdiction in respect of Borrower; or

(h)    Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in excess of $50,000,000 (to the extent not adequately covered by insurance as to which a Solvent and un-Affiliated insurance company has acknowledged coverage) shall be entered or filed against Borrower or any of its assets and shall remain unpaid, undischarged, unvacated, unbonded or unstayed for a period of ninety (90) days; or

(i)    Dissolution. Any order, judgment or decree shall be entered against Borrower decreeing the dissolution or split up of Borrower and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days or any analogous step or procedure is taken under the laws of any applicable jurisdiction; or

(j)    Change of Control. A Change of Control shall occur; or

(k)    Security Documents and other Financing Documents. At any time after the execution and delivery thereof, (i) this Agreement or any Security Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in the Collateral purported to be covered by the Security Documents with the priority required by the relevant Security Document; provided, in each case, that such event results in the invalidation of any Lien in a material portion of the Collateral; (ii) Borrower shall contest the validity or enforceability of any Financing Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Financing Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Security Documents; or (iii) the Loans shall cease to constitute first priority Indebtedness (subject to Permitted Liens); or

(l)    Employee Benefit Plans. There shall occur one or more ERISA Events which, individually or in the aggregate, results in or would reasonably be expected to result in a Material Adverse Effect;

THEN, (1) upon the occurrence of any Event of Default described in Section 7.1(f) (Involuntary Bankruptcy; Appointment of Receiver, Etc.) or 7.1(g) (Voluntary Bankruptcy; Appointment of Receiver, Etc.), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of Requisite Lenders, upon notice to Borrower by Administrative Agent, (A) the Commitments, if any, of each Lender having such Commitments and the obligation of each Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower: (I) the unpaid principal amount of and accrued interest and premium, if any, on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit) and (III) all other Obligations; provided that, the foregoing shall not affect in any way the obligations of Lenders under Section 2.2(c)(i) (Drawings and Reimbursements); (C) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Security Documents; and (D) Administrative Agent shall direct Borrower to pay (and Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Sections 7.1(f) (Involuntary Bankruptcy; Appointment of Receiver, Etc.) and 7.1(g) (Voluntary Bankruptcy; Appointment of Receiver, Etc.) to pay) to Cash Collateralize the L/C Obligations (in an amount equal to 103% of the amount of the Outstanding Amount of L/C Obligations thereof).

SECTION 8.    AGENTS

8.1    Appointment of Agent. Société Générale is hereby appointed Administrative Agent hereunder and under the other Financing Documents and each Lender and Issuing Bank hereby authorizes Société Générale to act as Administrative Agent in accordance with the terms hereof and the other Financing Documents, and Société Générale hereby accepts such appointment. Administrative Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Financing Documents, as applicable. The provisions of this Section 8 are solely for the benefit of the Agents and Lenders and Borrower shall have no rights as a third-party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries. Notwithstanding anything to the contrary herein, none of the Arrangers, in their capacity as such, shall have any duties, responsibilities or obligations under this Agreement or any other Financing Document nor any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Arrangers, in such capacity, but each Arranger, in such capacity, shall be entitled to all benefits of this Section 8. Each of the Arrangers, and any Agent described in clause (d) of the definition thereof appointed to serve in a similar capacity may resign from such role at any time, with immediate effect, by giving prior written notice thereof to Administrative Agent and Borrower.

8.2    Powers and Duties. Each Lender irrevocably authorizes each Agent (a) to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Financing Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto and (b) to enter into any and all of the Security Documents together with such other documents as shall be necessary to give effect to the Collateral contemplated by the Security Documents, on its behalf. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Financing Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Financing Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Financing Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Financing Documents except as expressly set forth herein or therein.

8.3    General Immunity.

(a)    No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Financing Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of Borrower to any Agent or any Lender in connection with the Financing Documents and the transactions contemplated thereby or for the financial condition or business affairs of Borrower or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Financing Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or L/C Obligations or the component amounts thereof.

(b)    Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Financing Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Financing Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite

Lenders (or such other Lenders as may be required to give such instructions under Section 9.5 (Amendments and Waivers)) or, in the case of Collateral Agent, (i) in accordance with the applicable Security Documents, and upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be) or (ii) in accordance with the applicable Security Documents, such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. Without prejudice to the generality of the foregoing, (x) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (y) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Financing Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 9.5 (Amendments and Waivers)). Without limiting the generality of the foregoing, no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Financing Document or applicable law; and no Agent shall, except as expressly set forth herein and in the other Financing Documents, have any duty to disclose, and no Agent shall be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity. Each Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to such Agent by Borrower or a Lender.

(c)    Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Financing Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 8.3 and of Section 8.6 (Right to Indemnity) shall apply to any Affiliates of Administrative Agent or Collateral Agent (as applicable) and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent (as applicable).

8.4    Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with any of Borrower’s Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

8.5    Lenders’ Representations, Warranties and Acknowledgment.

(a)    Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)    Each Lender or Issuing Bank, as applicable, by delivering its signature page to this Agreement or an Assignment Agreement and funding a Loan or issuing a Letter of Credit hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Financing Document and each other document required to be approved by any Agent, Requisite Lenders, Issuing Banks or Lenders, as applicable on such Credit Date.

8.6    Right to Indemnity. Each Lender or Issuing Bank, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by Borrower, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Financing Documents or Letters of Credit or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Financing Documents or Letters of Credit; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further that, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

8.7    Successor Administrative Agent.

(a)    Administrative Agent may resign from the performance of all its functions and duties hereunder and under the other Financing Documents at any time by giving thirty (30) days’ written notice to Borrower and the Lenders. Administrative Agent may be removed at any time (i) by the Requisite Lenders (x) for such Person’s gross negligence or willful misconduct or (y) if such Person is a Defaulting Lender pursuant to clause (d) of the definition thereof, to the extent permitted by applicable Government Rule or (ii) by Borrower, with the consent of the Requisite Lenders, for such Person’s gross negligence or willful misconduct. In the event Société Générale is no longer Administrative Agent, any successor Administrative Agent may be removed at any time with cause by the Requisite Lenders. Any such resignation or removal shall take effect upon the appointment of a successor Administrative Agent, in accordance with this Section 8.7.

(b)    Upon any notice of resignation by Administrative Agent or upon the removal of Administrative Agent by the Requisite Lenders, or by Borrower with the approval of the Requisite Lenders pursuant to Section 8.7(a), the Requisite Lenders shall appoint a successor Administrative Agent, hereunder and under each other Financing Document to which Administrative Agent is a party, with such successor Administrative Agent to be a commercial bank having a combined capital and surplus of at least one billion Dollars ($1,000,000,000); provided that, if no Default or Event of Default shall then be continuing, appointment of a successor Administrative Agent shall also be acceptable to Borrower (such acceptance not to be unreasonably withheld, conditioned or delayed). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.

(c)    If no successor Administrative Agent has been appointed by the Requisite Lenders within thirty (30) days after the date a notice of resignation was given by the resigning Administrative Agent, or the Requisite Lenders elected to remove such Person, any Secured Party may petition any court of competent jurisdiction for the appointment of a successor Administrative Agent. Such court may thereupon, after such notice, if any, as it may deem proper, appoint a successor Administrative Agent, who shall serve as Administrative Agent hereunder and under each other Financing Document to which it is a party until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent, as provided above.

(d)    Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent, and the retiring (or removed) Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Financing Documents. After the retirement or removal of Administrative Agent hereunder and under the other Financing

Documents, the provisions of this Section 8 and Section 9.3 (Indemnity) shall continue in effect for the benefit of such retiring (or removed) Person, its sub-agents and their respective Agent Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Person was acting in its capacity as Administrative Agent.

8.8    Security Documents.

(a)    Agents under Security Documents. Each Secured Party hereby further authorizes Administrative Agent to (or to authorize Collateral Agent to, as applicable), on behalf of and for the benefit of the Secured Parties, (i) be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents, to enter into the Security Documents on behalf of the Secured Parties, and to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent and to Collateral Agent, respectively, by the terms of this Agreement, the Collateral Agency Appointment Agreement and the other Security Documents, together with such powers and discretion as are reasonably incidental thereto and (ii) acknowledge its consent, as may be necessary under each applicable jurisdiction, to the granting of the first-priority Lien (subject to Permitted Liens) pursuant to each of the Security Documents. Subject to Section 9.5 (Amendments and Waivers), without further written consent or authorization from any Secured Party, Administrative Agent may (or may authorize Collateral Agent to, as applicable) execute any documents or instruments necessary to, in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 9.5 (Amendments and Waivers)) have otherwise consented. Without limiting the foregoing, each Secured Party hereby agrees to provide such cooperation and assistance as may be reasonably requested by Administrative Agent or Collateral Agent to facilitate and effect actions taken or intended to be taken by Administrative Agent or Collateral Agent, as applicable, including execution and delivery of notices, instruments and other documents as are reasonably deemed necessary by Administrative Agent or Collateral Agent to effect such actions, and joining in any action, motion or proceeding initiated by Collateral Agent (at the instruction of Administrative Agent) for such purposes.

(b)    Right To Realize on Collateral. Borrower, Administrative Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Financing Documents may be exercised solely by Administrative Agent or Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security Documents may be exercised solely by Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof; provided that, notwithstanding the foregoing, (A) in any proceeding under Debtor Relief Laws, any Secured Party may file a proof of claim or statement of interest with respect to the Obligations owed to the Secured Parties; (B) any Secured Party may take any action to preserve or protect the validity and enforceability of the Liens granted in favor of Secured Parties, provided that no such action is, or could reasonably be expected to be, (x) adverse, in any material respect, to the Liens granted in favor of the Secured Parties or the rights of Collateral Agent, Administrative Agent or any other Secured Parties to exercise remedies in respect thereof or (y) otherwise inconsistent with the terms of this Agreement and the Security Documents and (C) any Secured Party may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of such Secured Party, including any claims secured by the Collateral, in each case, to the extent not inconsistent with the terms of this Agreement and the Security Documents; (ii) Administrative Agent shall be entitled to instruct Collateral Agent to and Collateral Agent (at the instruction of Administrative Agent) shall be entitled, for the benefit of the Secured Parties, to sell, transfer or otherwise dispose of or deal with any Collateral as provided in this Agreement and in the Security Documents and (iii) in the event of a foreclosure or similar enforcement action by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from Administrative Agent at the instruction of the Requisite Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.

(c)    Release of Collateral; Termination of Financing Documents. Notwithstanding anything to the contrary contained herein or any other Financing Document, upon the occurrence of the Discharge of Obligations, upon request of Borrower, Administrative Agent and Collateral Agent (as applicable) shall take such actions (or shall direct Collateral Agent to take such actions) as shall be required to release its security interest in all Collateral.

(d)    Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Collateral Agent’s Lien thereon, or any certificate prepared by or on behalf of Borrower in connection therewith, nor shall Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

8.9    Withholding Taxes. To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Financing Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this Section 8.9.

8.10    Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to Borrower, Administrative Agent (irrespective of whether the principal of any Loan or Obligation under a Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)    to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, Issuing Banks and Administrative Agent, including any claim for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its respective agents and counsel and all other amounts due Administrative Agent under Sections 2.2 (Letters of Credit), 2.9 (Fees), 9.2 (Expenses) and 9.3 (Indemnity) allowed in such judicial proceeding; and

(c)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders and Issuing Banks to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.2 (Letters of Credit), 2.9 (Fees), 9.2 (Expenses) and 9.3 (Indemnity). To the extent that the payment of any such compensation, expenses, disbursements and advances of Administrative Agent, its agents and counsel, and any other amounts due Administrative Agent under Sections 2.2 (Letters of Credit), 2.9 (Fees), 9.2 (Expenses) and 9.3

(Indemnity) hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders or Issuing Banks may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 9.    MISCELLANEOUS.

9.1    Notices.

(a)    Notices Generally. Any notice or other communication herein required or permitted to be given to Borrower, Collateral Agent, Administrative Agent or each Issuing Bank, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Financing Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Except as otherwise set forth in Section 3.3 (Notices) or Section 9.1(b) (Electronic Communications), each notice hereunder shall be in writing and may be personally served or sent by facsimile (except for any notices sent to Administrative Agent) or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that no notice to any Agent shall be effective until received by such Agent; provided further that, any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 8.3(c) (Delegation of Duties) hereto as designated by Administrative Agent from time to time.

(b)    Electronic Communications.

(i)    Notices and other communications to any Agent, Lenders and each Issuing Bank hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to (x) notices to any Agent, any Lender or any Issuing Bank pursuant to Section 2 (Loans and Letters of Credit) if such Person has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication or (y) the issuance of any Letter of Credit. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii)    Borrower understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii)    The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

(iv)    Borrower, each Lender, each Issuing Bank and each Agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

(i)    Administrative Agent shall give prompt notice to each Lender and Issuing Bank of receipt of each notice or request required or permitted to be given to Administrative Agent by Borrower pursuant to the terms of this Agreement or any other Financing Document (unless also concurrently delivered to all Lenders and Issuing Banks by Borrower).

(ii)    Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(c)    Private Side Information Contacts. Each Public Lender agrees to cause at least one (1) individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to Borrower, its Affiliates or their respective

Securities for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither Borrower nor Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Financing Documents.

9.2    Expenses. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (a) all the costs of furnishing all opinions by counsel for Borrower required to be delivered by this Agreement; (b) the actual, reasonable and documented fees and expenses of advisors to the Agents (including legal fees, expenses and disbursements of Skadden, Arps, Slate, Meagher & Flom LLP and one local counsel to Agents in each jurisdiction in which security over property of Borrower has or will be granted in connection with the Financing Documents; provided that in the event of an actual or potential conflict of interest, the affected Agents shall be entitled to reimbursement of the actual, reasonable and documented fees, expenses and disbursements of one additional counsel) in connection with the negotiation, preparation, execution and administration of the Financing Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (c) all the actual, reasonable and documented out-of-pocket costs and reasonable expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, or search fees; (d) all the actual, reasonable documented out-of-pocket costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers reasonably engaged by Administrative Agent; (e) all the actual, reasonable and documented out-of-pocket costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (f) all other actual, reasonable and documented out-of-pocket costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the transactions contemplated by the Financing Documents and any consents, amendments, waivers or other modifications thereto; and (g) after the occurrence and during the continuance of a Default or an Event of Default, all actual, documented and reasonable out-of-pocket costs and expenses, including the reasonable fees and out-of-pocket expenses of one counsel and, to the extent applicable, any other local counsel reasonably necessary, incurred by any Agent, any Issuing Bank and Lenders in enforcing any Obligations of or in collecting any payments due from Borrower hereunder or under the other Financing Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings; provided that in the event of an actual or potential conflict of interest, the affected Agents, Issuing Banks and Lenders shall be entitled to reimbursement of the actual, reasonable and documented fees, expenses and disbursements of one additional counsel. This Section 9.2 shall not apply with respect to Taxes that are imposed with respect to payments to or for the account of any Agent or any Lender under any Financing Document which are covered by Section 2.17 (Taxes; Withholding, Etc.) or that are specifically excluded from the scope of Section 2.17 (Taxes; Withholding, Etc.).

9.3    Indemnity.

(a)    In addition to the payment of expenses pursuant to Section 9.2 (Expenses), whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent, each Issuing Bank and Lender and each of their and their Affiliates’ respective officers, partners, members, directors, trustees, advisors, employees, attorneys, agents, sub-agents, affiliates, administrators, managers, representatives and controlling Persons (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided that Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from such Indemnitee’s gross negligence or willful misconduct, or material breach of such Indemnitee’s express obligations hereunder, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 9.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. If for any reason the foregoing indemnification is unavailable to any Indemnitee, or insufficient to hold it harmless, then Borrower will contribute to the amount paid or payable by such Indemnitee, as applicable, as a result of such Indemnified Liability in such proportion as is appropriate to reflect the relative economic interests of (i) Borrower and its Affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) such Indemnitee on the other hand with respect to the transactions under the Financing Documents, as well as the relative fault of (x) Borrower and its Affiliates, shareholders, partners, members or other equity holders and (y) such Indemnitee with respect to such Indemnified Liability. The reimbursement, indemnity and contribution obligations of Borrower under this Section 9.3 will be in addition to any liability which Borrower may otherwise have, and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Borrower, the Indemnitees, any such Affiliate and any such Person. Notwithstanding the foregoing, Borrower shall not be required to indemnify any indemnified party for losses, claims, damages or liabilities arising solely out of disputes as between the indemnified parties that are not based on any act or omission of Borrower or any of its subsidiaries or affiliates, excluding any disputes against any Agent acting in such capacity.

(b)    To the extent permitted by applicable law, Borrower shall not assert, and Borrower hereby waives, any claim against each Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Financing Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. Other than with respect the obligations of Borrower pursuant to Section 9.3(a), to the extent permitted by applicable law, no Lender, Issuing Bank or Agent shall assert, and each Lender, Issuing Bank and Agent hereby waives, any claim against Borrower and its Affiliates, officers, partners, members, directors, trustees, advisors employees, attorneys, agents, sub-agents or controlling Persons, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Financing Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and no Lender, Issuing Bank and Agent hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c)    Borrower also agrees that no Indemnitee will have any liability, based on its or their exclusive or contributory negligence or otherwise, to Borrower (or its Affiliates) or any Person asserting claims on behalf of or in right of Borrower (or their respective Affiliates) or any other Person in connection with or as a result of this Agreement or any Financing Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except to the extent that any losses, claims, damages, liabilities or expenses incurred by Borrower or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of, or material breach of its express obligations under the Financing Documents by, such Indemnitee in performing its obligations under this Agreement or any Financing Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein; provided, however, that in no event will such Indemnitee have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Indemnitee’s activities related to this Agreement or any Financing Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein. Notwithstanding the foregoing, Borrower shall not be required to indemnify any Indemnitee for any Indemnified Liabilities arising solely out of disputes as between the Indemnitees that are not based on any act or omission of Borrower or any of its Subsidiaries or Affiliates, excluding any disputes against any Agent acting in such capacity.

(d)    Promptly after receipt by any Lender, Issuing Bank or Agent of notice of its involvement in any action, proceeding or investigation, such Lender, Issuing Bank or Agent will, if a claim for indemnification in respect thereof is to be made against

Borrower under this Section 9.3, notify Borrower in writing of such involvement. Failure by any Lender, Issuing Bank or Agent to so notify Borrower will not relieve Borrower from the obligation to indemnify the Indemnitees under this Section 9.3 except to the extent that Borrower suffers actual prejudice as a result of such failure, and will not relieve Borrower from its obligation to provide reimbursement and contribution to such Lenders, Issuing Banks or Agents.

This Section 9.3 shall not apply with respect to Taxes other than any Taxes that represent Indemnified Liabilities arising from any non-Tax claim.

9.4    Set Off.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender and each Issuing Bank is hereby authorized by Borrower at any time or from time to time, without notice to Borrower or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender or such Issuing Bank to or for the credit or the account of Borrower against and on account of the obligations and liabilities of Borrower to such Lender or such Issuing Bank hereunder, the Letters of Credit and participations therein and under the other Financing Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Financing Document, irrespective of whether or not (a) such Lender or such Issuing Bank shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 (Loans and Letters of Credit) and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Sections 2.14 (Ratable Sharing) and 2.19 (Defaulting Lenders) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, Issuing Banks and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section 9.4 are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or their respective Affiliates may have. Failure of any Lender or Issuing Bank to give notice of any such setoff and application to Administrative Agent shall not affect the validity of such setoff and application.

9.5    Amendments and Waivers.

(a)    Requisite Lenders’ Consent. Subject to the additional requirements of Sections 9.5(b) (Affected Lenders’ Consent) and 9.5(c) (Other Consents), no amendment, modification, termination or waiver of any provision of the Financing

Documents, or consent to any departure by Borrower therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement or any other Financing Document (i) to cure any ambiguity, omission, defect or inconsistency (as reasonably determined by Administrative Agent), so long as such amendment, modification or supplement does not adversely affect the rights of any Lender (or any Issuing Bank if applicable) or the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Requisite Lenders stating that the Requisite Lenders object to such amendment, (ii) to enter into additional or supplemental Security Documents, or (iii) to release Collateral in accordance with Section 6.6 (Fundamental Changes) of this Agreement and the Security Documents.

(b)    Affected Lenders’ Consent. No amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)    extend any Commitment or the scheduled Final Maturity Date of any Loan or Note without the written consent of the Lender or Issuing Bank holding such Commitment, Loan or Note; provided that no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an extension of a Commitment or a final maturity date;

(ii)    waive, reduce or postpone repayment (but not voluntary prepayment or mandatory prepayment, which shall be governed by Section 9.5(a) (Requisite Lenders’ Consent)) of any Loan beyond the Final Maturity Date without the written consent of the Lender or Issuing Bank holding such Loan;

(iii)    extend the Letter of Credit Expiration Date beyond the Commitment Termination Date without the written consent of each Issuing Bank;

(iv)    reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.8 (Default Interest)), any premium or any fee payable to a Lender or an Issuing Bank under this Agreement or any other Financing Documents without the written consent of the Lender or Issuing Bank to which such interest, premium or fee is payable hereunder;

(v)    extend the time for payment of any interest, fees or premium payable to a Lender or Issuing Bank under this Agreement or any other Financing Documents (but not voluntary prepayment or mandatory prepayment, which shall be governed by Section 9.5(a) (Requisite Lenders’ Consent)) without the written consent of the Lender or Issuing Bank to which such interest, fee or premium is payable (it being understood that the waiver of any mandatory prepayment shall not constitute an extension of any time for payment of interest or fees unless expressly agreed in such waiver);

(vi)    reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit without the written consent of the Lender or the applicable Issuing Bank to which such Loan or reimbursement obligation, as applicable, is payable;

(vii)    amend, modify, terminate or waive any provision of this Section 9.5(b), Section 9.5(c) (Other Consents) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required, without the written consent of all Lenders;

(viii)    amend (A) the definition of “Requisite Lenders,” (B) the definition of “Pro Rata Share,” (C) any other provision of this Agreement specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determinations or grant any consent hereunder, in each case, without the written consent of all Lenders;

(ix)    amend the provisions of Section 2.9(b) (Fees), Section 2.12 (Application of Prepayments), Section 2.13(c) (General Provisions Regarding Payments), Section 2.13(d) (General Provisions Regarding Payments), Section 2.13(g)(General Provisions Regarding Payments), Section 2.14 (Ratable Sharing) or clause (x) of the proviso in Section 9.4, in each case in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the consent of each Lender adversely affected thereby;

(x)    release all or substantially all of the Collateral except as expressly provided in the Financing Documents and except in connection with a “credit bid” undertaken by Collateral Agent at the direction of the Requisite Lenders pursuant to section 363(k), section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Financing Documents (in which case only the consent of the Requisite Lenders will be needed for such release), without the written consent of all Lenders and Issuing Banks; or

(xi)    consent to the assignment or transfer by Borrower of any of its rights and obligations under any Financing Document, without the written consent of all Lenders;

provided that, (1) for the avoidance of doubt, all Lenders and Issuing Banks shall be deemed directly affected by any amendment described in Sections 9.5(b)(vii), 9.5(b)(viii) and 9.5(b)(x) and (2) no amendment, waiver or consent shall, unless in writing and signed by the applicable Issuing Bank in addition to the Lenders required above, affect the rights or duties of such Issuing Bank under this Agreement, any Issuer Document or any other Financing Document relating to any Letter of Credit issued or to be issued by it; and (3) any amendment, waiver or consent of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders (but not the Issuing Banks) or the Issuing Banks (but not the Lenders) may be effected by a written instrument executed by Borrower and by or on behalf of the requisite percentage in interest of the Lenders or the Issuing Banks, as applicable, that would be required to consent thereto under the foregoing provisions of this Section 9.5 if such class of Lenders or Issuing Banks were the only class of Lenders or Issuing Banks hereunder at the time.

(c)    Other Consents. No amendment, modification, termination or waiver of any provision of the Financing Documents, or consent to any departure by Borrower therefrom, shall:

(i)    increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender or Letter of Credit Issuance Commitment of any Issuing Bank over the amount thereof in effect without the consent of such Issuing Bank; provided that no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender or Letter of Credit Issuance Commitment of any Issuing Bank, as applicable; or

(ii)    amend, modify, terminate or waive any provision of the Financing Documents as the same applies to any Agent or Arranger, or any other provision hereof as the same applies to the rights or obligations of any Agent or Arranger, in each case without the consent of such Agent or Arranger, as applicable.

(d)    Execution of Amendments, Etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender or any Issuing Bank, execute amendments, modifications, waivers or consents on behalf of such Lender or Issuing Bank. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.5 shall be binding upon each Lender and Issuing Bank at the time outstanding, each future Lender or Issuing Bank and, if signed by Borrower, on Borrower.

9.6    Successors and Assigns; Participations.

(a)    Generally. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of Lenders. Borrower’s rights or obligations hereunder or any interest therein may not be assigned or delegated by Borrower without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders and other Indemnitees) any benefit, legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Register. Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders or Issuing Banks in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 9.6(d) (Mechanics). Each assignment shall be recorded in the Register promptly following receipt by Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to Borrower and a copy of such Assignment Agreement shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender or Issuing Bank shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c)    Right To Assign. Each Lender or Issuing Bank (in such capacity and in its capacity as a Lender) shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment, Loans and L/C Obligations owing to it (provided that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments; and provided further that, no partial assignment of any outstanding Letter of Credit shall be permitted) to a Person who is (A) an Eligible Assignee and (B) in the case of an Issuing Bank, has the Required Ratings (or its guarantor, as contemplated by the definition of “Required Ratings,” has the Required Ratings), and, in each case, is reasonably satisfactory to Administrative Agent and consented to by Borrower (such consent not to be (x) unreasonably withheld, conditioned or delayed or (y) required (1) at any time an Event of Default pursuant to Sections 7.1(a) (Failure To Make Payments When Due), 7.1(f) (Involuntary Bankruptcy; Appointment of Receiver, Etc.) or 7.1(g) (Voluntary Bankruptcy; Appointment of Receiver, Etc.) shall have occurred and then be continuing or (2) in case of assignment to a then-existing Lender or Issuing Bank or an Affiliate of such Lender or Issuing Bank); provided further that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within ten (10) Business Days after having received notice thereof. Upon a Lender’s or Issuing Bank’s assignment of L/C Obligations, Commitments and outstanding Loans to an additional Lender or Issuing Bank, as applicable, (i) such additional Lender or Issuing Bank shall become vested with all of the rights, powers, privileges and duties of a Lender or Issuing Bank (as applicable) hereunder, and (ii) if the assignee is an Issuing Bank, such assignee Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, assigned to such Issuing Bank.

(d)    Mechanics.

(i)    Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to withholding tax matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.17(c) (Status of Lenders), together with payment to Administrative

Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable in the case of an assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender).

(ii)    In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(e)    Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee (and, if the assignee is to be an Issuing Bank, has the Required Ratings (or whose guarantor, as contemplated by the definition of “Required Ratings,” has the Required Ratings)); (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 9.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control); and (iv) it will not provide any information (other than customary administrative information) obtained by it in its capacity as a Lender to Borrower or any Affiliate of Borrower.

(f)    Effect of Assignment. Subject to the terms and conditions of this Section 9.6, as of the Assignment Effective Date (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder and under the other Financing Documents to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 9.8 (Survival of Representations, Warranties and Agreements)) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided that, anything contained in any of the Financing Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee and any Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(g)    Participations.

(i)    Each Lender shall have the right at any time to sell one or more participations without restriction to any Person (other than Borrower, any of its Subsidiaries or any of their respective Affiliates, or any natural Person) in all or any part of its Commitments, Loans or any other Obligation. Each Lender that sells a participation pursuant to this Section 9.6(g) shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it records the name and address of each participant and the principal amounts (and stated interest) of each participant’s participation interest with respect to the Commitments, Loans and other Obligations (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under any Financing Document) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by applicable law, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable participation for all purposes under this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)    The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Security Documents (except as expressly provided in the Financing Documents) supporting the Loans hereunder in which such participant is participating.

(iii)    Borrower agrees that each participant shall be entitled to the benefits of Sections 2.15(c) (Compensation for Breakage or Non-Commencement of Interest Periods), 2.16 (Increased Costs; Capital Adequacy) and 2.17 (Taxes; Withholding, Etc.) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.6(c) (Right To Assign); provided that (x) a participant shall not be entitled to receive any greater payment under Section 2.16 (Increased Costs; Capital Adequacy) or 2.17 (Taxes; Withholding, Etc.) than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, (A) except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation or (B) unless the sale of the participation to such participant is made with Borrower’s prior written consent (not to be unreasonably withheld, conditioned or delayed), (y) a participant shall not be entitled to the benefits of Section 2.17 (Taxes; Withholding, Etc.) unless such participant agrees, for the benefit of Borrower, to comply with Section 2.17 (Taxes; Withholding, Etc.) and provide all forms required by Section 2.17(c) (Status of Lenders) as though it were a Lender (it being understood that the forms required by Section 2.17(c) (Status of Lenders) shall be delivered to the participating Lender) and (z) a participant agrees to be subject to the provisions of Sections 2.18 (Obligation to Mitigate) and 2.20 (Removal or Replacement of a Lender) as if it were an assignee under Section 9.6(c) (Right To Assign); provided further that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 9.4 (Set-Off) as though it were a Lender, provided such participant agrees to be subject to Section 2.14 (Ratable Sharing) as though it were a Lender.

(h)    Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 9.6, any Lender or Issuing Bank may assign, pledge and/or grant a security interest in all or any portion of its Loans, the other Obligations owed by or to such Lender or Issuing Bank, and its Notes, if any, to secure obligations of such Lender, including to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank or other central bank; provided that no Lender or Issuing Bank, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or “Issuing Bank” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

9.7    Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. Any determination regarding whether or not a Default or Event of Default has occurred or is existing or continuing under this Agreement or any other Financing Document shall be made by Borrower and the Requisite Lenders (or Administrative Agent) to the extent such Default or Event of Default, if it had occurred, would be waivable by the Requisite Lenders pursuant to Section 9.5 (Amendments and Waivers) hereof. The Lenders shall act collectively through Administrative Agent with respect to all such determinations; provided that the Requisite Lenders may direct Administrative Agent with respect to any such determination; provided further that the foregoing shall not in any manner prohibit any Lender from communicating with any other Lender or with Administrative Agent regarding any such actual or claimed Event of Default, Default, default, event or condition, what action Borrower or Lender has taken, is taking, or proposes to take with respect thereto, the terms and conditions of any amendment or waiver with respect to such Default or Event of Default or any other matter relating to Borrower or any Financing Document.

9.8    Survival of Representations, Warranties and Agreements.

All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of Borrower set forth in Sections 2.15(c) (Compensation for Breakage or Non-Commencement of Interest Periods), 2.16 (Increased Costs; Capital Adequacy), 2.17 (Taxes; Withholding, Etc.), 9.2 (Expenses), 9.3 (Indemnity), 9.4 (Set-Off), 9.8 and 9.23 (No Fiduciary Duty) and the agreements of Lenders set forth in Sections 2.14 (Ratable Sharing), 8.3(b) (Exculpatory Provisions) and 8.6 (Right to Indemnity) shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder and the termination hereof.

9.9    No Waiver; Remedies Cumulative.

No failure or delay on the part of any Agent, any Issuing Bank or any Lender in the exercise of any power, right or privilege hereunder or under any other Financing Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Financing Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy. Nothing herein shall prohibit any Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank) hereunder and under the other Financing Documents.

9.10    Marshalling; Payments Set Aside.

Neither any Agent nor any Lender or Issuing Bank shall be under any obligation to marshal any assets in favor of Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to Administrative Agent, any Issuing Bank or Lenders (or to Administrative Agent, on behalf of Lenders or any Issuing Bank), or any Agent, Issuing Bank or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

9.11    Severability.

In case any provision in or obligation hereunder or under any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. Without limiting the foregoing provisions of this Section 9.11, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by Administrative Agent or an Issuing Bank, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

9.12    Obligations Several; Independent Nature of Lenders’ Rights.

The obligations of Lenders (which term shall include each Issuing Bank for purposes of this Section 9.12) hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Financing Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and (subject to the provisions hereof) enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

9.13    Headings.

Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

9.14    APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

9.15    CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER FINANCING DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY AGREEMENT GOVERNED BY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) IN THE CASE OF BORROWER ONLY, AGREES THAT THE AGENTS, ISSUING BANKS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY SECURITY DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT. BORROWER, FOR ITSELF AND ITS AFFILIATES, AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

9.16    WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER FINANCING DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE

TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER FINANCING DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.17    Confidentiality.

Each Agent and each Lender (which term shall for the purposes of this Section 9.17 include each Issuing Bank) shall hold all non-public information regarding Borrower and its Subsidiaries and Affiliates and their respective businesses identified as such by Borrower and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, Administrative Agent may disclose such information to the Lenders and each Agent and each Lender and each Agent may make (a) disclosures of such information to Affiliates of such Lender or Agent and to their respective officers, directors, partners, members, employees, representatives, administrators, managers, legal counsel, independent auditors and other experts, agents, trustees and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 9.17) who need to know such information and on a confidential basis, (b) disclosures of such information reasonably required by any potential or prospective assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein, by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations under the Loans or any potential providers of credit protection, in each case, who are advised of the confidential nature of such information, (c) disclosure to any rating agency on a confidential basis; provided that such information is supplied to such rating agency after consultation with Administrative Agent, (d) disclosure on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (e) disclosures in connection with the exercise of any remedies hereunder or under any other Financing Document or any action or proceeding relating to this Agreement or any other Financing Document or the enforcement of rights hereunder or thereunder, (f) disclosures to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such Person, (g) disclosures received by a Person on a non-confidential basis from a source (other than the disclosing party or any of its affiliates, advisors, members, directors, employees, agents or other representatives) not known by such Person to be prohibited from disclosing such information to such Person by a legal, contractual or fiduciary obligation, (h) disclosures to the extent that such information was already in the disclosing party’s possession or is independently developed by the disclosing party, (i) with respect to the Arrangers only, disclosures for purposes of establishing a “due diligence” defense, (j) disclosures to market data collectors and similar services providers in the lending industry, and service providers to Agents and Lenders in connection with the administration and management of the Loans, (k) disclosures required or requested by any court, administrative or governmental agency, body, committee or representative thereof or pursuant to applicable law or legal, administrative or judicial process, or pursuant to a subpoena or order issued by a court of competent jurisdiction, in which case such Person agrees to inform Borrower promptly thereof to the extent permitted by applicable law, (l) disclosures upon the request or demand of any regulatory or quasi-regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) purporting to have jurisdiction over such Person or any of its Affiliates, (m) disclosures to any other party hereto or to Collateral Agent in its capacity as such, (n) disclosures subject to an agreement containing provisions substantially the same as (or more stringent than) those set forth in this Section 9.17 and (o) disclosures with the consent of Borrower. Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all Persons without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.

9.18    Usury Savings Clause.

Notwithstanding any other provision herein, the aggregate interest rate charged by any Lender with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law, shall not exceed the Highest Lawful Rate applicable to such Lender. If the rate of interest (determined without regard to the preceding sentence) under this Agreement charged by any Lender at any time exceeds the Highest Lawful Rate applicable to such Lender, the Outstanding Amount of the Loans held by such Lender made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due thereunder equals the amount of interest which would have been due thereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made thereunder are repaid in full the total interest due thereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due thereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid to such Lender and the amount of interest which would have been paid to such Lender if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate applicable to such Lender, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the Outstanding Amount of the Loans made hereunder to such Lender or be refunded to Borrower.

9.19    Effectiveness; Counterparts.

This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written notification of such execution and authorization of delivery thereof. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of an original executed counterpart of this Agreement.

9.20    Entire Agreement.

This Agreement and the other Financing Documents with respect to fees payable to Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract and understanding among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

9.21    PATRIOT Act.

Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each Lender, Agent and Issuing Bank.

9.22    Electronic Execution of Assignments.

The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as an original executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state, provincial or territorial laws based on the Uniform Electronic Transactions Act.

9.23    No Fiduciary Duty.

Each Agent, each Lender, each Issuing Bank and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), are full service financial institutions engaged, either directly or through their respective affiliates, in a broad array of activities, including commercial and investment banking, financial advisory, market making and trading, investment management (both public and private investing), investment research, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage and other financial and non-financial activities and services globally. In the ordinary course of their various business activities, each Lender and funds or other entities in which the Lenders invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. In addition, any Lender may at any time communicate independent recommendations and/or publish or express independent research views in respect of such assets, securities or instruments. Any of the aforementioned activities may involve or relate to assets, securities and/or instruments of Borrower and/or any of its Affiliates, as well as of Borrower and/or other Persons which (a) may be involved in transactions arising from or relating to the Financing Documents or (b) have other relationships with Borrower or its Affiliates. In addition, any Lender may provide investment banking, commercial banking, underwriting and financial advisory services to such other Persons. The transactions contemplated by the Financing Documents may have a direct or indirect impact on the investments, securities or instruments referred to in this Section 9.23, and employees working on the financing contemplated hereby may have been involved in originating certain of such investments and those employees may receive credit internally therefor, and may have economic interests that conflict with those of Borrower, their respective equity holders and/or their respective Affiliates. Although any Lender in the course of such other activities and relationships may acquire information about the Financing Documents and transactions contemplated thereby or other Persons which may be the subject of the Financing Documents, none of the Lenders shall have any obligation to disclose such information, or the fact that such Lender is in possession of such information, Borrower or to use such information on Borrower’s behalf. Borrower acknowledges and agrees that nothing in the Financing Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and Borrower and its equity holders or Affiliates, on the other. Borrower acknowledges and agrees that (i) each Lender will act under the Financing Documents as an independent contractor, (ii) the transactions contemplated by the Financing Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and Borrower, on the other, and (iii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of Borrower, its equity holders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise Borrower, its equity holders or its Affiliates on other matters) or any other obligation to Borrower except the obligations expressly set forth in the Financing Documents and (y) each

Lender is acting solely as principal and not as the agent or fiduciary of Borrower, or any of its management, equity holders, Affiliates, creditors or any other Person. Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that Borrower, its equity holders and its Affiliates are each responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Borrower in connection with such transaction or the process leading thereto. In addition, any Lender may employ the services of its Affiliates in providing services hereunder and may exchange with such Affiliates information concerning Borrower or its equity holders or its Affiliates and other companies that may be the subject of the transactions contemplated by the Financing Documents, and such Lender Affiliates will be entitled to the benefits afforded to such Lender hereunder. Consistent with each Lender’s policies to hold in confidence the affairs of its customers, each Lender will not furnish confidential information obtained from Borrower by virtue of the transactions contemplated by the Financing Documents to any of its other customers. Furthermore, Borrower acknowledges that none of the Lenders or any of their respective Affiliates has an obligation to use in connection with the transactions contemplated by the Financing Documents, or to furnish to Borrower, confidential information obtained or that may be obtained by them from any other Person.

Each of the Lenders or Issuing Banks or its respective Affiliates are, or may at any time be, a counterparty (in such capacities, the “Derivative Counterparties”) to Borrower and/or any of its Subsidiaries with respect to one or more agreements with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, entered into by Borrower (collectively, the “Derivatives”). Borrower acknowledges and agrees for itself and its Subsidiaries that each Derivative Counterparty (a) will be acting for its own account as principal in connection with the Derivatives, (b) will be under no obligation or duty as a result of such Lender’s or its respective Affiliates’ role in connection with the transactions contemplated by the Financing Documents or otherwise to take any action or refrain from taking any action, or exercising any rights or remedies, that such Derivative Counterparty may be entitled to take or exercise in respect of the applicable Derivatives and (c) may manage its exposure to the Derivatives without regard to such Lenders’ or its respective Affiliates’ role hereunder.

9.24    Authorization of Filing of Financing Statements.

Collateral Agent is hereby authorized to file one or more financing statements (including fixture filings), continuation statements, or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by Borrower pursuant to the Security Documents, without the signature of Borrower, and naming any Borrower as debtor and Collateral Agent as secured party. Borrower authorizes Collateral Agent to use the collateral description “all assets,” “all personal property, whether now existing or hereafter acquired,” “all of the debtor’s assets, whether now owned or hereafter acquired” or words of similar effect in any such financing statements filed or other filings for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted hereunder by Borrower.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

[Signature pages separately provided]

CHENIERE ENERGY, INC., as Borrower

By:	/s/ Zach Davis
	Name:	Zach Davis
	Title:	Vice President, Finance

SOCIÉTÉ GÉNÉRALE, as Administrative Agent

By:	/s/ Roberto Simon
	Name:	Roberto Simon
	Title:	Managing Director

BANK OF AMERICA, N.A., as Lender

By:	/s/ Ronald E. McKaig
	Name:	Ronald E. McKaig
	Title:	Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH as Lender

By:	/s/ Nupur Kumar
	Name:	Nupur Kumar
	Title:	Authorized Signatory

By:	/s/ Warren Van Heyst
	Name:	Warren Van Heyst
	Title:	Authorized Signatory

GOLDMAN SACHS BANK USA, as Joint Lead Arranger, Joint Bookrunner, and Lender

By:	/s/ Josh Rosenthal
	Name:	Josh Rosenthal
	Title:	Authorized Signatory

HSBC BANK USA, NATIONAL ASSOCIATION. as Lender

By:	/s/ John M. Robinson
	Name:	John M. Robinson
	Title:	Managing Director

MIZUHO BANK, LTD., as Lender

By:	/s/ Junji Hasegawa
	Name:	Junji Hasegawa
	Title:	Managing Director

MORGAN STANLEY SENIOR FUNDING, INC., as Joint Lead Arranger, Joint Bookrunner, and Lender

By:	/s/ Hamish Bunn
	Name:	Hamish Bunn
	Title:	Authorized Signatory

ROYAL BANK OF CANADA, as Lender

By:	/s/ Jason S. York
	Name:	Jason S. York
	Title:	Authorized Signatory

SOCIÉTÉ GÉNÉRALE, as Lender

By:	/s/ Roberto Simon
	Name:	Roberto Simon
	Title:	Managing Director

SUMITOMO MITSUI BANKING CORPORATION, as Lender

By:	/s/ Juan Kreutz
	Name:	Juan Kreutz
	Title:	Managing Director

BANK OF AMERICA, N.A., as Issuing Bank

By:	/s/ Ronald E. McKaig
	Name:	Ronald E. McKaig
	Title:	Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

By:	/s/ Nupur Kumar
	Name:	Nupur Kumar
	Title:	Authorized Signatory

By:	/s/ Warren Van Heyst
	Name:	Warren Van Heyst
	Title:	Authorized Signatory

GOLDMAN SACHS BANK USA, as Issuing Bank

By:	/s/ Josh Rosenthal
	Name:	Josh Rosenthal
	Title:	Authorized Signatory

HSBC BANK USA, NATIONAL ASSOCIATION, as Issuing Bank

By:	/s/ John M. Robinson
	Name:	John M. Robinson
	Title:	Managing Director

MIZUHO BANK, LTD., as Issuing Bank

By:	/s/ Junji Hasegawa
	Name:	Junji Hasegawa
	Title:	Managing Director

MORGAN STANLEY SENIOR FUNDING, INC., as Issuing Bank

By:	/s/ Hamish Bunn
	Name:	Hamish Bunn
	Title:	Authorized Signatory

ROYAL BANK OF CANADA, as Issuing Bank

By:	/s/ Jason S. York
	Name:	Jason S. York
	Title:	Authorized Signatory

SOCIÉTÉ GÉNÉRALE, as Issuing Bank

By:	/s/ Roberto Simon
	Name:	Roberto Simon
	Title:	Managing Director

SUMITOMO MITSUI BANKING CORPORATION, as Issuing Bank

By:	/s/ Juan Kreutz
	Name:	Juan Kreutz
	Title:	Managing Director

SG AMERICAS SECURITIES, LLC, as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Roberto Simon
	Name:	Roberto Simon
	Title:	Managing Director

EXHIBIT H TO

REVOLVING CREDIT AGREEMENT

PLEDGE AND SECURITY AGREEMENT

dated as of March 2, 2017

between

CHENIERE ENERGY, INC.

and

SOCIÉTÉ GÉNÉRALE,

as Collateral Agent

EXHIBIT H-i

Section 9.	REMEDIES	23

9.1	Generally	23
9.2	Application of Proceeds	27
9.3	Sales on Credit	27
9.4	Investment Related Property	27
9.5	Grant of Intellectual Property License	27
9.6	Intellectual Property	28
9.7	Cash Proceeds; Deposit Accounts	29

Section 10.	COLLATERAL AGENT	29

Section 11.	CONTINUING SECURITY INTEREST; TRANSFER OF LOANS	30

Section 12.	STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM	31

Section 13.	RESERVED	31

Section 14.	MISCELLANEOUS	31

14.1	Notices	31
14.2	Miscellaneous	32
14.3	Governing Law; Waiver of Jury Trial, etc.	32

SCHEDULE 5.1	—	GENERAL INFORMATION
SCHEDULE 5.2	—	COLLATERAL IDENTIFICATION
SCHEDULE 5.4	—	FINANCING STATEMENTS
SCHEDULE 5.6	—	NON-ARTICLE 8 EQUITY INTERESTS

EXHIBIT A	—	PLEDGE SUPPLEMENT
EXHIBIT B	—	UNCERTIFICATED SECURITIES CONTROL AGREEMENT

EXHIBIT H-ii

This PLEDGE AND SECURITY AGREEMENT, dated as of March 2, 2017 (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), between CHENIERE ENERGY, INC., a corporation formed and existing under the laws of the State of Delaware (the “Borrower”) and SOCIÉTÉ GÉNÉRALE, as collateral agent for the Secured Parties (in such capacity as collateral agent, together with its permitted successors in such capacity, the “Collateral Agent”).

RECITALS:

WHEREAS, reference is made to that certain Revolving Credit Agreement, dated as of the date hereof (as it may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders party thereto from time to time, the Issuing Banks party thereto from time to time, SOCIÉTÉ GÉNÉRALE, as Administrative Agent (together with its permitted successors in such capacity, the “Administrative Agent”), and the other agents and arrangers from time to time party thereto; and

WHEREAS, in consideration of the extensions of credit and other accommodations of Lenders and Issuing Banks as set forth in the Credit Agreement, the Borrower has agreed to secure its obligations under the Financing Documents as set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Borrower and the Collateral Agent agree as follows:

SECTION 1.    DEFINITIONS; GRANT OF SECURITY

1.1    General Definitions. In this Agreement, the following terms shall have the following meanings:

“Agreement” shall have the meaning set forth in the preamble.

“Assigned Agreements” shall mean all agreements and contracts to which the Borrower is a party as of the date hereof, or to which the Borrower becomes a party after the date hereof, including (i) all amendments, supplements, substitutions, replacements and renewals to any of the aforesaid agreements and (ii) all rights of the Borrower to receive moneys due and to become due thereunder or pursuant thereto, (iii) all rights of the Borrower to receive proceeds of any insurance, indemnity, warranty or guaranty with respect thereto, (iv) all claims of the Borrower for damages for breach thereof or default thereunder and (v) all rights of the Borrower to terminate, amend, supplement or otherwise modify any such agreement or approval; provided that in no event shall any Non-Assignable Contract constitute an Assigned Agreement.

“Borrower” shall have the meaning set forth in the recitals.

“Cash Proceeds” shall have the meaning assigned in Section 9.7.

“Collateral” shall have the meaning assigned in Section 2.1.

“Collateral Account” shall mean any account established by the Collateral Agent.

“Collateral Agent” shall have the meaning set forth in the preamble.

“Collateral Records” shall mean books, records, ledger cards, files, correspondence, customer lists, supplier lists, blueprints, technical specifications, manuals, computer software and related documentation, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Control” shall mean: (1) with respect to any Deposit Accounts, control within the meaning of Section 9-104 of the UCC, (2) with respect to any Securities Accounts, Security Entitlements, Commodity Contract or Commodity Account, control within the meaning of Section 9-106 of the UCC, (3) with respect to any Uncertificated Securities, control within the meaning of Section 8-106(c) of the UCC, (4) with respect to any Certificated Security, control within the meaning of Section 8-106(a) or (b) of the UCC, (5) with respect to any Electronic Chattel Paper, control within the meaning of Section 9-105 of the UCC, (6) with respect to Letter-of-Credit Rights, control within the meaning of Section 9-107 of the UCC and (7) with respect to any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), control within the meaning of Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in the jurisdiction relevant to such transferable record.

“Copyright Licenses” shall mean any and all written agreements and licenses providing for the granting to the Borrower of any right in or to any Copyright owned by any third party, including each agreement required to be listed in Schedule 5.2(II) under the heading “Copyright Licenses” (as such schedule may be amended or supplemented from time to time).

“Copyrights” shall mean all United States and foreign copyrights (whether or not the underlying works of authorship have been published), including copyrights in software and all rights in and to databases, all designs (including industrial designs, Protected Designs within the meaning of 17 U.S.C. 1301 et seq. and Community designs), and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright

EXHIBIT H-2

Act), whether registered or unregistered, as well as all moral rights, reversionary interests, and termination rights, and, with respect to any and all of the foregoing: (i) all registrations and applications therefor, including the registrations and applications required to be listed in Schedule 5.2(II) under the heading “Copyrights” (as such schedule may be amended or supplemented from time to time), (ii) all extensions and renewals thereof, (iii) the right to sue or otherwise recover for any past, present and future infringement or other violation thereof, (iv) all Proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto and (v) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Credit Agreement” shall have the meaning set forth in the recitals.

“Default” shall mean a “Default” as defined in the Credit Agreement.

“Event of Default” shall mean an “Event of Default” as defined in the Credit Agreement.

“Excluded Assets” shall have the meaning assigned in Section 2.2.

“Excluded Deposit Accounts” means (i) each of the Deposit Accounts identified in Schedule 5.2(I) as an Excluded Deposit Account and (ii) any other Deposit Account that contains less than $1,000,000 on deposit therein; provided that the aggregate amount on deposit in all Excluded Deposit Accounts under this clause (ii) shall not exceed $5,000,000.

“Insurance” shall mean all insurance policies covering any or all of the Collateral (regardless of whether the Collateral Agent is the loss payee thereof), including the insurance policies maintained or required to be maintained by or for the benefit of the Borrower under any Financing Document, and all proceeds and other amounts payable to the Borrower thereunder in respect of the Collateral, and all proceeds from any taking or condemnation in respect of the Collateral.

“Intellectual Property” shall mean, the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under the United States, multinational or foreign laws or otherwise, including Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, Trade Secrets, and Trade Secret Licenses, and the right to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation, or other violation or impairment thereof, including the right to receive all Proceeds therefrom, including license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.

“Investment Accounts” shall mean any Collateral Accounts, Securities Accounts, Commodity Accounts and Deposit Accounts.

“Investment Related Property” shall mean: (i) all “investment property” (as such term is defined in Article 9 of the UCC) and (ii) all of the following (regardless of whether classified as investment property under the UCC): all Pledged Equity Interests, Pledged Debt, the Investment Accounts and certificates of deposit.

EXHIBIT H-3

“Lender” shall have the meaning set forth in the recitals.

“Motor Vehicles” shall mean motor vehicles, tractors, trailers and other like property, whether or not the title thereto is governed by a certificate of title or ownership.

“Non-Assignable Contract” shall mean any agreement, contract or license to which the Borrower is a party that by its terms: (i) the assignment of which would give any other Person (other than an Affiliate of the Borrower) party to such agreement, contract or license the right to terminate its obligations thereunder; (ii) the assignment of which would constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of the Borrower therein; or (iii) purports to restrict or prevent the assignment or granting of a security interest therein (either by its terms or by any federal or state statutory prohibition or otherwise irrespective of whether such prohibition or restriction is enforceable under Section 9-406 through 409 of the UCC (or any successor provisions)); provided that such agreement, contract or license shall only be a Non-Assignable Contract to the extent and for so long as the consequences specified above shall exist and shall cease to be a Non-Assignable Contract and shall become subject to the Liens granted under this Agreement, immediately and automatically, at such time as such consequences shall no longer exist.

“Patent Licenses” shall mean all written agreements and licenses providing for the granting to the Borrower of any right in or to any Patent owned by any third party, including each agreement required to be listed in Schedule 5.2(II) under the heading “Patent Licenses” (as such schedule may be amended or supplemented from time to time).

“Patents” shall mean all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including: (i) each patent and patent application required to be listed in Schedule 5.2(II) under the heading “Patents” (as such schedule may be amended or supplemented from time to time), (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all patentable inventions and improvements thereto, (iv) the right to sue or otherwise recover for any past, present and future infringement or other violation thereof, (v) all Proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto and (vi) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Pledge Supplement” shall mean any supplement to this Agreement in substantially the form of Exhibit A.

“Pledged Debt” shall mean all indebtedness for borrowed money owed to the Borrower, whether or not evidenced by any Instrument, including all indebtedness described on Schedule 5.2(I) under the heading “Pledged Debt” (as such schedule may be

EXHIBIT H-4

amended or supplemented from time to time), issued by the obligors named therein, the instruments, if any, evidencing any of the foregoing, and all interest, cash, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing.

“Pledged Equity Interests” shall mean all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and any other participation or interests in any equity or profits of any business entity, including any trust and all management rights relating to any entity whose equity interests are included as Pledged Equity Interests.

“Pledged LLC Interests” shall mean all interests in any limited liability company (other than any Excluded Subsidiary) and each series thereof, including all limited liability company interests listed on Schedule 5.2(I) under the heading “Pledged LLC Interests” (as such schedule may be amended or supplemented from time to time), and the certificates, if any, representing such limited liability company interests and any interest of the Borrower on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests and all rights as a member of the related limited liability company.

“Pledged Partnership Interests” shall mean all interests in any general partnership, limited partnership, limited liability partnership or other partnership (in each case, other than any Excluded Subsidiary), including all partnership interests listed on Schedule 5.2(I) under the heading “Pledged Partnership Interests” (as such schedule may be amended or supplemented from time to time), and the certificates, if any, representing such partnership interests and any interest of the Borrower on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests and all rights as a partner of the related partnership.

“Pledged Stock” shall mean all shares of capital stock owned by the Borrower in any corporation (other than any Excluded Subsidiary), including all shares of capital stock described on Schedule 5.2(I) under the heading “Pledged Stock” (as such schedule may be amended or supplemented from time to time), and the certificates, if any, representing such shares and any interest of the Borrower in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares.

“Receivables” shall mean all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including all such rights constituting

EXHIBIT H-5

or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Related Property, together with all of the Borrower’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.

“Receivables Records” shall mean (i) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including all tapes, cards, computer tapes, computer discs, computer runs, recordkeeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of the Borrower or any computer bureau or agent from time to time acting for the Borrower or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors, secured parties or agents thereof, and certificates, acknowledgments, or other writings, including lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto and (v) all other written or non-written forms of information related in any way to the foregoing or any Receivable.

“Rolling Stock” shall mean Motor Vehicles and other rolling stock, including such property for which the title thereto is evidenced by a certificate of title issued by the United States or a state that permits or requires a lien thereon to be evidenced upon such title.

“Secured Obligations” shall have the meaning assigned in Section 3.1.

“Supplies and Raw Materials” shall mean all fuel, feedstock, materials, stores, spare parts and supplies and other personal property which are consumable (otherwise than by ordinary wear and tear) in the course of the Borrower’s operations.

“Trademark Licenses” shall mean any and all written agreements and licenses providing for the granting to the Borrower of any right in or to any Trademark owned by any third party, including each agreement required to be listed in Schedule 5.2(II) under the heading “Trademark Licenses” (as such schedule may be amended or supplemented from time to time).

“Trademarks” shall mean all United States and foreign trademarks, trade names, trade dress, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, whether or not registered, and with respect to any and all of the foregoing: (i) all registrations and applications therefor including the registrations and applications required to be listed in Schedule 5.2(II) under the heading “Trademarks”(as such schedule may be amended or supplemented from time to time), (ii) all extensions or renewals of any of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by any of the foregoing, (iv) the right to sue or otherwise recover for any past, present and future

EXHIBIT H-6

infringement, dilution or other violation of any of the foregoing or for any injury to the related goodwill, (v) all Proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto and (vi) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Trade Secret Licenses” shall mean any and all written agreements providing for the granting to the Borrower of any right in or to Trade Secrets owned by any third party, including each agreement required to be listed in Schedule 5.2(II) under the heading “Trade Secret Licenses” (as such schedule may be amended or supplemented from time to time).

“Trade Secrets” shall mean all trade secrets and all other confidential or proprietary technical and business information and know-how whether or not reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to the foregoing, and with respect to any and all of the foregoing: (i) the right to sue or otherwise recover for any past, present and future misappropriation or other violation thereof, (ii) all Proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto and (iii) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“United States” shall mean the United States of America.

1.2    Definitions; Interpretation.

(a)    In this Agreement, the following capitalized terms shall have the meaning given to them in the UCC (and, if defined in more than one Article of the UCC, shall have the meaning given in Article 9 thereof): Account, Account Debtor, As-Extracted Collateral, Bank, Certificated Security, Chattel Paper, Commercial Tort Claims, Commodity Account, Commodity Contract, Commodity Intermediary, Consignee, Consignment, Consignor, Deposit Account, Document, Electronic Chattel Paper, Entitlement Order, Equipment, Farm Products, Financial Assets, Fixtures, General Intangibles, Goods, Health-Care-Insurance Receivable, Instrument, Inventory, Letter-of-Credit Right, Manufactured Home, Money, Payment Intangible, Proceeds, Record, Securities Account, Securities Intermediary, Security Certificate, Security Entitlement, Software, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security.

EXHIBIT H-7

(b)    All other capitalized terms which are used and not otherwise defined herein shall have the meaning set forth in the Credit Agreement. The incorporation by reference of terms defined in the Credit Agreement shall survive any termination of the Credit Agreement until this Agreement is terminated as provided in Section 11 hereof. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

SECTION 2.    GRANT OF SECURITY

2.1    Grant of Security. The Borrower hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of the Borrower’s right, title and interest in, to and under all personal property of the Borrower, including the following, in each case whether now or hereafter existing or in which the Borrower now has or hereafter acquires an interest and wherever the same may be located (all of which being hereinafter collectively referred to as the “Collateral”):

(a)    the Assigned Agreements;

(b)    Accounts;

(c)    Chattel Paper (whether tangible or electronic);

(d)    Documents;

(e)    Fixtures to the extent of a type which may be subject to a security interest under the UCC, including all machinery, tools, engines, appliances, mechanical and electrical systems, elevators, lighting, alarm systems, fire control systems, furnishings, furniture, service equipment, building or maintenance equipment, building or maintenance materials, supplies, goods and property covered by any warehouse receipts or bills of lading or other such documents, spare parts, maps, plans, specifications, architectural, engineering, construction or shop drawings, soil tests, appraisals, route surveys, engineering reports, manuals and similar documents, and any replacements, renewals or substitutions for any of the foregoing or additional tangible or intangible personal property hereafter acquired by the Borrower;

EXHIBIT H-8

(f)    General Intangibles (including all Payment Intangibles and Software);

(g)    Goods (including Inventory and Equipment);

(h)    Instruments;

(i)    Insurance;

(j)    Intellectual Property;

(k)    Investment Related Property;

(l)    Letter–of-Credit Rights;

(m)    Money;

(n)    Receivables and Receivable Records;

(o)    Supplies and Raw Materials;

(p)    Commercial Tort Claims now or hereafter described on Schedule 5.2(III);

(q)    all rights and claims of the Borrower, now or hereafter existing, under any indemnity, warranty or guaranty in connection with any Equipment;

(r)    to the extent not otherwise included above, all other personal property of any kind and all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing;

(s)    to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing, whether cash or non-cash, including (i) all rights of the Borrower to receive return of any premiums for or proceeds of any insurance, indemnity, warranty or guaranty with respect to the Collateral or to receive condemnation proceeds, (ii) all claims of the Borrower for damages arising out of or for breach of or default under any of the Assigned Agreements or any other Collateral, (iii) all rights of the Borrower to terminate, amend, supplement, modify or waive performance under any of the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder, (iv) all rights of the Borrower under each such contract or agreement to make determinations, to exercise any election (including the election of remedies) or option or to give or receive any notice, consent, waiver, or approval, together with full power and authority with respect to any contract or agreement to demand, receive, enforce, collect or provide receipt for any of the foregoing rights or any property the subject of any of the contracts or agreements, to enforce or execute any checks, or other instruments or orders, to file any claims and to take any action which may be necessary or advisable in connection with any of the foregoing, (v) all rights of the Borrower to payment for goods or other property sold or

EXHIBIT H-9

leased or services performed by the Borrower, (vi) to the extent not included in the foregoing, all proceeds receivable or received when any and all of the foregoing Collateral is sold, collected, exchanged or otherwise disposed of, whether voluntarily or involuntarily, and (vii) any and all additions and accessions to the Collateral, and all proceeds thereof, including proceeds of the conversion, voluntary or involuntary, of any of the foregoing into cash or liquidated claims, including all awards, all insurance proceeds, including any unearned premiums or refunds of premiums on any insurance policies covering all or any part of the Collateral and the right to receive and apply the proceeds of any insurance, or of any judgments or settlements made in lieu thereof for damage to or diminution of the Collateral; and

(t)    all other tangible and intangible personal property whatsoever of the Borrower.

2.2    Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the Collateral include or the security interest granted under Section 2.1 hereof attach to (each of (a) through (j), an “Excluded Asset” and, collectively, the “Excluded Assets”):

(a)    (i) any equity interests (of whatever nature) in any Excluded Subsidiary or (ii) issued and outstanding voting Equity Interests having more than sixty-five percent (65%) of the total combined voting power of all issued and outstanding voting Equity Interests of (x) any Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Internal Revenue Code in relation to the Borrower or (y) any wholly owned Subsidiary that has no material assets other than Equity Interests in one or more Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957(a) of the Internal Revenue Code in relation to the Borrower or such Subsidiary;

(b)    any lease, license, contract, Government Approval or agreement to which the Borrower is a party (including any Non-Assignable Contract), and any of its rights or interest thereunder, if and to the extent that a security interest is prohibited by or in violation of (i) any law, rule or regulation applicable to the Borrower, or (ii) a term, provision or condition of any such lease, license, contract, Government Approval or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, however, that the Collateral shall include (and such security interest shall attach to) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, any portion of such lease, license, contract, Government Approval or agreement not subject to the prohibitions specified in (i) or (ii) above; provided further that the exclusions referred to in this Section 2.2(b) shall not include any Proceeds of any such lease, license, contract, Government Approval or agreement;

EXHIBIT H-10

(c)    any intellectual property if the grant of a security interest therein shall constitute or result in the abandonment, invalidation or rendering unenforceable any right, title or interest therein, including any U.S. intent-to-use trademark application prior to the filing and acceptance of a statement of use or affidavit of use in connection therewith, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law;

(d)    any Equipment owned by the Borrower that is subject to a purchase money Lien or a capital lease, in each case constituting indebtedness permitted under Section 6.1 of the Credit Agreement that is permitted to be secured by a Lien pursuant to Section 6.2 of the Credit Agreement, if the contract or other agreement in which such Lien is granted (or in the documentation providing for such capital lease) prohibits or requires the consent of any Person other than the Borrower as a condition to the creation of any other Lien on such Equipment, but only, in each case, to the extent, and for so long as, the Indebtedness secured by the applicable Lien or the capital lease has not been repaid in full or the applicable prohibition (or consent requirement) has not otherwise been removed or terminated;

(e)    any Real Estate Asset with a book value of less than $5,000,000 or in respect of which any flood insurance due diligence or flood insurance compliance requirements of any Lender or Issuing Bank have not been satisfied to the reasonable satisfaction of each such Lender or Issuing Bank;

(f)    margin, clearing, cash collateral or similar accounts with or on behalf of brokers, credit clearing organizations, pipelines, state agencies, federal agencies, futures contract brokers, exchanges related to the permitted trading activities under the Financing Documents (including the Intercontinental Exchange), customers, trading counterparties, or any other parties or issuers of surety bonds and any proceeds thereof in an aggregate amount not to exceed the amounts permitted by the Financing Documents (including the Credit Agreement) at any time;

(g)    any Rolling Stock;

(h)    assets to the extent the granting of a security interest therein would require any Governmental Approval or the consent, approval, license or authorization of any other third party that has not been obtained;

(i)    (i) payroll, healthcare and other employee wage and benefit accounts, (ii) tax accounts, including sales tax accounts, (iii) escrow, defeasance, discharge and redemption accounts and (iv) fiduciary and other tax accounts, and, in the case of clauses (i) through (iv), the funds or other property held in or maintained in such accounts; provided that, in case of each of clauses (i) through (iv), (x) the first-priority security interest in any such account is pursuant to a Contractual Obligation or Government Rule required to be granted to an entity other than to the Collateral Agent or to any Affiliates of the Borrower or (y) any such account contains less than $5,000,000 on deposit therein; and

EXHIBIT H-11

(j)    those properties and assets as to which the Collateral Agent shall determine that the costs, burden or consequences (including any adverse tax or regulatory consequences) of obtaining a security interest in such property or asset are excessive in relation to the value of the security to be afforded thereby.

SECTION 3.    SECURITY FOR OBLIGATIONS; BORROWER REMAINS LIABLE

3.1    Security for Obligations. This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof)), of all Obligations (the “Secured Obligations”).

3.2    Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (i) the Borrower shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any other Secured Party, (ii) the Borrower shall remain liable under each of the agreements included in the Collateral, including any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Collateral Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, (iii) the exercise by the Collateral Agent of any of its rights hereunder shall not release the Borrower from any of its duties or obligations under the contracts and agreements included in the Collateral, and (iv) absent the Collateral Agent’s gross negligence or willful misconduct as determined by the non-appealable judgment of a court of competent jurisdiction, no injury to, or loss or destruction of, the Collateral or any part thereof shall relieve the Borrower of any of its obligations hereunder or any of the Obligations.

SECTION 4.    CERTAIN PERFECTION REQUIREMENTS

4.1    Delivery Requirements.

(a)    With respect to any Certificated Securities included in the Collateral, the Borrower shall deliver to the Collateral Agent the Security Certificates evidencing such Certificated Securities duly indorsed by an effective indorsement (within the meaning of Section 8-107 of the UCC), or accompanied by share transfer powers or other instruments of transfer duly endorsed by such an effective endorsement, in each case, to the Collateral Agent or in blank. In addition, the Borrower shall cause any

EXHIBIT H-12

certificates evidencing any Pledged Equity Interests included in the Collateral, including any Pledged Partnership Interests or Pledged LLC Interests, to be similarly delivered to the Collateral Agent regardless of whether such Pledged Equity Interests constitute Certificated Securities.

(b)    With respect to any Instruments or Tangible Chattel Paper included in the Collateral, the Borrower shall deliver to the Collateral Agent all such Instruments or Tangible Chattel Paper duly indorsed in blank.

4.2    Control Requirements.

(a)    With respect to any Deposit Accounts (other than Excluded Deposit Accounts), Securities Accounts, Security Entitlements, Commodity Accounts and Commodity Contracts included in the Collateral as of the Closing Date, the Borrower shall ensure that the Collateral Agent has Control thereof by entering into a Control Agreement in respect thereof that would meet the requirements for any such agreement contemplated by the immediately succeeding sentence. Following the Closing Date, within thirty (30) days of the Borrower acquiring, opening or otherwise owning any Deposit Accounts (other than Excluded Deposit Accounts), Securities Accounts, Security Entitlements, Commodity Accounts and Commodity Contracts constituting a portion of the Collateral that are not already subject to the Control of the Collateral Agent, the Borrower shall use commercially reasonable efforts to establish such Control by: (i) with respect to any such Securities Accounts or Securities Entitlements, using commercially reasonable efforts to cause the Securities Intermediary maintaining such Securities Account or Security Entitlement to enter into a Control Agreement in form and substance reasonably satisfactory to the Collateral Agent pursuant to which the Securities Intermediary shall agree to comply with the Collateral Agent’s Entitlement Orders without further consent by the Borrower; (ii) with respect to any such Deposit Account (other than Excluded Deposit Accounts), using commercially reasonable efforts to cause the depositary institution maintaining such account to enter into a Control Agreement in form and substance reasonably satisfactory to the Collateral Agent, pursuant to which the Bank shall agree to comply with the Collateral Agent’s instructions with respect to disposition of funds in the Deposit Account without further consent by the Borrower; and (iii) with respect to any such Commodity Accounts or Commodity Contracts, using commercially reasonable efforts to cause Control in favor of the Collateral Agent in a manner reasonably acceptable to the Collateral Agent.

(b)    With respect to any Uncertificated Security included in the Collateral (other than any Uncertificated Securities credited to a Securities Account), the Borrower shall, within thirty (30) days of the Borrower acquiring such Uncertificated Security, use commercially reasonable efforts to cause the issuer of such Uncertificated Security to either (i) register the Collateral Agent as the registered owner thereof on the books and records of the issuer or (ii) execute an agreement substantially in the form of Exhibit B hereto (or such other agreement in form and substance reasonably satisfactory to the Collateral Agent), pursuant to which such issuer agrees to comply with the Collateral Agent’s instructions with respect to such Uncertificated Security without further consent by the Borrower.

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4.3    Intellectual Property Recording Requirements.

(a)    In the case of any material Collateral (whether now owned or hereafter acquired) consisting of issued U.S. Patents and applications therefor, the Borrower shall execute and deliver to the Collateral Agent a patent security agreement in form and substance reasonably satisfactory to the Collateral Agent, or a supplement thereto, covering all such Patents in appropriate form for recordation with the U.S. Patent and Trademark Office with respect to the security interest of the Collateral Agent.

(b)    In the case of any material Collateral (whether now owned or hereafter acquired) consisting of registered U.S. Trademarks and applications therefor, the Borrower shall execute and deliver to the Collateral Agent a trademark security agreement in form and substance reasonably satisfactory to the Collateral Agent, or a supplement thereto, covering all such Trademarks in appropriate form for recordation with the U.S. Patent and Trademark Office with respect to the security interest of the Collateral Agent.

(c)    In the case of any material Collateral (whether now owned or hereafter acquired) consisting of registered U.S. Copyrights and exclusive Copyright Licenses in respect of registered U.S. Copyrights for which the Borrower is the licensee, the Borrower shall execute and deliver to the Collateral Agent a copyright security agreement in form and substance reasonably satisfactory to the Collateral Agent, or a supplement thereto, covering all such Copyrights and Copyright Licenses in appropriate form for recordation with the U.S. Copyright Office with respect to the security interest of the Collateral Agent.

4.4    Other Actions.

(a)    If any issuer of any Pledged Equity Interest included in the Collateral is organized under a jurisdiction outside of the United States, the Borrower shall take such additional actions, including causing the issuer to register the pledge on its books and records or making such filings or recordings, in each case as may be necessary or advisable, under the laws of such issuer’s jurisdiction to ensure the validity, perfection and priority of the security interest of the Collateral Agent.

(b)    With respect to any Pledged Partnership Interests and Pledged LLC Interests included in the Collateral and required to be pledged under the Credit Agreement or any other Financing Document, if the Borrower owns less than 100% of the equity interests in any issuer of such Pledged Partnership Interests or Pledged LLC Interests, the Borrower shall use its commercially reasonable efforts to obtain the consent of each other holder of partnership interests or limited liability company interests in such issuer to the security interest of the Collateral Agent hereunder and following an Event of Default and exercise by the Collateral Agent of its rights hereunder, the transfer of such Pledged Partnership Interests and Pledged LLC Interests to the Collateral Agent or its designee, and to the substitution of the Collateral Agent or its designee as a partner or member with all the rights and powers related thereto, solely to the extent such consent is required in order to grant such security interest and rights to the Collateral Agent. The

EXHIBIT H-14

Borrower consents to the transfer of any Pledged Equity Interests (to the extent included in the Collateral) to the Collateral Agent or its designee following an Event of Default (provided such Event of Default is continuing) and to the substitution of the Collateral Agent or its designee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto.

4.5    Timing and Notice. With respect to any Collateral in existence on the Closing Date, the Borrower shall comply with the requirements of this Section 4 on the date hereof and, with respect to any Collateral hereafter owned or acquired, the Borrower shall comply with such requirements within fifteen (15) days of the Borrower acquiring rights therein (or thirty (30) days in case of Collateral described in Section 4.2). The Borrower shall promptly inform the Collateral Agent of its acquisition of any Collateral for which any action is required by Section 4 hereof (including, for the avoidance of doubt, the filing of any applications for, or the issuance or registration of, any Patents, Copyrights or Trademarks).

SECTION 5.    REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants, on the Closing Date and each Credit Date, that:

5.1    Borrower Information and Status.

(a)    Schedule 5.1(A) and (B) (as such schedule may be amended or supplemented from time to time) sets forth under the appropriate headings: (1) the full legal name of the Borrower, (2) all trade names or other names under which the Borrower currently conducts business, (3) the type of organization of the Borrower; (4) the jurisdiction of organization of the Borrower; (5) the Borrower’s organizational identification number, and (6) the jurisdiction where the chief executive office of the Borrower or its sole place of business is located;

(b)    except as provided on Schedule 5.1(C) (as such schedule may be amended or supplemented from time to time as a result of actions undertaken in accordance with the provisions of the Financing Documents after the Closing Date), the Borrower has not changed its name, jurisdiction of organization, chief executive office or sole place of business and has not done business under any other name, in each case, within the past five (5) years; and

(c)    the Borrower has been duly incorporated and is validly existing as a corporation under the laws of the State of Delaware, and has not filed any certificates of dissolution or liquidation, any certificates of domestication, transfer or continuance in the State of Delaware or in any other jurisdiction.

5.2    Collateral Identification, Special Collateral.

(a)    Schedule 5.2 (as such schedule may be amended or supplemented from time to time) sets forth under the appropriate headings (i) all of the Borrower’s: (1) Pledged Equity Interests, (2) Pledged Debt, (3) Securities Accounts, (4) Deposit

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Accounts (including Excluded Deposit Accounts), (5) Commodity Contracts and Commodity Accounts, (6) United States and foreign registrations and issuances of and applications for Patents, Trademarks, and Copyrights owned by the Borrower, (7) Patent Licenses, Trademark Licenses, Trade Secret Licenses and Copyright Licenses, and (8) Commercial Tort Claims in excess of $10,000,000, in each case, to the extent included in the Collateral. The Borrower shall supplement such schedules as necessary to ensure that such schedules are accurate on each Credit Date; and

(b)    all information supplied by the Borrower with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

5.3    Ownership of Collateral and Absence of Other Liens.

(a)    It owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each item of Collateral free and clear of any and all Liens, rights or claims of all other Persons, including Liens arising as a result of the Borrower becoming bound (as a result of merger or otherwise) as debtor under a security agreement entered into by another Person other than, any Permitted Liens; and

(b)    other than any financing statements filed in favor of the Collateral Agent, no effective financing statement, fixture filing or other instrument similar in effect under any applicable law covering all or any part of the Collateral is on file in any filing or recording office except for (x) financing statements for which duly authorized proper termination statements have been delivered to the Collateral Agent for filing and (y) financing statements filed in connection with Permitted Liens. Other than the Collateral Agent and any automatic control in favor of a Bank, Securities Intermediary or Commodity Intermediary maintaining a Deposit Account, Securities Account or Commodity Contract, no Person is in Control of any Collateral.

5.4    Status of Security Interest.

(a)    Upon the filing of financing statements naming the Borrower as “debtor” and the Collateral Agent as “secured party” and describing the Collateral in the filing offices set forth opposite the Borrower’s name on Schedule 5.4 hereof (as such schedule may be amended or supplemented from time to time), the security interest of the Collateral Agent in all Collateral that can be perfected by the filing of a financing statement under the Uniform Commercial Code as in effect in any jurisdiction will constitute a valid, perfected, first-priority Lien, subject, in the case of priority only, to any Permitted Liens with respect to Collateral. Each agreement purporting to give the Collateral Agent Control over any Collateral is effective to establish the Collateral Agent’s Control of the Collateral subject thereto;

(b)    to the extent perfection or priority of the security interest therein is not subject to Article 9 of the UCC, upon recordation (if any) of the security interests granted hereunder in Patents, Trademarks, Copyrights and exclusive Copyright Licenses in the applicable intellectual property registries, including the United States Patent and

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Trademark Office and the United States Copyright Office, the security interests granted to the Collateral Agent hereunder shall constitute valid, perfected, first-priority Liens (subject, in the case of priority only, to Permitted Liens);

(c)    no authorization, consent, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other Person is required for either (i) the pledge or grant by the Borrower of the Liens purported to be created in favor of the Collateral Agent hereunder or (ii) the exercise by Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except (A) for the filings contemplated by Sections 5.4(a) and 5.4(b) above and (B) as may be required, in connection with the disposition of any Investment Related Property included in the Collateral, by laws generally affecting the offering and sale of Securities; and

(d)    the Borrower is in compliance with its obligations under Section 4 hereof.

5.5    Reserved

5.6    Pledged Equity Interests.

(a)    It is the record and beneficial owner of the Pledged Equity Interests included in the Collateral free of all Liens, rights or claims of other Persons and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests included in the Collateral, in each case, other than Permitted Liens;

(b)    subject to the exercise of commercially reasonable efforts by the Borrower as set forth in Section 4.4(b), no consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or desirable in connection with the creation, perfection or first-priority status of the security interest of the Collateral Agent in any Pledged Equity Interests included in the Collateral or the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof except such as have been obtained; and

(c)    except as set forth on Schedule 5.6 (as such schedule may be amended or supplemented from time to time), all of the Pledged LLC Interests and Pledged Partnership Interests included in the Collateral are or represent interests that by their terms provide that they are securities governed by the uniform commercial code of an applicable jurisdiction.

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SECTION 6.    COVENANTS AND AGREEMENTS

The Borrower hereby covenants and agrees that:

6.1    Borrower Information and Status. Without limiting any prohibitions or restrictions on mergers or other transactions set forth in the Credit Agreement or any other Financing Document and without derogation of any rights under the Credit Agreement or any other Financing Document in respect of the foregoing, it shall not change its name, identity, corporate structure (e.g., by merger, consolidation, change in corporate form or otherwise), sole place of business, chief executive office, organizational identification number, type of organization or jurisdiction of organization or establish any trade names unless it shall have taken all actions necessary or advisable to maintain the continuous validity, perfection and the same priority of the Collateral Agent’s security interest in the Collateral granted or intended to be granted and agreed to hereby, and shall provide notice to the Collateral Agent of such change promptly thereafter.

6.2    Collateral Identification; Special Collateral.

(a)    In the event that it hereafter acquires any Collateral of a type described in Section 5.2(a) hereof, it shall promptly notify the Collateral Agent thereof in writing and take such actions and execute such documents and make such filings, all at the Borrower’s expense, as the Collateral Agent may reasonably request in order to ensure that the Collateral Agent has a valid, perfected, first-priority security interest in such Collateral, subject in the case of priority only, to any Permitted Liens. Notwithstanding the foregoing, the Borrower shall not be required to notify the Collateral Agent or take any such action unless such Collateral is of a material value or is otherwise material to the Borrower’s business; and

(b)    In the event that it hereafter acquires or has any Commercial Tort Claim in excess of $10,000,000, it shall deliver to the Collateral Agent a completed Pledge Supplement together with all Supplements to Schedules thereto, identifying such new Commercial Tort Claims.

6.3    Ownership of Collateral and Absence of Other Liens. Except for the security interest created by this Agreement, it shall not create or suffer to exist any Lien upon or with respect to any of the Collateral, other than Permitted Liens, and it shall defend the Collateral against all Persons at any time claiming any interest therein (other than Permitted Liens).

6.4    Pledged Equity Interests, Investment Related Property.

(a)    Except as provided in the next sentence, in the event the Borrower receives any dividends, interest or distributions on any Pledged Equity Interest included in the Collateral or other Investment Related Property included in the Collateral, then (i) such dividends, interest or distributions and securities or other property shall be included in the definition of Collateral without further action and (ii) the Borrower shall promptly take all steps, if any, necessary or advisable to ensure the validity, perfection, priority and, if applicable, control of the Collateral Agent over such Investment Related Property (including delivery thereof to the Collateral Agent), and pending any such action the Borrower shall be deemed to hold such dividends, interest, distributions, securities or

EXHIBIT H-18

other property in trust for the benefit of the Collateral Agent and shall segregate such dividends, distributions, securities or other property from all other property of the Borrower. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, the Collateral Agent authorizes the Borrower to retain all ordinary cash dividends and distributions paid in the ordinary course of the business of the issuer and consistent with the past practice of the issuer and all payments of interest on any Investment Related Property, and the Borrower shall not be required to segregate any such dividends, distributions or interest pursuant to the preceding sentence;

(b)    Voting.

(i)    So long as no Event of Default shall have occurred and be continuing, the Borrower shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Investment Related Property included in the Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the other Financing Documents; and

(ii)    Upon the occurrence and during the continuation of an Event of Default:

(1)    all rights of the Borrower to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights; and

(2)    in order to permit the Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder: (1) the Borrower shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and (2) the Borrower acknowledges that the Collateral Agent may utilize the power of attorney set forth in Section 8.1;

(c)    except as expressly permitted by the Financing Documents, without the prior written consent of the Collateral Agent, it shall not vote to enable or take any other action to amend or terminate any partnership agreement, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents in any way that materially changes the rights of the Borrower with respect to any Investment Related Property included in the Collateral or adversely affects the validity, perfection or priority of the Collateral Agent’s security interest; and

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(d)    except as expressly permitted by the Financing Documents, without the prior written consent of the Collateral Agent, it shall not permit any issuer of any Pledged Equity Interest included in the Collateral to merge or consolidate unless (i) the outstanding Equity Interests of the surviving or resulting corporation, limited liability company, partnership or other entity are, upon such merger or consolidation, pledged hereunder to the extent required to be pledged; and (ii) the Borrower complies with the delivery and control requirements of Section 4 hereof.

6.5    Status of Security Interest.

(a)    Subject to the limitations set forth in Section 6.5(b), the Borrower shall maintain the security interest of the Collateral Agent hereunder in all Collateral as valid, perfected, first-priority Liens (subject, in the case of priority only, to Permitted Liens).

(b)    Notwithstanding the foregoing, the Borrower shall not be required to take any action to perfect any Collateral except as and to the extent specified in Sections 4, 6 and 7 hereof.

SECTION 7.    FURTHER ASSURANCES

(a)    The Borrower agrees that it shall, from time to time and at its sole expense, promptly execute and deliver all further instruments and documents, and take all further action, that the Collateral Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral; provided that, notwithstanding anything herein to the contrary, the Borrower shall not be obligated to enter into or record any mortgages or other real property filings with respect to any Real Estate Asset that it owns as of the date hereof (or any extensions of any lease agreement related thereto) or that is subject to any Government Rule relating to flood hazard insurance. Without limiting the generality of the foregoing, the Borrower shall:

(i)    file such financing or continuation statements, or amendments thereto, record security interests in material Intellectual Property and execute and deliver such other agreements, instruments, endorsements, powers of attorney, documents or notices, as the Collateral Agent may reasonably request, in order to effect, reflect, perfect and preserve the security interests granted or purported to be granted hereby;

(ii)    at any reasonable time, upon reasonable request by the Collateral Agent, allow inspection of the Collateral by the Collateral Agent, or persons designated by the Collateral Agent;

(iii)    at the Collateral Agent’s request, appear in and defend any action or proceeding that may affect the Borrower’s title to or the Collateral Agent’s security interest in all or any part of the Collateral; and

EXHIBIT H-20

(iv)    furnish the Collateral Agent with such information regarding the Collateral, including the location thereof, as the Collateral Agent may reasonably request from time to time.

(b)    The Borrower hereby authorizes the Collateral Agent to file a Record or Records, including financing or continuation statements, Intellectual Property security agreements and amendments and supplements to any of the foregoing, in any jurisdictions and with any filing offices as the Collateral Agent may determine, in its sole discretion, are necessary or advisable to perfect or otherwise protect the security interest granted to the Collateral Agent herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Agent herein, including describing such property as “all assets, whether now owned or hereafter acquired, developed or created” or words of similar effect. The Borrower shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

SECTION 8.    COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT

8.1    Power of Attorney. The Borrower hereby irrevocably appoints the Collateral Agent (such appointment being coupled with an interest) as the Borrower’s attorney-in-fact, with full authority in the place and stead of the Borrower and in the name of the Borrower, the Collateral Agent or otherwise, from time to time in the Collateral Agent’s discretion to take any action and to execute any instrument that the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including the following:

(a)    upon the occurrence and during the continuance of any Event of Default, to obtain and adjust insurance required to be maintained by the Borrower or paid to the Collateral Agent pursuant to the Credit Agreement;

(b)    upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c)    upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with Section 8.1(b) above;

(d)    upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral;

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(e)    to prepare and file any UCC financing statements against the Borrower as debtor;

(f)    to prepare, sign, and file for recordation in any intellectual property registry, appropriate evidence of the lien and security interest granted herein in any Intellectual Property in the name of the Borrower as debtor;

(g)    to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including access to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its sole discretion, any such payments made by the Collateral Agent to become obligations of the Borrower to the Collateral Agent, due and payable immediately without demand; and

(h)    upon the occurrence and during the continuance of any Event of Default, generally to sell, transfer, lease, license, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and at the Borrower’s expense, at any time or from time to time, all acts and things that the Collateral Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as the Borrower might do.

8.2    No Duty on the Part of Collateral Agent or the Secured Parties. The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to the Borrower for any act or failure to act hereunder, except for their own gross negligence or willful misconduct as determined by the non-appealable judgment of a court of competent jurisdiction.

8.3    Appointment Pursuant to Collateral Agency Appointment Agreement. The Collateral Agent has been appointed as collateral agent pursuant to the Collateral Agency Appointment Agreement. The rights, duties, privileges, immunities and indemnities of the Collateral Agent hereunder are subject to the provisions of the Collateral Agency Appointment Agreement.

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SECTION 9.    REMEDIES

9.1    Generally.

(a)    If any Event of Default shall have occurred and be continuing, the Collateral Agent may exercise (in each case, subject to applicable law and the terms of the Credit Agreement and the Collateral Agency Appointment Agreement) in respect of the Collateral, in addition to all other rights and remedies provided for in this Agreement, the Credit Agreement or the Collateral Agency Appointment Agreement or otherwise available to it at law or in equity, all the rights and remedies of the Collateral Agent on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

(i)    proceed to protect and enforce the rights vested in it by this Agreement and under the UCC;

(ii)    cause all revenues hereby pledged as security and all other moneys and other property pledged hereunder to be paid and/or delivered directly to it, by demanding, suing for, collecting and/or receiving any such moneys and property;

(iii)    cause any action at law or suit in equity or other proceeding to be instituted and prosecuted to collect or enforce any obligation or right hereunder or included in the Collateral, including specific enforcement of any covenant or agreement contained herein, or to foreclose or enforce the security interest in all or any part of the Collateral granted herein, or to enforce any other legal or equitable right vested in it by this Agreement, the Credit Agreement, the Collateral Agency Appointment Agreement or applicable Government Rules;

(iv)    foreclose or enforce any agreement or instrument by or under or pursuant to which the Secured Obligations are issued or secured;

(v)    incur reasonable and documented expenses, including attorneys’ fees, consultants’ fees and other reasonable costs appropriate to the exercise of any right or power under this Agreement, the Credit Agreement or the Collateral Agency Appointment Agreement;

(vi)    perform any obligation of the Borrower hereunder or under any other Financing Document or any Assigned Agreement, make payments, submit drawing certificates under any letter of credit, purchase, contest or compromise any encumbrance, charge or Lien, and pay taxes and expenses of the Borrower and insure, process, replace, alter, add, improve, preserve and/or protect the Collateral;

(vii)    defend any suit, action or proceeding brought against the Borrower with respect to any Collateral;

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(viii)    make any reasonable compromise or settlement deemed desirable with respect to any of the Collateral or any suit, action or proceeding related thereto and, in connection therewith, may extend the time of payment, arrange for payment installments, or otherwise modify the terms of, any Collateral;

(ix)    secure the appointment of a receiver of the Collateral or any part thereof, whether incidental to a proposed sale of the Collateral or otherwise, and all disbursements made by such receiver and the expenses of such receivership shall be added to and be made a part of the Obligations, and, whether or not said principal sum, including such disbursements and expenses, exceeds the indebtedness originally intended to be secured hereby, the entire amount of said sum, including such disbursements and expenses, shall be secured by this Agreement and shall be due and payable upon demand therefor and thereafter shall bear interest at the Default Rate or the maximum rate permitted by applicable Government Rules, whichever is less;

(x)    enter into any extension, reorganization, deposit, merger, consolidation or other agreement pertaining to, or deposit, surrender, accept, hold or apply other property in exchange for, the Collateral or any part thereof;

(xi)    transfer the Collateral or any part thereof to the name of the Collateral Agent or to the name of the Collateral Agent’s nominee;

(xii)    take possession of and endorse in the name of the Borrower or in the name of the Collateral Agent, for the account of the Borrower, any bills of exchange, invoices, freight or express bills, storage or warehouse receipts, bills of lading, checks, drafts, money orders, notes or any other chattel paper, assignments, verifications, notices, documents or instruments constituting all or any part of the Collateral or received as interest, rent or other payment on or on account of the Collateral or any part thereof or on account of its sale or lease;

(xiii)    execute (in the name, place and stead of the Borrower) endorsements, assignments and other instruments of conveyance or transfer with respect to all or any of the Collateral;

(xiv)    take any other action which the Collateral Agent deems necessary or desirable to protect or realize upon its security interest in the Collateral or any part thereof;

(xv)    require the Borrower to, and the Borrower hereby agrees that it shall, at its expense and promptly upon request of the Collateral Agent, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties;

(xvi)    take possession of the Collateral and of any and all books of account and records of the Borrower relating to any of the Collateral and render

EXHIBIT H-24

it usable and repair and/or renovate the same without, however, any obligation to do so, and enter upon, or authorize its designated agent to enter upon, any location where the same may be located for that purpose (including the right of the Collateral Agent to exclude the Borrower and all Persons claiming access through the Borrower from any access to the Collateral or to any part thereof), and the Collateral Agent and its representatives are hereby granted an irrevocable license to enter upon such premises for such purpose with or without judicial process, and to hold, control, manage, operate, rent and lease the Collateral, collect all rents, issues, profits, fees, revenues and other income from the Collateral and apply the same as provided for in the Financing Documents;

(xvii)    prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Collateral Agent deems appropriate;

(xviii)     without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable;

(xix)    make formal application for the transfer of all or any of the Government Approvals relating to the Collateral or to the Borrower’s business to the Collateral Agent or to any assignee of the Collateral Agent or to any purchaser of any of the Collateral;

(xx)    appoint another Person (who may be an employee, officer or other representative of the Collateral Agent) to do any of the foregoing, or take any other action permitted hereunder, as agent for or representative of, and on behalf of, the Collateral Agent; and

(xxi)    exercise any other or additional rights or remedies granted to the Collateral Agent under any other provision of this Agreement or the Collateral Agency Appointment Agreement or exercisable by a secured party under the UCC (whether or not the UCC is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including the right, to the fullest extent permitted by applicable law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Collateral Agent were the sole and absolute owner thereof (and the Borrower agrees to take all such action as may be appropriate to give effect to such right).

(b)    The Collateral Agent or any other Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent the portion

EXHIBIT H-25

of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and the Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of the Borrower, and the Borrower hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Borrower agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Borrower agrees that it would not be commercially unreasonable for the Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. The Borrower hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, the Borrower shall be liable for the deficiency and the fees of any attorneys employed by the Collateral Agent to collect such deficiency. The Borrower further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Collateral Agent, that the Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against the Borrower, and the Borrower hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities. Nothing in this Section shall in any way limit the rights of the Collateral Agent hereunder.

(c)    The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(d)    The Collateral Agent shall have no obligation to marshal any of the Collateral.

EXHIBIT H-26

9.2    Application of Proceeds. All proceeds received by the Collateral Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be applied by the Collateral Agent as provided in Section 4.1 (Recoveries) of the Collateral Agency Appointment Agreement.

9.3    Sales on Credit. If the Collateral Agent sells any of the Collateral upon credit, the Borrower will be credited only with payments actually made by the purchaser and received by the Collateral Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Collateral Agent may resell the Collateral and the Borrower shall be credited with proceeds of the sale.

9.4    Investment Related Property. The Borrower recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Investment Related Property included in the Collateral conducted without prior registration or qualification of such Investment Related Property under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire such Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof. The Borrower acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, the Borrower agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property included in the Collateral for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If the Collateral Agent determines to exercise its right to sell any or all of the Investment Related Property included in the Collateral, upon written request, the Borrower shall, and shall use commercially reasonable efforts to cause each issuer of any Pledged Stock to be sold hereunder, each partnership and each limited liability company from time to time to, furnish to the Collateral Agent all such information as the Collateral Agent may reasonably request in order to determine the number and nature of interest, shares or other instruments included in the Investment Related Property which may be sold by the Collateral Agent in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

9.5    Grant of Intellectual Property License. For the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies under Section 9 hereof at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, the Borrower hereby grants to the Collateral Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to the Borrower), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of the Borrower to avoid the risk of invalidation of such Trademarks,

EXHIBIT H-27

to use, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired, developed or created by the Borrower, wherever the same may be located. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.

9.6    Intellectual Property.

(a)    Anything contained herein to the contrary notwithstanding, in addition to the other rights and remedies provided herein, upon the occurrence and during the continuation of an Event of Default:

(i)    the Collateral Agent shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of the Borrower, the Collateral Agent or otherwise, in the Collateral Agent’s sole discretion, to enforce any Intellectual Property rights of the Borrower, in which event the Borrower shall, at the request of the Collateral Agent, do any and all lawful acts and execute any and all documents required by the Collateral Agent in aid of such enforcement, and the Borrower shall promptly, upon demand, reimburse and indemnify the Collateral Agent as provided in Section 12 hereof in connection with the exercise of its rights under this Section 9.6;

(ii)    upon written demand from the Collateral Agent, the Borrower shall grant, assign, convey or otherwise transfer to the Collateral Agent or such Collateral Agent’s designee all of the Borrower’s right, title and interest in and to any Intellectual Property and shall execute and deliver to the Collateral Agent such documents as are necessary or appropriate to carry out the intent and purposes of this Agreement;

(iii)    the Borrower agrees that such an assignment and/or recording shall be applied to reduce the Secured Obligations outstanding only to the extent that the Collateral Agent (or any other Secured Party) receives cash proceeds in respect of the sale of, or other realization upon, any such Intellectual Property;

(iv)    the Collateral Agent shall have the right to notify, or require the Borrower to notify, any obligors with respect to amounts due or to become due to the Borrower in respect of any Intellectual Property of the Borrower, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to the Collateral Agent, and, upon such notification and at the expense of the Borrower, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as the Borrower might have done.

(b)    If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no

EXHIBIT H-28

other Event of Default shall have occurred and be continuing, (iii) an assignment or other transfer to the Collateral Agent of any rights, title and interests in and to any Intellectual Property of the Borrower shall have been previously made and shall have become absolute and effective, and (iv) the Secured Obligations shall not have become immediately due and payable, upon the written request of the Borrower, the Collateral Agent shall promptly execute and deliver to the Borrower, at the Borrower’s sole cost and expense, such assignments or other transfer as may be necessary to reassign to the Borrower any such rights, title and interests as may have been assigned to the Collateral Agent as aforesaid, subject to any disposition thereof that may have been made by the Collateral Agent; provided that, after giving effect to such reassignment, the Collateral Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of the Collateral Agent granted hereunder, shall continue to be in full force and effect; and provided further that the rights, title and interests so reassigned shall be free and clear of any other Liens granted by or on behalf of the Collateral Agent and the Secured Parties.

9.7    Cash Proceeds; Deposit Accounts. (a) If any Event of Default shall have occurred and be continuing, all Proceeds of any Collateral received by the Borrower consisting of cash, checks and other near-cash items (collectively, “Cash Proceeds”) shall be held by the Borrower in trust for the Collateral Agent, segregated from other funds of the Borrower, and shall, forthwith upon receipt by the Borrower, be turned over to the Collateral Agent in the exact form received by the Borrower (duly indorsed by the Borrower to the Collateral Agent, if required) and held by the Collateral Agent in the Collateral Account(s). Except as otherwise set forth in Section 9.2, any Cash Proceeds received by the Collateral Agent (whether from the Borrower or otherwise) may, in the sole discretion of the Collateral Agent, (A) be held by the Collateral Agent for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations (whether matured or unmatured) and/or (B) then or at any time thereafter may be applied by the Collateral Agent against the Secured Obligations then due and owing.

(b)    If any Event of Default shall have occurred and be continuing, the Collateral Agent may apply the balance from any Deposit Account included in the Collateral or instruct the bank at which any such Deposit Account is maintained to pay the balance of any such Deposit Account to or for the benefit of the Collateral Agent.

SECTION 10.    COLLATERAL AGENT

The Collateral Agent has been appointed to act as Collateral Agent hereunder by the Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Collateral), solely in accordance with this Agreement and the other Financing Documents. In furtherance of the foregoing provisions of this Section 10, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder (including to (i) request judicial relief, in any insolvency or liquidation proceeding or in any other court, that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or

EXHIBIT H-29

remedy otherwise available to the Secured Parties in respect of the Liens granted to the Collateral Agent for the benefit of the Secured Parties; (ii) oppose or otherwise contest (or support any other Person in contesting) any motion for relief from the automatic stay or any motion to contest any injunction against foreclosure or enforcement of Liens granted to the Collateral Agent, for the benefit of the Secured Parties, made by the Collateral Agent, acting at the direction of, or as consented to by, the Administrative Agent in any insolvency or liquidation proceeding; (iii) oppose or otherwise contest (or support any other Person in contesting) any lawful exercise by the Collateral Agent, acting at the direction of, or as consented to by, the Administrative Agent, of the right to ratably credit bid the Obligations at any sale in foreclosure of the Liens granted to the Collateral Agent, for the benefit of the Secured Parties; or (iv) oppose or otherwise contest (or support any other Person in contesting) any other request for judicial relief made in any court by the Collateral Agent, acting at the direction of, or as consented to by, the Administrative Agent relating to the lawful enforcement of any Lien), it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms of this Section 10. The Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to the applicable Financing Documents for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under any of the Security Documents shall be entitled to the benefits of all provisions of Section 8 (Agents) of the Credit Agreement, and Article 5 (Actions by the Collateral Agent) of the Collateral Agency Appointment Agreement (as though such co-agents, sub-agents and attorneys-in-fact were the “Collateral Agent” named therein) as if set forth in full herein with respect thereto.

SECTION 11.    CONTINUING SECURITY INTEREST; TRANSFER OF LOANS

This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the Discharge of Obligations, be binding upon the Borrower, its successors and assigns, and inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and its successors, transferees and assigns. Without limiting the generality of the foregoing, but subject to the terms of the Financing Documents, any holder of the Secured Obligations may assign or otherwise transfer any such Secured Obligations held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Secured Parties herein or otherwise. Upon the Discharge of Obligations, the security interest granted hereby shall automatically terminate hereunder and of record and all rights to the Collateral shall revert to the Borrower. Upon any such termination the Collateral Agent shall, at the Borrower’s expense, execute and deliver to the Borrower or otherwise authorize the filing of such documents as the Borrower shall reasonably request, including financing statement amendments, to evidence such termination. Upon any disposition of property permitted by the Financing Documents, the Liens granted herein shall be deemed to be automatically released and such property shall automatically revert to the Borrower with no further action on the part of any Person. The Collateral Agent shall, at the Borrower’s expense, execute and deliver or otherwise authorize the filing of such documents as the Borrower shall reasonably request, in form and substance reasonably satisfactory to the Collateral Agent, including financing statement amendments, to evidence such release.

EXHIBIT H-30

SECTION 12.    STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM

The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Borrower or otherwise. If the Borrower fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by the Borrower under Section 7.2 (Expenses) of the Collateral Agency Appointment Agreement.

SECTION 13.    RESERVED

SECTION 14.    MISCELLANEOUS

14.1    Notices. Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 9.1 (Notices) of the Credit Agreement. Notices to the Collateral Agent required or permitted to be given under this Agreement shall be sent to the address set forth below:

Address:	245 Park Avenue – 5th Floor
New York, NY 10167
Attention: Ellen Turkel
Telephone:	(212) 278-6437
Fax:	(212) 278-6878
Email:	ellen.turkel@sgcib.com

with a copy to:

Address:	Edward Grimm
245 Park Avenue
New York, NY 10167
Telephone:	(212) 278-6450
Fax:	(212) 278-6878
Email:	edward.grimm@sgcib.com

EXHIBIT H-31

14.2    Miscellaneous.

No failure or delay on the part of the Collateral Agent in the exercise of any power, right or privilege under this Agreement or the Collateral Agency Appointment Agreement shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement, the Credit Agreement, and the other Financing Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. This Agreement shall be binding upon and inure to the benefit of the Collateral Agent and the Borrower and their respective successors and assigns. The Borrower shall not, without the prior written consent of the Collateral Agent and all Lenders, assign any right, duty or obligation hereunder. The Financing Documents embody the entire agreement and understanding between the Borrower and the Collateral Agent and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Financing Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

14.3    Governing Law; Waiver of Jury Trial, etc.

(a)    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)    SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER Financing DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF

EXHIBIT H-32

AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 14.1 HEREOF; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) IN THE CASE OF THE BORROWER ONLY, AGREES THAT AGENTS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST the BORROWER IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY SECURITY DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT. EACH PARTY, FOR ITSELF AND ITS AFFILIATES, AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c)    EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER Financing DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED THEREBY OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS

EXHIBIT H-33

FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 14.3(c) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER FINANCING DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE EXTENSIONS OF CREDIT MADE PURSUANT TO THE Financing DOCUMENTS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[Signature pages follow]

EXHIBIT H-34

IN WITNESS WHEREOF, the Borrower and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

CHENIERE ENERGY, INC., a Delaware corporation, as the Borrower

By:
Name:
Title:

SOCIÉTÉ GÉNÉRALE, as the Collateral Agent

By:
Authorized Signatory

[Signature Page to Pledge and Security Agreement]